                                            REGISTRATION STATEMENT NO. 333-94293



    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ELOYALTY CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

             DELAWARE                              7373                             36-4304577
  (State or Other Jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  Incorporation or Organization)        Classification Code Number)             Identification No.)

                           205 NORTH MICHIGAN AVENUE
                                   SUITE 1500
                            CHICAGO, ILLINOIS 60601
                                 (312) 228-4500
   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)
                             ---------------------

                                KELLY D. CONWAY
                              ELOYALTY CORPORATION
                           205 NORTH MICHIGAN AVENUE
                                   SUITE 1500
                            CHICAGO, ILLINOIS 60601
                                 (312) 228-4500
(Name, address, including zip code and telephone number, including area code, of agent for service)
                             ---------------------

                  Please Send Copies of All Communications To:


                                                                        JOHN M. O'HARE
                  PAUL R. PETERSON                                    STEVEN SUTHERLAND
            TECHNOLOGY SOLUTIONS COMPANY                               SIDLEY & AUSTIN
             205 NORTH MICHIGAN AVENUE                                  BANK ONE PLAZA
                     SUITE 1500                                    10 SOUTH DEARBORN STREET
              CHICAGO, ILLINOIS 60601                              CHICAGO, ILLINOIS 60603
                   (312) 228-4500                                       (312) 853-7000


                             ---------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                [TSC LETTERHEAD]


                                                               February   , 2000


Dear Stockholders:


     The Board of Directors of Technology Solutions Company (TSC) has decided to separate the two divisions of TSC through a spin-off of the eLoyalty division. TSC will accomplish this spin-off by transferring the eLoyalty business to a newly created company called eLoyalty Corporation and then distributing the common stock of eLoyalty owned by TSC to TSC stockholders. Following the spin-off, eLoyalty will be a new, independent public company that will trade on The Nasdaq National Market under the symbol "ELOY." The spin-off will occur on
or about February   , 2000.



     TSC will continue to be a public company and TSC common stock will continue to trade on The Nasdaq National Market under the symbol "TSCC." TSC will focus on its remaining business, the E-Solutions division. The E-Solutions division provides consulting and systems integration services that help companies apply technology to improve the way they do business, specifically in the areas of eCommerce, supply chain management, computer based training and resource planning.



     If you own TSC common stock as of the close of business on February   ,
2000, you will receive one share of eLoyalty common stock for every one share of TSC common stock you own at that time. You should receive your eLoyalty shares
shortly after February   , 2000.



     You do not need to take any action for the spin-off to occur. You do not have to pay for the shares of eLoyalty common stock that you will receive in the spin-off, nor do you have to surrender or exchange shares of TSC common stock in order to receive your shares of eLoyalty common stock. The number of shares of TSC common stock that you own will not change as a result of the spin-off. TSC has received a ruling from the IRS that the spin-off will be tax-free to TSC and its stockholders.


     This information statement/prospectus gives you information about TSC, eLoyalty and the spin-off. We are enthusiastic about the spin-off and the opportunities that await these two separate companies. We encourage you to read this document carefully to learn more about the two companies and this spin-off.

                                            Sincerely,

                                            William H. Waltrip
                                            Chairman of the Board

                                [TSC LETTERHEAD]

[eLOYALTY LOGO]


                                                               February   , 2000


Dear Future Stockholders,

     Welcome to eLoyalty.


     It is with great pleasure that we are sharing with you the exciting news about eLoyalty. In March of 1999, the Technology Solutions Company Board of Directors announced its decision to spin-off eLoyalty into a separate, publicly traded company. If you own Technology Solutions Company common stock on the
record date of February   , 2000 you will become a stockholder in eLoyalty as
well as retain your ownership of Technology Solutions Company.


     We believe that the spin-off will have significant impact on advances in the arena of customer loyalty. Consider the following:

     - After the spin-off, we will be the largest pure-play customer relationship solutions provider in the industry;


     - We design solutions to help companies build loyalty across the various ways that companies communicate with their customers;



     - We offer a broad knowledge of electronic customer relationship management technologies to deploy loyalty solutions across the Internet, e-mail, web-chat, telephone and fax;


     - We have highly experienced professionals specializing in customer loyalty; and


     - Our investment in research and development improves the effectiveness of our solutions and will enable us to remain a driving force in the evolution of customer loyalty.


     We encourage you to read this information statement/prospectus to learn more about eLoyalty. We look forward to the focus and expansion that will be possible for eLoyalty as a stand-alone public company. We believe that eLoyalty, as an independent company, will be better able to provide complete solutions for our clients and adapt to rapid technology change. We are committed to building an exciting and rewarding company that is worthy of your investment.

                                            Sincerely,

                                            Kelly D. Conway
                                            President and
                                            Chief Executive Officer

                             [ELOYALTY LETTERHEAD]

       THE MATERIAL IN THIS INFORMATION STATEMENT/PROSPECTUS MAY BE REVISED OR COMPLETED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THE COMMON STOCK OF ELOYALTY WITH THE SECURITIES AND EXCHANGE COMMISSION. WE WILL NOT ISSUE THESE SECURITIES BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 1, 2000



                        INFORMATION STATEMENT/PROSPECTUS


                                [ELOYALTY LOGO]

                              eLOYALTY CORPORATION
                                  COMMON STOCK


     We are furnishing you with this information statement/prospectus in connection with the spin-off by Technology Solutions Company of all of the outstanding shares of common stock of eLoyalty Corporation owned by Technology Solutions Company to stockholders of Technology Solutions Company.



     Technology Solutions Company will accomplish the spin-off by distributing all issued and outstanding shares of our common stock owned by Technology Solutions Company to holders of record of Technology Solutions Company common
stock. The distribution of eLoyalty common stock will be made on February   ,
2000 to holders of record of Technology Solutions Company common stock at the
close of business on February   , 2000. This spin-off will be accomplished
through a distribution of one share of common stock of eLoyalty for every one share of Technology Solutions Company common stock. NO CONSIDERATION WILL BE PAYABLE BY TECHNOLOGY SOLUTIONS COMPANY STOCKHOLDERS FOR THE ELOYALTY SHARES, NOR WILL THEY BE REQUIRED TO SURRENDER OR EXCHANGE SHARES OF TECHNOLOGY SOLUTIONS COMPANY COMMON STOCK OR TAKE ANY OTHER ACTION IN ORDER TO RECEIVE THE ELOYALTY SHARES.



     There is currently no public market for the common stock of eLoyalty, although it is expected that a "when-issued" trading market may develop prior to the time of the spin-off. eLoyalty common stock has been approved for listing on The Nasdaq National Market under the symbol "ELOY," subject to official notice of issuance.



     IN REVIEWING THIS INFORMATION STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 9.


                             ---------------------

                       WE ARE NOT ASKING YOU FOR A PROXY
                 AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS INFORMATION STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THIS INFORMATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO
          SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

                             ---------------------


     THE DATE OF THIS INFORMATION STATEMENT/PROSPECTUS IS FEBRUARY   , 2000

                               TABLE OF CONTENTS


Summary.....................................................    1
Risk Factors................................................    9
The Spin-Off................................................   23
eLoyalty's Business.........................................   29
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   45
eLoyalty Capitalization.....................................   61
eLoyalty Financing..........................................   62
eLoyalty Selected Financial Data............................   63
eLoyalty's Relationship with Technology Solutions Company
  After the Spin-Off........................................   65
eLoyalty's Management.......................................   71
Ownership of eLoyalty Common Stock by Certain Beneficial
  Owners....................................................   80
Description of eLoyalty Capital Stock.......................   81
Certain Transactions........................................   90
eLoyalty's 2001 Annual Meeting of Stockholders..............   91
Legal Matters...............................................   91
Experts.....................................................   91
Additional Information......................................   92
Index to Financial Statements and Schedule..................  F-1
Schedules...................................................  S-1
Annex A -- Opinion of Credit Suisse First Boston............  A-1



     Until           , 2000, all dealers that effect transactions in these
securities may be required to deliver this information statement/prospectus.

                                    SUMMARY

     This summary highlights selected information from this information statement/prospectus, but does not contain all details concerning the spin-off and eLoyalty, including information that may be important to you. To better understand the spin-off and the business and financial position of eLoyalty you should carefully review this entire document.


     In this information statement/prospectus, "eLoyalty," "we," "our" and "us" each refers to eLoyalty Corporation and the business we conducted as a division of Technology Solutions Company.


             QUESTIONS AND ANSWERS ABOUT ELOYALTY AND THE SPIN-OFF


What is the spin-off?........  The spin-off is designed to separate Technology
                               Solutions Company's E-Solutions and eLoyalty businesses into separate publicly traded companies. Technology Solutions Company will accomplish the spin-off by distributing to Technology Solutions Company stockholders as a dividend all of the outstanding common stock of eLoyalty owned by Technology Solutions Company. For every share of Technology Solutions Company common stock that you own of record on February
                                 , 2000 you will receive one share of eLoyalty
                               common stock. For example, if you own 200 shares
                               of Technology Solutions Company common stock on the record date, you will receive 200 shares of eLoyalty common stock in the spin-off.



Why is Technology Solutions
  Company effecting the
  spin-off?..................  Technology Solutions Company's board of directors and management believe that separating eLoyalty from the rest of Technology Solutions Company's business will allow both Technology Solutions Company and eLoyalty to:


                                    - focus their attention and financial
                                      resources on their respective businesses;

                                    - pursue different strategies;

                                    - react quickly to changing market
                                      environments;

                                    - focus on each company's own strategic
                                      plan;

                                    - develop incentive programs tailored to
                                      their own business; and

                                    - have greater capital planning flexibility
                                      and simplify their organizational and
                                      internal reporting structures.


What is the business of
eLoyalty?....................  eLoyalty is a management consulting and information technology services company that provides solutions designed to improve customer relationships for our clients.



                               eLoyalty is currently a subsidiary of Technology Solutions Company and will become an independent publicly traded company upon completion of the spin-off.



What are customer
relationships?...............  Companies build relationships with their customers through a chain of events including marketing, sales and post sale customer service. During this chain of events, companies communicate and interact with their customers in a variety of different ways including:


                                    - person to person;

                                    - over the Internet;

                                    - by telephone;

                                    - by e-mail; and

                                    - by fax.




                               We believe the complexity increases as the customer purchases more than one product or service. Therefore, large companies are often organized into separate product divisions that communicate with customers independently of other divisions. In addition, we believe each division commonly separates the management of each communication with the customer by creating separate marketing, sales and customer service groups. Furthermore, each of these groups may then focus separate teams of employees (for instance field sales force, eCommerce group, call center, etc.) to respond to the different ways companies interact with their customers. In many cases these teams may have overlapping or conflicting goals.



                               Companies may establish different policies, personnel and management of customer relationships in each distinct area. This sometimes results in the purchase of different software products to support each separate business aim. In our experience, these software products are not compatible with each other without customization and technology integration. The internal business and technology infrastructure may serve to manage each function of the company and the result can be a fragmented picture of each customer.


                               The effect for the customer is the appearance of a disjointed organization that does not fully recognize the customer's specific needs. This lack of understanding can lead to companies losing their customers.

Why is it important to
improve customer
  relationships?.............  Improved customer relationships can lead to higher revenues and improved profitability for companies. Companies today are increasingly aware of the significant financial impact associated with losing high value customers, particularly in the early stages of the relationship. According to research presented by Frederick R. Reichheld and W. Earl Sasser, Jr. in a Harvard Business Review article, "companies can boost their profits by almost 100% by retaining just 5% more of their customers."

What are loyalty
solutions?...................  A loyalty solution is a combination of business strategy and technology integration that seeks to improve customer relationships. A loyalty solution focuses on:


                                    - improving the efficiency and effectiveness
                                      of the communications with the customer;
                                      and


                                    - taking advantage of customer interactions
                                      to sell more products and services to
                                      customers.

                               We believe that several different and specialized skills are required to create a loyalty solution. These skills include:


                                    - strategic business consulting to define a
                                      company's policies for managing customers in each division and group within the organization;

                                    - technical knowledge of the different
                                      products that a company needs to
                                      communicate with their customers using the Internet, telephone, e-mail and fax;

                                    - integration techniques to enable each of
                                      these software products to be tied
                                      together; and

                                    - ongoing support of their loyalty solution
                                      to meet changing business requirements and emerging technology.


What is new about loyalty
  solutions?.................  eLoyalty believes that loyalty solutions are the next step in the customer relationship management or CRM market. This market refers to consulting services and software products that focus on helping a company manage communications with its customers.



                               With the emergence of the Internet, managing customer relationships has become more complex. The Internet is available at all times of the day and night and almost anywhere in the world. This freedom of access can create an expectation with customers that they should be able to communicate with any part of a company about any matter relating to their products or services at any time. To meet these new expectations, a company needs to link their existing customer relationship management solution with this new electronic environment.



                               We define this market opportunity as electronic customer relationship management or eCRM. Electronic customer relationship management is an expansion of customer relationship management to further include the Internet, e-mail and web-chat across each division of a company. We view a loyalty solution as an electronic customer relationship management business and technology solution that is designed to:


                                    - help companies build lasting relationships
                                      with their customers;

                                    - maximize the efficiency and effectiveness
                                      of customer interactions; and

                                    - capitalize on selling opportunities based
                                      on customer information gathered during
                                      these interactions.


What are eLoyalty's key
objectives?..................  eLoyalty's objective is to be the leading international provider of loyalty solutions. We intend to substantially increase our revenues and profitability and to create an international brand name. Our strategy to attain these goals is:


                                    - to focus on providing business benefits to
                                      our clients;

                                    - to enhance our loyalty solutions to
                                      include hosting capabilities;


                                    - to build strategic vendor relationships;



                                    - to invest in brand awareness;



                                    - to invest in operational and management
                                      systems; and

                                    - to expand our international presence.



What will be the relationship
  between eLoyalty and
  Technology Solutions
  Company after the
  spin-off?..................  After the spin-off, Technology Solutions Company will not own any of our common stock. Technology Solutions Company and eLoyalty will enter into agreements in connection with the spin-off to allocate responsibility for obligations arising prior to the spin-off and for some obligations that might arise in the future. Technology Solutions Company will retain responsibility for liabilities and obligations relating to its business and we will assume responsibility for liabilities and obligations relating to our business. For a more complete discussion of the obligations of eLoyalty and Technology Solutions Company to each other after the spin-off, see "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off."



What do I have to do to
participate in the
  spin-off?..................  Nothing. You are not required to take any action to receive eLoyalty common stock in the spin-off. No proxy or vote is necessary for the spin-off. You should not mail in Technology Solutions Company stock certificates to receive eLoyalty shares. Our transfer agent will send to you your eLoyalty share certificates shortly after
                               February   , 2000. The number of shares of
                               Technology Solutions Company common stock you own will not change as a result of the spin-off.



When will I receive my
eLoyalty shares?.............  If you hold your Technology Solutions Company shares in your own name, your share certificates
                               will be mailed to you on or about February   ,
                               2000. You should allow several days for the mail to reach you. If you hold your Technology Solutions Company shares through your stockbroker, bank or other nominee, you are probably not a stockholder of record. Your receipt of eLoyalty shares depends on your arrangements with the nominee that holds your Technology Solutions Company shares for you. For a more complete discussion of how the spin-off will be accomplished, see "The Spin-Off -- Manner of Effecting the Spin-Off."



Is the spin-off taxable for
United States federal income
  tax purposes?..............  The spin-off is conditioned on, among other things, TSC receiving a ruling from the United States Internal Revenue Service that the spin-off will be tax-free to Technology Solutions Company and its United States stockholders. Technology Solutions Company has received that ruling (which has been received). See "The Spin-Off -- Material Federal Tax Consequences" for a more complete discussion of the United States federal income tax consequences of the spin-off to holders of Technology Solutions Company common stock.



Where will my shares of our
  common stock trade?........  Currently, there is no public market for eLoyalty common stock. eLoyalty common stock has been approved for listing on The

                               Nasdaq National Market under the symbol "ELOY," subject to official notice of issuance. We expect that a "when-issued" trading market for eLoyalty common stock will develop prior to February , 2000, and that "regular-way" trading will begin on that date. For a more complete discussion of the public market for our shares following the spin-off, see "The Spin-Off -- Market for eLoyalty Common Stock."



What will happen to the
listing of Technology
  Solutions Company's shares
  on The Nasdaq National
  Market?....................  Technology Solutions Company common stock will continue to be listed on The Nasdaq National
                               Market under the symbol "TSCC." Technology
                               Solutions Company expects that its common stock will continue to trade on a regular basis through and after the spin-off date.



Who do I contact for
information regarding the
  spin-off, Technology
  Solutions Company and
  eLoyalty?..................  Before the spin-off, you should direct inquiries relating to the spin-off to:


                                  ChaseMellon Shareholder Services, L.L.C.
                                  111 Founders Plaza, 11th Floor
                                  East Hartford, Connecticut 06108
                                  (860) 282-3512

                                  Technology Solutions Company
                                  205 North Michigan Avenue
                                  Chicago, Illinois 60601

                                  Attention: Investor Relations

                                  (312) 228-4500

                               After the spin-off, you should direct inquiries relating to your investment in eLoyalty common stock to:

                                  eLoyalty
                                  205 North Michigan Avenue
                                  Chicago, Illinois 60601
                                  Attention: Timothy J. Cunningham
                                  (312) 228-4540

                                  ir@eloyaltyco.com


                               After the spin-off, the transfer agent and registrar for the eLoyalty common stock will be ChaseMellon Shareholder Services, L.L.C.

RECENT DEVELOPMENTS



     On January 26, 2000 we announced operating income of $0.3 million on revenues of $38.4 million for the three months ended December 31, 1999.



                                    eLOYALTY



                      CONSOLIDATED STATEMENT OF OPERATIONS


                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                  (UNAUDITED)



                                                            FOR THE THREE     FOR THE TWELVE MONTHS
                                                            MONTHS ENDED              ENDED
                                                            DECEMBER 31,          DECEMBER 31,
                                                          -----------------   ---------------------
                                                           1999      1998       1999        1998
                                                          -------   -------   ---------   ---------
Revenues................................................  $38,351   $27,550   $146,003    $105,235
Revenues less project personnel.........................   18,525    14,327     73,591      54,548
Operating income (loss).................................      294    (1,234)     8,042       2,718
Net (loss) income.......................................  $   (28)  $  (947)  $  4,058    $  1,067
Basic net (loss) income per common share................  $ (0.00)  $ (0.02)  $   0.10    $   0.03
Diluted net (loss) income per common share..............  $ (0.00)  $ (0.02)  $   0.08    $   0.02
Shares used to calculate basic net (loss) income per
  share (in millions)(1)................................     41.4      41.4       41.4        41.4
Shares used to calculate diluted net (loss) income per
  share (in millions)(1)................................     41.4      41.4       48.0        46.6


---------------


(1) In December 1999, eLoyalty issued 41.4 million shares to Technology Solutions Company. Basic earnings per share have been computed by dividing the net income/(loss) for each period presented by the 41.4 million shares. Diluted net earnings per share was computed by dividing the net income/(loss) for each period presented by the 41.4 million shares plus the estimated effect of dilutive stock options using the "treasury stock" method. See Note 8 to the Notes to Combined Financial Statements for a discussion of stock options.

                             SUMMARY FINANCIAL DATA

     The following tables present summary selected historical financial data of eLoyalty. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto included in this information statement/prospectus. The statement of operations data for the seven month period ended December 31, 1998 and for each of the three years ended May 31, 1998, 1997 and 1996 and the balance sheet data as of December 31, 1998 set forth below are derived from the audited combined financial statements included in this information statement/prospectus. They should be read in conjunction with those financial statements and the notes. The statement of operations data for the nine month periods ended September 30, 1999 and 1998 and for the seven month period ended December 31, 1997 and for years ended May 31, 1995 and 1994 and the balance sheet data as of September 30, 1999 are derived from unaudited combined financial statements.

     The historical financial information may not be indicative of our future performance and does not necessarily reflect what our financial position and results of operations would have been had we operated as a separate, stand-alone entity during the periods covered.

                                    eLOYALTY

                         STATEMENTS OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                          FOR THE NINE          FOR THE SEVEN
                                             MONTH              MONTH PERIODS
                                         PERIODS ENDED              ENDED
                                         SEPTEMBER 30,          DECEMBER 31,                 FOR THE YEARS ENDED MAY 31,
                                       ------------------   ---------------------   ---------------------------------------------
                                         1999      1998      1998        1997        1998      1997      1996      1995     1994
                                       --------   -------   -------   -----------   -------   -------   -------   ------   ------
                                          (UNAUDITED)                 (UNAUDITED)                                   (UNAUDITED)
Revenues(1)..........................  $107,652   $77,685   $64,415     $43,668     $84,488   $43,181   $26,516   $6,132   $1,333
Revenues less project personnel(1)...  $ 55,066   $40,221   $33,113     $21,339     $43,159   $25,103   $14,842   $2,995   $  618
Operating income (loss)(1, 2)........  $  7,748   $ 3,952   $  (230)    $   911     $ 4,259   $ 4,808   $ 4,907   $ (179)  $ (101)
Net income (loss)(1, 2)..............  $  4,086   $ 2,014   $  (543)    $   335     $ 2,213   $ 2,926   $ 3,050   $ (128)  $    2
Basic net income (loss) per common
  share(3)...........................  $   0.10   $  0.05   $ (0.01)    $  0.01     $  0.05   $  0.07   $  0.07   $(0.00)  $ 0.00
Diluted net income (loss) per common
  share(3)...........................  $   0.09   $  0.04   $ (0.01)    $  0.01     $  0.05   $  0.06   $  0.07   $(0.00)  $ 0.00
Shares used to calculate basic net
  income (loss) per share (in
  millions)(3).......................      41.4      41.4      41.4        41.4        41.4      41.4      41.4     41.4     41.4
Shares used to calculate diluted net
  income (loss) per share (in
  millions)(3).......................      47.6      46.5      41.4        45.8        46.8      46.6      45.5     41.4     46.0


                                    eLOYALTY

                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                                                                   AS OF          AS OF
                                                               SEPTEMBER 30,   DECEMBER 31,
                                                                   1999            1998
                                                               -------------   ------------
                                                                (UNAUDITED)
Cash and cash equivalents...................................      $10,654        $ 4,411
Working capital.............................................      $51,932        $26,231
Total assets................................................      $92,792        $63,904
Stockholders' Equity........................................      $71,289        $47,888

---------------

(1)Includes the results of acquired businesses since their acquisition dates. See Note 3 to the Notes to Combined Financial Statements.

(2)Includes goodwill amortization of $3,748, $2,704, $2,450, $1,856, $3,201 and
   $376 for the nine month periods ended September 30, 1999 and 1998, the seven month periods ended December 31, 1998 and 1997, and the years ended May 31, 1998 and 1997, respectively, and amortization of capitalized software to be sold of $320, $447, $206, $354 and $110 for the nine months ended September 30, 1998, the seven month periods ended December 31, 1998 and 1997, and the fiscal years ended May 31, 1998 and 1997, respectively. There was no goodwill amortization for the years ended May 31, 1996, 1995 and 1994. There was no amortization of capitalized software to be sold during the nine month period ended September 30, 1999 and the years ended May 31, 1996, 1995 and 1994.


(3) In December 1999, eLoyalty issued 41.4 million shares to Technology Solutions Company. Basic earnings per share have been computed by dividing the net income/(loss) for each period presented by the 41.4 million shares. Diluted net earnings per share was computed by dividing the net income/(loss) for each period presented by the 41.4 million shares plus the estimated effect of dilutive stock options using the "treasury stock" method. See Note 8 to the Notes to Combined Financial Statements for a discussion of stock options.


     All other share numbers in this information statement/prospectus, unless we specifically state otherwise, assume that we have issued:


     - 41.4 million shares of our common stock to Technology Solutions Company; and


     - 2.4 million shares of our common stock to Sutter Hill Ventures and four entities controlled by Technology Crossover Management III, L.L.C. ("Technology Crossover Ventures") under an agreement that we have with them. See "Certain Transactions."


     The number of eLoyalty shares of common stock which Technology Solutions Company will distribute in the spin-off will be equal to the number of common shares of TSC outstanding as of the record date for the spin-off. The number of shares issued to Sutter Hill Ventures and Technology Crossover Ventures, and the purchase price per share, will be adjusted proportionately to the extent that the number of our shares owned by Technology Solutions Company when we issue shares to these investors does not equal 41.4 million. After the adjustment each of Sutter Hill Ventures and Technology Crossover Ventures will own about 2.75% of our outstanding common stock immediately after the spin-off. The number of shares reserved for issuance under our 1999 Stock Incentive Plan, as well as the number of shares and the exercise price for options we have already granted under that plan, may also need to be adjusted proportionately if Technology Solutions Company distributes in the spin-off a different number of our shares than the 41.4 million shares we assumed at the time we adopted the 1999 Stock Incentive Plan and issued first options under that plan.


                            ------------------------


     eLoyalty, GetLoyal.com, Guaranteed Business Benefits, Loyalty Architecture, Loyalty Cockpit, Loyalty Decision Engine, Loyalty Hosting, Loyalty Lab, Loyalty Observer, Loyalty Process Design, Loyalty Repository, Loyalty Rules Configurator, Loyalty Strategy, Loyalty Support, Loyalty Warehouse, Loyalty Channel, Business Case, Channel Hosting and Loyalty Channel Influencer are all trademarks or the subject of trademark applications of eLoyalty Corporation. All other brand names or trademarks appearing in this information statement are the property of their respective holders.


                            ------------------------

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information in this information statement/prospectus. Some of the following risks relate principally to the spin-off while other risks relate principally to our business in general and the industry in which we operate. Finally, other risks relate principally to the securities markets and ownership of our stock.

     If any of the following risks and uncertainties develop into actual events, our business, financial condition or results of operations could be materially adversely affected. If that happens, the trading price of our common stock could decline.


     This information statement/prospectus contains forward-looking statements that involve risks and uncertainties. You should not rely on these forward-looking statements. We use words such as "anticipate," "believe," "plan," "expect," "future," "intend" and similar expressions to identify such forward-looking statements. This information statement/prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding, among other things, the growth of the customer relationship management or CRM industry and the number of Internet users. You should not place undue reliance on those forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks faced by us described below and elsewhere in this information statement/prospectus.


RISKS RELATING TO THE SPIN-OFF

     We are subject to the following risks relating to the spin-off.

WE COULD INCUR SIGNIFICANT TAX LIABILITY IF THE CONTRIBUTION OR THE SPIN-OFF DOES NOT QUALIFY FOR TAX FREE TREATMENT.


     Technology Solutions Company and the Technology Solutions Company stockholders could incur significant tax liability if the contribution of the eLoyalty business or the spin-off does not qualify for tax-free treatment. Should this occur, we could be jointly and severally liable for, and could be required to indemnify and pay Technology Solutions Company for, taxes and resulting liabilities imposed upon Technology Solutions Company with respect to the contribution or the spin-off.



     Technology Solutions Company has received a private letter ruling from the IRS indicating that the contribution of the eLoyalty business assets by Technology Solutions Company to eLoyalty will be tax-free to Technology Solutions Company and the spin-off by Technology Solutions Company of all of the shares of eLoyalty common stock owned by Technology Solutions Company to the stockholders of Technology Solutions Company will not be taxable to Technology Solutions Company or its stockholders. For a more complete discussion of the tax consequences of the spin-off being taxable, see "The Spin-Off -- Material Federal Tax Consequences." The ruling is based upon various factual representations and assumptions, as well as upon undertakings that Technology Solutions Company and we have made. We are not aware of any facts or circumstances that would cause the representations and assumptions to be untrue or incomplete in any material respect. However, the ruling received from the IRS might be invalid if:


     - any of those factual representations or assumptions were untrue or incomplete in a material respect;

     - any undertaking was not complied with; or

     - the facts upon which that ruling is based were materially different from the facts at the time of the spin-off.


In addition, the spin-off may become taxable to Technology Solutions Company if:


     - acquisitions involving 50% or more of eLoyalty stock (by vote or value) are found to be part of a plan (or a series of related transactions) of which the spin-off is a part; or


     - acquisitions involving 50% or more of Technology Solutions Company stock (by vote or value) are found to be part of a plan (or a series of related transactions) of which the spin-off is a part.

     If the contribution or the spin-off were not to qualify for tax-free treatment for United States federal income tax purposes then, in general, a very substantial tax would be payable by Technology Solutions Company (in the case of the contribution or the spin-off) and Technology Solutions Company stockholders (in the case of the spin-off only). In general, Technology Solutions Company would be subject to tax as if it had sold the eLoyalty business in a taxable sale and the Technology Solutions Company shareholders would generally be subject to tax as if they had received a taxable distribution equal to the fair market value of the eLoyalty stock distributed to them. For a more complete discussion of the tax consequences of the spin-off being taxable, see "The Spin-Off -- Material Federal Tax Consequences."



     Although the taxes described above generally would be imposed on Technology Solutions Company and its stockholders, we would be liable for all or a portion of such taxes in the circumstances described below. First, as part of the spin-off, Technology Solutions Company and we will enter into a Tax Sharing and Disaffiliation Agreement. This agreement will generally allocate, between Technology Solutions Company and us, the taxes and liabilities relating to the failure of the contribution or the spin-off to be tax-free. We will be liable for such taxes or liabilities imposed as a result of:



     - any inaccuracy or breach of specified representations, warranties or covenants in the IRS ruling and the materials submitted to the IRS in connection with that ruling, in each case, describing the eLoyalty Group (generally, our affiliates and us) or the eLoyalty business;


     - any action (or failure to take any reasonably available action) by any member of the eLoyalty Group; or


     - any acquisition or other transaction involving the capital stock of eLoyalty (other than the distribution of the capital stock of eLoyalty in the spin-off).



     However, Technology Solutions Company will be required to indemnify us for such taxes or liabilities imposed as a result of:



     - any inaccuracy or breach of specified representations, warranties or covenants in the IRS ruling and the materials submitted to the IRS in connection with that ruling, in each case, describing the Technology Solutions Company Group (generally, Technology Solutions Company and its affiliates) or the business retained by Technology Solutions Company;



     - any action (or failure to take any reasonably available action) by any member of the Technology Solutions Company Group; or



     - any acquisition or other transaction involving the capital stock of Technology Solutions Company (other than the distribution of the capital stock of eLoyalty in the spin-off).



For a more complete discussion of the circumstance where Technology Solutions Company and eLoyalty will be liable for taxes paid by the other, see "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Tax Sharing and Disaffiliation Agreement."



     The Tax Sharing and Disaffiliation Agreement also contains provisions where we and Technology Solutions Company share taxes and other liabilities resulting from the failure of the contribution or spin-off to be tax free where neither we nor Technology Solutions Company otherwise has liability under the agreement or where both otherwise have liability under the agreement. For a more complete discussion of the circumstance where Technology Solutions Company and eLoyalty will be liable for taxes paid by the other, see "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Tax Sharing and Disaffiliation Agreement."



     Second, aside from the Tax Sharing and Disaffiliation Agreement, under United States federal income tax laws, we and Technology Solutions Company would be jointly and severally liable for Technology Solutions Company's federal income taxes resulting from the spin-off being taxable. This means that even if we do not have to indemnify Technology Solutions Company for any liabilities and expenses if the contribution or the spin-off fails to be tax-free, we may still be liable for any part of, including the whole amount of, these liabilities and expenses.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR RESULTS AS A SEPARATE COMPANY AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS


     The historical financial information we have included in this information statement/prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future. This is because:


     - we have made adjustments and allocations, primarily with respect to corporate-level adjustments and administrative functions, because Technology Solutions Company did not account for us as, and we were not operated as, a single stand-alone business for all periods presented; and



     - the information does not reflect changes that we expect to occur in the future as a result of our separation from Technology Solutions Company, including tax, employee, transitional service matters and establishing new offices.



     For additional information about our past financial performance, see "eLoyalty Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


THE TRANSITIONAL SERVICES PROVIDED TO US BY TECHNOLOGY SOLUTIONS COMPANY MAY NOT BE SUFFICIENT TO MEET OUR NEEDS


     We have never operated as a stand-alone company. While Technology Solutions Company is contractually obligated to provide us with transitional services including, among others, accounting, tax, benefits, human resources and information systems, we cannot assure you that these services will be sustained at the same level as when we were part of Technology Solutions Company or that we will obtain the same benefits. We will also lease and sub-lease office facilities from Technology Solutions Company. We cannot assure you that, after the expiration of these various arrangements, we will be able to replace the transitional services or enter into appropriate leases in a timely manner or on terms and conditions, including cost, as favorable as those we will receive from Technology Solutions Company. In addition, as we build our own infrastructure during the term of those agreements, we will incur additional costs for duplicated administrative services.



     These agreements were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from Technology Solutions Company. For more information about these arrangements, see "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off."



WE WILL NOT BE ABLE TO RELY ON TECHNOLOGY SOLUTIONS COMPANY TO FUND FUTURE CAPITAL REQUIREMENTS AND, THEREFORE, WE MAY NOT BE ABLE TO PROVIDE FOR OUR CAPITAL NEEDS



     In the past, our capital needs have been satisfied by Technology Solutions Company. However, following the spin-off, Technology Solutions Company will no longer provide funds to finance our working capital or other cash requirements and (except as described under "eLoyalty Financing") will not guarantee our financial or other obligations. We cannot guarantee that financing, if needed, will be available on favorable terms.


     We believe that our capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in our operating results and financing activities. We believe that the following sources will provide sufficient capital to satisfy our cash requirements for the foreseeable future:

     - the net proceeds from the investment by the venture capital investors described under "Certain Transactions;"


     - current cash, cash equivalents and additional cash to be contributed by Technology Solutions Company to eLoyalty prior to the spin-off;


     - the revolving credit facility described under "eLoyalty Financing;" and

     - cash flow from operations after the spin-off.

     However, to increase our financial resources, we intend to obtain additional equity financing in the next twelve months through a public offering. In addition, we may obtain additional capital through a private placement of equity with strategic or other investors or through additional debt financing in the future. Future equity financings would dilute the relative percentage ownership of the then existing holders of our common stock. Future debt financings could involve restrictive covenants that limit our ability to take some actions such as pay dividends, incur additional indebtedness or create liens. We may not be able to obtain financing with interest rates as favorable as those historically enjoyed by Technology Solutions Company. For a more complete discussion of our plans to obtain adequate financing, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."



IF WE ARE UNABLE TO OBTAIN THIRD-PARTY CONSENTS TO THE SPIN-OFF, OUR ABILITY TO CONDUCT OUR BUSINESS AS CURRENTLY CONDUCTED COULD BE MATERIALLY ADVERSELY AFFECTED



     The spin-off and related transactions could result in a violation of some of Technology Solutions Company's existing contractual arrangements or require the consent of a third party to transfer these arrangements to us. In a substantial number of situations, an amendment, consent or waiver from third parties (such as from clients or suppliers) will be required. Although we believe that no single agreement for which an amendment, consent or waiver is being sought is material, the failure to receive a significant number of such amendments, waivers or consents from our vendors could make it significantly more difficult or expensive to meet our obligations to our clients.



CREDITORS OF TECHNOLOGY SOLUTIONS COMPANY AT THE TIME OF THE SPIN-OFF MAY ATTEMPT TO CHALLENGE THE SPIN-OFF AS A FRAUDULENT CONVEYANCE



     If a court in a lawsuit by an unpaid creditor or representative of creditors of Technology Solutions Company, such as a trustee in bankruptcy, were to find that, among other reasons, at the time of the spin-off, Technology Solutions Company or eLoyalty,


     - was insolvent,

     - was rendered insolvent by reason of the spin-off,


     - was engaged in a business or transaction for which Technology Solutions Company's or eLoyalty's remaining assets constituted unreasonably small capital or


     - intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured,


the court may be asked to void the spin-off (in whole or in part) as a fraudulent conveyance. The court could then require that the stockholders return some or all of the shares of eLoyalty common stock, or require Technology Solutions Company or eLoyalty, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Technology Solutions Company and eLoyalty, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. Technology Solutions Company and eLoyalty believe that each company will be solvent after the spin-off.


IF THE SPIN-OFF IS NOT A LEGAL DIVIDEND, IT COULD BE HELD INVALID BY A COURT

     The dividend which effects the spin-off is subject to the Delaware corporate law. We cannot assure you that a court will not later determine that the spin-off was invalid under Delaware law and reverse the spin-off. The resulting complications and cost could have a material adverse effect on our financial condition and results of operations. We do not intend to obtain a legal opinion that the dividend is valid under Delaware law but intend to rely on financial calculations by our officers, as permitted by Delaware law.


THE COMBINED POST-SPIN-OFF VALUE OF TECHNOLOGY SOLUTIONS COMPANY AND ELOYALTY SHARES MAY NOT EQUAL OR EXCEED THE PRE-SPIN-OFF VALUE OF TECHNOLOGY SOLUTIONS COMPANY SHARES



     After the spin-off, Technology Solutions Company common stock will continue to be listed and traded on The Nasdaq National Market. eLoyalty common stock will be listed and traded on The Nasdaq National Market. We cannot assure you that the combined trading prices of Technology Solutions Company common stock and eLoyalty common stock after the spin-off will be equal to or greater than the trading price of Technology Solutions Company common stock prior to the spin-off. Until the market has fully evaluated the business of Technology Solutions Company without the business of eLoyalty, the price at which Technology Solutions Company common stock trades may fluctuate significantly. Similarly, until the market has fully evaluated the eLoyalty business, the price at which our common stock trades may fluctuate significantly.


RISK FACTORS RELATING TO OUR BUSINESS

     Our business is subject to the following risks, which include risks relating to the industry in which we operate.


WE HAVE A LIMITED OPERATING HISTORY AND CONSEQUENTLY MAY FACE SIGNIFICANT RISKS AND UNCERTAINTIES DUE TO OUR RELATIVELY LIMITED HISTORY



     We commenced our business as a separate business unit within Technology Solutions Company in 1994 and therefore have a limited operating history. An owner of our common stock must consider the risks and difficulties frequently encountered by early stage companies. We have a limited history of addressing material risks in our business which means that we may not have the experience necessary handle problems in an efficient manner. These risks include our potential inability to:



     - attract, retain and motivate qualified personnel particularly given the shortage of qualified personnel in our industry;


     - increase the scale of our operations;


     - maintain sufficiently high employee utilization;



     - continue to develop and upgrade our solutions to satisfy the changing needs of our clients; and



     - replace the transitional services necessary for the conduct of our business that Technology Solutions Company has agreed to provide to us for a limited period after the completion of the spin-off.


WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN OUR BUSINESS IN RECENT PERIODS AND, IF WE ARE UNABLE TO MANAGE THIS GROWTH, OUR BUSINESS WILL BE ADVERSELY AFFECTED

     Our ability to successfully implement our business plan in a rapidly evolving market requires an effective planning and management process. Our growth has placed significant demands on our management and other resources and will continue to do so in the future. Our revenues increased approximately 38.6% for the nine month period ended September 30, 1999 compared to the first nine months of 1998. Our employees increased from 518 full-time employees at December 31, 1998 to 653 at September 30, 1999. Our future success will depend on our ability to manage our growth effectively, including:

     - continuing to retain and motivate our existing employees and attract and integrate new employees;

     - improving our business development capabilities;

     - maintaining project quality;

     - maintaining high rates of employee utilization;

     - accurately estimating time and resources for engagements; and

     - developing and improving our operational, financial, accounting and other internal systems and controls.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE OF MANY FACTORS, ANY OF WHICH COULD ADVERSELY AFFECT OUR STOCK PRICE

     Our quarterly financial results will vary from quarter to quarter. It is possible that in some future periods our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall. Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are not in our control. These factors include:

     - unanticipated cancellations or reductions in the scope of major projects;

     - variability in market demand for the solutions we provide;

     - our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     - our ability to deliver complex projects and the number, size and scope of our projects;

     - our client retention and acquisition rate and the length of the sales cycle associated with our solutions;

     - the introduction of new services and solutions;

     - the efficiency with which we utilize our employees, plan and manage our existing and new projects and manage future growth;

     - our ability to anticipate accurately our revenues and operating expenses;

     - changes in pricing policies by us or our competitors;

     - number of billing days;

     - general economic conditions; and

     - seasonal availability of employees.

     Our quarterly revenues for the year ended December 31, 1997 were $11 million, $15 million, $19 million and $19 million; for the year ended December 31, 1998 were $24 million, $26 million, $28 million and $28 million; and for the three quarters ended September 30, 1999 were $31 million, $36 million and $40 million, respectively.

OUR INDUSTRY IS VERY COMPETITIVE AND, IF WE FAIL TO SUCCESSFULLY COMPETE, OUR MARKET SHARE AND BUSINESS WILL BE ADVERSELY AFFECTED


     The CRM market has been in existence for some time. We define the CRM market as the consulting services and software products that focus on helping a company manage communications with its customers. The electronic customer relationship management or eCRM market in which we compete is an expansion of customer CRM to further include the Internet, e-mail and web-chat across each division of a company. The eCRM market is relatively new and very competitive. We expect competition to intensify even further as this market evolves. Many of our competitors have longer operating histories, more clients, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their products and services more effectively than we do. These risks are especially pronounced in our industry where we will face major challenges from other companies including:

     - systems integrators such as Andersen Consulting, Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, PricewaterhouseCoopers LLP, Arthur Andersen LLP, IBM Global Services, Cambridge Technology Partners, Sapient Corporation, Diamond Technology Partners and Whittman-Hart, Inc.;

     - Internet and eCommerce services companies such as Scient Corporation, Viant Corporation, Proxicom, Inc., AppNet Inc., Tanning Technology Corporation and Razorfish, Inc.;


     - large information technology service companies such as Computer Sciences Corporation and Perot Systems Corporation;


     - management consulting firms such as Bain & Company, Booz, Allen & Hamilton, Boston Consulting Group, Inc. and McKinsey & Company; and

     - internal information technology departments of current and potential clients.

     New market entrants pose a threat to our business. We do not own any patented technology that precludes or inhibits competitors from entering this market or from providing solutions similar to ours. Existing or future competitors may develop or offer solutions that are comparable or superior to ours at a lower price.

     To compete successfully, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance and expand our solutions, as well as our sales and marketing channels. Increased competition could result in price reductions, reduced margins or loss of market share.

THE LOSS OF OUR PROFESSIONALS, OR THE INABILITY TO RECRUIT ADDITIONAL PROFESSIONALS, WOULD MAKE IT DIFFICULT TO COMPLETE EXISTING PROJECTS AND BID FOR NEW PROJECTS

     The people-intensive information technology professional services industry currently faces a shortage of qualified personnel, which is expected to continue. We compete intensely with other companies to recruit and hire from this limited pool. In addition, our industry suffers from a high rate of employee turnover. If we cannot hire and retain qualified personnel, or if a significant number of our current employees leave, we may be unable to complete or retain existing projects or bid for new projects of similar scope and revenue.

WE DEPEND ON OUR KEY PERSONNEL AND THE LOSS OF ANY KEY PERSONNEL MAY HARM OUR ABILITY TO OBTAIN AND RETAIN CLIENT ENGAGEMENTS AND COMPETE EFFECTIVELY

     We believe that our success will depend on the continued employment of our key personnel. This dependence is particularly important to our business because personal relationships are critical to obtaining and maintaining client engagements. If one or more of our key personnel were unable or unwilling to continue in their present positions, they would be very difficult to replace and our business could be seriously harmed. In addition, if any of these key employees joins a competitor or forms a competing company, some of our clients might choose to use the services of that competitor or new company instead of our own. Furthermore, clients or other companies seeking to develop in-house information technology services capabilities may hire away some of our key employees. This would not only result in the loss of key employees but could also result in the loss of a client relationship or a new business opportunity.

WE MAY INCUR SIGNIFICANT UNANTICIPATED COSTS ASSOCIATED WITH OUR NEW BUSINESS OFFERINGS

     We are currently exploring several new solution offerings that represent fundamentally different business models from our core business. One such model is our Architecture Hosting solution. Using the Architecture Hosting solution, we plan to provide our clients with dial-up access to an integrated collection of third-party and proprietary software applications to support their customer interactions across multiple channels including the Internet, e-mail, web-chat, telephone and fax. With this solution, we expect that our clients will reduce their risk, time and investment in supporting loyalty-building interactions with their customers. To provide this service, we need to form alliances and to invest in infrastructure including, computers, software and application integration in amounts that may exceed our current expectations. We have no prior experience delivering such a comprehensive operational system from a remote site, and our failure to successfully deliver this and other new business offerings could cause us to lose business opportunities with both existing and potential clients. In addition, we may fail to accurately price new business offerings, which could reduce the profitability of, or result in a loss on, projects involving these new offerings.

WE MUST MAINTAIN OUR REPUTATION AND EXPAND OUR NAME RECOGNITION TO REMAIN COMPETITIVE

     We believe that establishing and maintaining a good reputation and name recognition is critical for attracting and expanding our targeted client base. If our reputation is damaged or if potential clients do not know what solutions we provide, we may become less competitive or lose our market share. Promotion and enhancement of our name will depend largely on our success in providing high quality services and solutions, which cannot be assured. If clients do not perceive our solutions to be effective or of high quality, our brand name and reputation could be materially and adversely affected.

     Our clients use our solutions for critical applications. Any errors, defects or other performance problems, including those in our proprietary software or products supplied by third-party vendors, could result in financial or other damages. In addition to any liability we might have, performance problems could also adversely affect our brand name and reputation.

WE MAY FAIL TO ACCURATELY ESTIMATE THE TIME AND RESOURCES NECESSARY FOR THE PERFORMANCE OF OUR SERVICES


     To date, we have generally provided solutions to our clients on a time and materials basis, although we sometimes work on a fixed-fee or capped-fee basis. In the future, it is possible that an increasing percentage of our client engagements will be subject to fixed-fee or other arrangements that are not solely based on time and materials. For example, we may price some engagements on a value-based model under which we may reduce our billing rates or limit our fees in exchange for a share of the expected economic benefits to our clients from implementing our solutions. Because we have limited experience in pricing engagements on these terms, it can be difficult to judge the time and resources necessary to complete a project or to gauge any business benefits that our clients may realize from our solutions. Our failure to accurately estimate these variables could reduce the profitability of, or result in a loss on, our projects and could damage our client relationships and our reputation.



WE MUST ADAPT TO RAPID TECHNOLOGICAL CHANGE AND EVOLVING INDUSTRY STANDARDS IN ORDER TO MAINTAIN THE GROWTH OF OUR BUSINESS



     Our industry is characterized by rapidly changing technologies, the introduction of many new products and services and evolving industry standards. The recent growth of the eCRM market and the intense competition in our industry magnify these characteristics. In addition, enhancements of our solutions must meet the requirements of our current and prospective clients and must achieve significant acceptance. Our future success will depend on our ability to:


- adapt to rapidly changing technologies by continually improving our solutions;

- continue to develop our strategic business consulting and technical knowledge;

- enhance our current solutions;

- remain knowledgeable on emerging eCRM technology including the Internet, e-mail, telephony and other software applications;


- remain knowledgeable with respect to leading-edge research on customer behavior and actions required to increase customer loyalty;

- develop new solutions that meet changing client needs;

- advertise and market our solutions; and

- influence and respond to emerging industry standards and other technological changes.

We cannot give any assurance that we will be successful in addressing these developments and challenges on a timely basis or at all.


WE DEPEND ON OUR ABILITY TO RAPIDLY LEARN, USE AND INTEGRATE SOFTWARE PACKAGES DEVELOPED BY THIRD PARTIES TO SUCCESSFULLY COMPETE IN THE ECRM MARKET


     To conduct our business we use software packages from a variety of third-party vendors. In particular, we rely on third-party software products and services. If we are unable to integrate this software in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of new solutions. We could also incur substantial costs if we need to modify our services or infrastructure to adapt to these changes. These modifications and complex solutions that include software often contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential clients, our current and future solutions may contain serious defects due to our software or that of third-party vendors. Serious defects or errors could result in liability for damages, lost revenues or a delay in market acceptance.

     We rely on relationships with the executive level management of third-party vendors of technology that we integrate or incorporate into our solutions. These relationships are necessary to allow us to rapidly learn about their software packages, to develop appropriate methods to integrate their software into our solutions and to gain executive level sponsorship of the integration process. If we are unable to initiate and maintain such relationships, we may significantly reduce our ability to successfully integrate third-party technology in our solutions.


     In addition, our competitors could also learn, use and integrate software packages developed by third-parties and develop relationships with these third-party vendors. By offering similar solutions, these competitors could prevent us from obtaining new clients or could cause us to lose existing clients.



WE MUST PROTECT OUR INTELLECTUAL PROPERTY RIGHTS FROM THIRD-PARTY CHALLENGES IN ORDER TO REMAIN COMPETITIVE IN OUR INDUSTRY


     Proprietary rights are important to our success and our competitive position. Although we seek to protect our proprietary rights through a variety of means, we cannot assure you that the actions we have taken are adequate to protect these rights.

     We typically enter into confidentiality or license agreements with our clients, employees, professionals and corporate partners and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

     We may be required to obtain licenses from others to refine, develop, market and deliver current and new services and solutions. There can be no assurance that we will be able to obtain any of these licenses on commercially reasonable terms or at all, or that rights granted by these licenses will be valid and enforceable.

OTHERS COULD CLAIM THAT WE INFRINGE ON THEIR INTELLECTUAL PROPERTY RIGHTS WHICH MAY RESULT IN SUBSTANTIAL COSTS, DIVERSION OF RESOURCES AND MANAGEMENT ATTENTION, AND HARM TO OUR REPUTATION

     Although we believe that our solutions do not infringe on the intellectual property rights of others, we cannot give any assurances that an infringement claim will be successfully defended. We may also license content from third parties in the future and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. In addition, a portion of our business involves the development of software applications for specific client engagements. Ownership of client-specific software is generally retained by the client, although we retain rights to some of the applications, processes and other intellectual property developed in connection with client engagements. We may have disputes with our clients related to our development of software for specific client engagements and our ability to resell or reuse that software. A successful infringement claim against us could materially and adversely affect us in the following ways:

     - we may experience a diversion of our financial resources and the attention of technical and management personnel;

     - we may be liable for damages and litigation costs, including attorneys' fees;

     - we may be enjoined from further use of the intellectual property;

     - we may have to obtain a license to use the intellectual property, incurring licensing fees;

     - we may have to develop a non-infringing alternative, which could be costly and delay projects; and

     - we may have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS MAY ADVERSELY AFFECT OUR BUSINESS


     For the nine month period ended September 30, 1999, 22.5% of our revenues were derived from our international operations. We expect international revenue to account for a growing percentage of total revenue in the future and we believe that we will need to continue to expand our international operations to be successful. Our international sales growth will be limited if we are unable to establish additional foreign operations, expand international sales management and support organizations, hire additional personnel, customize our solutions for use in local markets, develop relationships with international service providers and establish relationships with additional distributors and third-party vendors. Even if we are able to successfully expand international operations, we cannot be certain that international market demand for our solutions will increase. International operations are generally subject to a number of risks, including:


     - difficulties in staffing and managing international operations, including the logistics of transferring information and training employees;

     - expenses associated with customizing our solutions for use in foreign countries;

     - protectionist laws and business practices that favor local competition;

     - dependence on local vendors;

     - multiple, conflicting and changing governmental laws and regulations and difficulties in enforcing contractual obligations related to intellectual property in foreign countries;

     - potentially adverse tax consequences;

     - international currency issues, including foreign currency exchange rate fluctuations;

     - longer sales cycles;

     - seasonal reductions in business activity; and

     - political and economic instability.

     To date, a majority of our international revenue and costs have been denominated in foreign currencies. We believe that an increasing portion of our international revenue and costs will be denominated in foreign currencies in the future. To date, we have not engaged in any foreign exchange hedging transactions and we are therefore subject to foreign currency risk.


INCREASING GOVERNMENT REGULATION COULD CAUSE US TO LOSE CLIENTS OR IMPAIR THE GROWTH OF OUR BUSINESS



     We are subject not only to regulations applicable to businesses generally, but also to laws and regulations directly applicable to electronic commerce. Although there are currently few such laws and regulations, state, federal and foreign governments may adopt laws and regulations applicable to our business. Any such legislation or regulation could dampen the growth of the Internet and decrease its acceptance. If such a decline occurs, companies may decide in the future not to use our solutions. Any new laws and regulations in the following areas could affect our existing business relationships or prevent us from getting new clients:


     - user privacy;

     - the pricing and taxation of goods and services offered over the Internet;

     - the content of websites;

     - copyrights;

     - consumer protection;

     - the online distribution of specific material or content over the Internet; and

     - the characteristics and quality of products and services offered over the Internet.


THE YEAR 2000 ISSUE MAY CAUSE US TO HAVE SUBSTANTIAL, UNEXPECTED COSTS AND DISRUPTIONS


     The Year 2000 issue is a general term used to address a class of problems caused by the inability of computer programs to recognize various date values around January 1, 2000. This class of problems could result in a system failure or miscalculations causing disruptions of operations such as, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.


     Pursuant to a Shared Services Agreement with Technology Solutions Company, we will be relying on Technology Solutions Company to provide a number of transitional services to us, including among others accounting, tax, benefits administration, human resources and information systems. As a result, Year 2000 problems experienced by Technology Solutions Company could have a material adverse effect on our business, financial condition or results of operations. Technology Solutions Company has advised us that, based on presently available information, it believes that any necessary compliance efforts concerning its internal systems will not have a material adverse effect on its business, operating results and financial condition. However, if compliance efforts of which Technology Solutions Company is not currently aware are required and are not completed on time, or if the cost of any required updating, modification or replacement of Technology Solutions Company's information systems exceeds its estimates, the Year 2000 issue could have a material adverse impact on TSC's business, operating results and financial condition, which in turn could cause us to have substantial, unexpected costs and disruptions.



     In addition, Year 2000 problems of our clients could affect our systems or operations. Widespread Year 2000 difficulties could also decrease demand for our services as companies expend resources upgrading their computer systems. As part of our analysis of the Year 2000 problem, we have analyzed the impact of the "worst case scenario" on our business. The "worst case scenario" would occur if the statements and warranties of vendors concerning their Year 2000 compliance and upgrade programs were entirely false, its current upgrades were unsuccessful and either our contingency plan or Technology Solutions Company's failed, resulting in a critical systems failure.



     Although, as a general matter, we do not specifically warrant to clients that our work will be Year 2000 compliant, some clients have requested and received such warranties. In such cases, we do not warrant the compliance of third-party software; rather, we warrant only that software created by us will be Year 2000 compliant. However, even absent a specific Year 2000 warranty, there is a risk that clients for whom we have created or implemented software will attempt to hold us liable for any damages that result in connection with Year 2000 problems.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000" for a more complete description of the Year 2000 risks that we face and the steps we have taken to reduce those risks.


IF GROWTH IN THE USE OF THE INTERNET AND ECRM TECHNOLOGIES DECLINES, DEMAND FOR OUR SERVICES MAY DECREASE



     Internet and eCRM technologies are central to many of our solutions. Our business depends upon continued growth in the use of these technologies by our clients, prospective clients and their customers and suppliers. If the number of users of this technology does not increase and commerce using this technology does not become more accepted and widespread, demand for our services may decrease. Factors that may affect the usage of this technology include:


     - actual or perceived lack of security of information;

     - lack of access and ease of use;

     - congestion of Internet traffic or other usage delays;

     - inconsistent quality of service;


     - increases in costs of using the Internet and eCRM technology;


     - increased government regulation;

     - uncertainty regarding intellectual property ownership;

     - reluctance to adopt new business methods; and

     - costs associated with the obsolescence of existing infrastructure.

POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE, DISRUPT OUR BUSINESS AND DILUTE STOCKHOLDER VALUE

     Although we currently have no specific plans to do so, we may acquire other businesses in the future that may complicate our management tasks. We may need to integrate widely dispersed operations with distinct corporate cultures. Such integration efforts may not succeed or may distract our management from servicing existing clients. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we finance the acquisitions by issuing equity or equity-linked securities.

RISK FACTORS RELATING TO SECURITIES MARKETS

     There are risks relating to securities markets that you should consider in connection with your ownership of our stock.

THE MARKET PRICE FOR OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF COMMON STOCK IN THE PUBLIC MARKET


     Sales of substantial amounts of our common stock in the public market or the perception that such sales might occur could have a material adverse effect on the price of our common stock. The shares of our common stock distributed in the spin-off will be freely tradable except for shares received by persons who may be deemed to be our "affiliates." As of the date of this prospectus/information statement, an aggregate of 7,410,000 shares of our common stock have been reserved for issuance under our stock incentive plan. On the first day of each fiscal year, an additional number of shares equal to 5% of the number of shares of our common stock then outstanding will be added to the number of shares available under that plan. As of September 30, 1999 we have issued options to purchase an aggregate of

5,046,000 shares of our common stock, and will issue additional options as of the date of the spin-off in substitution of all of the Technology Solutions Company options then held by our employees and directors and some of the Technology Solutions Company options then held by Technology Solutions Company employees and directors. As of December 31, 1999, options to purchase 4,236,768 shares of Technology Solutions Company stock granted before June 22, 1999 were held by persons who will continue as employees or directors of Technology Solutions Company after the spin-off, or who will not be employees or directors of either Technology Solutions Company or eLoyalty after the spin-off. As of the spin-off, these options will be converted into options to purchase the same number of shares of eLoyalty stock. In addition, as of December 31, 1999, options to purchase 3,138,385 shares of Technology Solutions Company stock held by persons who will be employees or directors of eLoyalty after the spin-off (and who will not also be directors of Technology Solutions Company) will be converted as of the spin-off into a greater number of options to purchase eLoyalty stock, based on the trading prices of Technology Solutions Company and eLoyalty at the time of the spin-off. For a more complete discussion of how the stock options of Technology Solutions Company and eLoyalty will be allocated to the employees of each company, see "eLoyalty Relationship with Technology Solutions Company After the Spin-Off -- Stock Options" and Note 8 of the Notes to Consolidated Financial Statements. These substitute options are not subject to the limit on the shares reserved for issuance set forth above. An additional 500,000 shares are reserved for issuance under the our employee stock purchase plan. We intend to file registration statements on Form S-8 covering the issuance of shares of our common stock pursuant to those plans. Accordingly, the shares issued pursuant to either of those plans will be freely tradable, subject to the restrictions on resale by persons who may be deemed to be our affiliates.



     We have entered into a common stock purchase and sale agreement with Sutter Hill Ventures and Technology Crossover Ventures. Sutter Hill Ventures is an affiliate of Mr. Tench Coxe, who will be our chairman of the board of directors. On June 22, 1999 the investors agreed to purchase an aggregate of 2,400,000 shares of our common stock at $3.50 per share. The agreement with the investors provides that the proposed purchase of our common stock is subject to the receipt of a private letter ruling from the IRS (which has been received) to the effect that the spin-off will be tax-free to Technology Solutions Company and its stockholders for United States federal income tax purposes and other customary conditions. Following the completion of the sale of our common stock to the investors, each of Sutter Hill Ventures and Technology Crossover Ventures will have the right to designate a nominee to our board of directors. We expect Sutter Hill Ventures to nominate Tench Coxe as its designee on our board and that Tench Coxe will be our chairman of the board. We expect that Technology Crossover Ventures to nominate Jay Hoag as its designee on our board.



PROVISIONS IN OUR CORPORATE DOCUMENTS, AND FEDERAL INCOME TAX CONSIDERATIONS, COULD DELAY OR PREVENT A CHANGE IN CONTROL OF ELOYALTY, WHICH COULD ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK



     The existence of some provisions in our corporate documents and Delaware law could delay or prevent a change in control of eLoyalty, which could adversely affect the price of our common stock. Our certificate of incorporation and bylaws contain provisions that may make the acquisition of control of eLoyalty more difficult, including provisions relating to the nomination, election and removal of directors and limitations on actions by our stockholders. For example, our certificate of incorporation provides that the board of directors will be divided into three classes as nearly equal in size as possible with staggered three-year terms. This classification of the board of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. In addition, our preferred share purchase rights would cause substantial dilution to any person or group who attempts to acquire a significant interest in eLoyalty without advance approval from our board of directors. For a more complete description of our capital stock, our certificate of incorporation, bylaws, our preferred share purchase rights and the effects of Delaware law that could hinder a third party's attempt to acquire control over us, see "Description of eLoyalty Capital Stock."



     Some acquisitions of the stock of eLoyalty prior to, or following, the spin-off might cause the spin-off to be taxable, for federal income tax purposes, to Technology Solutions Company if the acquisitions involve, in the aggregate, 50% or more (by vote or value) of eLoyalty's stock and are found to be part of a plan (or series of related transactions) of which the spin-off is a part. Acquisitions of eLoyalty stock occurring during the four-year period beginning two years before, and ending two years after, the spin-off are presumed to be part of a plan (or series of related transactions) of which the spin-off is a part. Under the Tax Sharing and Disaffiliation Agreement, eLoyalty has agreed to indemnify Technology Solutions Company if the spin-off is taxable as a result of any acquisition or other transaction involving the capital stock of eLoyalty. Such liability, if it were to arise, would be significant. As a consequence of the foregoing, persons otherwise interested in acquiring eLoyalty stock might postpone or cancel any acquisitions out of concern that their acquisitions would cause the spin-off to be taxable, with the resulting tax liability effectively borne by eLoyalty under the terms of the Tax Sharing and Disaffiliation Agreement. For a more complete discussion of the consequences of the spin-off being taxable, see "The Spin-Off -- Material Federal Tax Consequences" and "eLoyalty's Relationship with Technology Solutions Company After the
Spin-Off -- Tax Sharing and Disaffiliation Agreement."


OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THE SPIN-OFF


     The market price of our common stock could be subject to significant fluctuations in response to our operating results, changes in earnings estimated by securities analysts or our ability to meet those estimates, publicity regarding the CRM industry in general or any of our significant clients and other factors. Some or all of these factors may be beyond our control. In particular, the realization of any of the risks described in these "Risk Factors," including the possibility of substantial sales of our common stock and the timing, structure and terms of the spin-off, could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility that has often been seemingly unrelated to the operating performance of particular companies, particularly those that are technology related. These broad market fluctuations may adversely affect the trading price of our common stock. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. Such litigation could result in substantial costs and a diversion of management's attention and resources. There is currently no public market for our common stock and we cannot assure you that an active trading market will develop or be sustained after the spin-off.

                                  THE SPIN-OFF

BACKGROUND AND PURPOSES OF THE SPIN-OFF


     Technology Solutions Company was organized in 1988 and became a public company in 1991. Technology Solutions Company's businesses originally consisted of the design, development and implementation of custom client/server computer systems for large corporate clients. Technology Solutions Company's first engagements in the customer relationship management or CRM area consisted of custom call center projects at two Fortune 500 companies, the first of which began in 1991.



     Over time, the business conducted by Technology Solutions Company has evolved in related but distinct directions, which led to the establishment of two divisions within Technology Solutions Company:



     - the eLoyalty division, which represents the business formerly conducted as the Enterprise Customer Management business unit within Technology Solutions Company; and



     - the E-Solutions division, which comprises the remaining business currently conducted by Technology Solutions Company.



     Technology Solutions Company's E-Solutions division provides consulting and systems integration services that help companies apply technology to improve the way they do business. The E-Solutions division specializes in the areas of eCommerce, supply chain management, computer based training and resource planning. Historically, the E-Solutions division has focused on the integration of packaged software applications. Currently, E-Solutions is applying this expertise in the high growth areas of eBusiness.


     The principal market in which the E-Solutions division operates is the more established information technology services market, which is distinct from the market targeted by eLoyalty. As a result, eLoyalty and E-Solutions have developed different growth characteristics and strategic priorities.


     Over the past year, Technology Solutions Company's board of directors has considered alternatives to separate the businesses of the eLoyalty division from the E-Solutions division, including by way of a spin-off or a spin-off preceded by an initial public offering of eLoyalty common stock. On September 23, 1999, Technology Solutions Company announced its intention to spin-off eLoyalty through the tax-free distribution of eLoyalty shares to Technology Solutions Company stockholders.



     The spin-off is designed to separate the E-Solutions and eLoyalty businesses. We expect that important benefits will accrue to Technology Solutions Company and eLoyalty, including the following:



     - Capital Financing Flexibility. After the spin-off, each company should have greater capital planning flexibility. For example, each company would be able to use its own stock to pursue acquisitions if and when it chooses to do so, subject to federal income tax considerations. For a more complete discussion of restrictions on our use of our stock for acquisitions, see "-- Material Federal Tax Consequences." The eLoyalty business will no longer have to compete with other business units in Technology Solutions Company to secure funding for the investments it believes are appropriate to effect its growth plan.



     - Business Focus. As a result of the spin-off, each of Technology Solutions Company and eLoyalty will be better able to focus its attention and financial resources on its own business and on exploring and implementing the most appropriate growth opportunities and executing its own strategic plans.


     - Employee Incentives. The spin-off will allow each company to develop incentive programs for management and other professionals that are tailored to their own business and are tied to the market performance of their own common stock. These programs will more directly reward employees based on each company's individual success.

     - Simplified Internal Structures. Management of each company should be able to implement simplified organizational and internal reporting structures.

MANNER OF EFFECTING THE SPIN-OFF


     Technology Solutions Company will accomplish the spin-off by distributing all of the outstanding common stock of eLoyalty owned by Technology Solutions Company to Technology Solutions Company stockholders as a dividend. Technology Solutions Company's board of directors has declared the dividend necessary to effect the spin-off. Each Technology Solutions Company stockholder of record as
of the close of business on February    , 2000, which is the "record date" for
the spin-off, will be entitled to participate in the spin-off. On the spin-off date, those same TSC stockholders will each receive one share of our common stock for every one share of TSC common stock that they hold as of the record date. Although the spin-off will not occur unless the stated conditions are
satisfied, we expect that the spin-off will take place on or about February   ,
2000. For a more complete discussion of the conditions required for the spin-off to occur, see "-- Conditions to the Spin-Off."



     As soon as possible on or after the spin-off date, Technology Solutions Company will deliver to the spin-off agent, as agent for Technology Solutions Company stockholders as of the close of business on the record date for the spin-off, certificates representing shares of eLoyalty common stock. The spin-off agent will then mail, on or about the spin-off date, certificates representing shares of our common stock to those stockholders.



     No Technology Solutions Company stockholder will be required to pay cash or other consideration for the shares of eLoyalty common stock to be received in the spin-off or to surrender or exchange shares of Technology Solutions Company common stock in order to receive eLoyalty common stock. Accordingly, eLoyalty will not receive any proceeds from the distribution of eLoyalty shares in the spin-off.


RESULTS OF THE SPIN-OFF


     After the spin-off, Technology Solutions Company and eLoyalty will be separate, independent public companies. Our management, fundamentals, growth characteristics and strategic priorities will be different from those of Technology Solutions Company.



     The number and identity of our stockholders immediately after the spin-off will be the number and identity of Technology Solutions Company's stockholders at the close of business on the record date for the spin-off together with the venture capital investors described under "Certain Transactions." Immediately after the spin-off we expect to have approximately 1,228 holders of record of our common stock and approximately 43,350,000 shares of our common stock issued and outstanding, based on the number of holders of record and issued and outstanding shares of TSC common stock on December 31, 1999.



     Our board of directors has adopted a rights plan, which will entitle each eLoyalty stockholder to one preferred share purchase right for every share of eLoyalty common stock he or she receives in the spin-off. Shares of eLoyalty common stock also will represent the same number of rights issued under the rights plan. For a more complete discussion of the shareholder rights plan, see "Description of eLoyalty Capital Stock -- Rights Plan." Unless the context otherwise requires, references in this information statement/prospectus to our common stock include the related rights to be issued under our rights plan.



     The spin-off will not affect the rights of the holders of outstanding shares of Technology Solutions Company or the rights associated with those shares.


MATERIAL FEDERAL TAX CONSEQUENCES

     The following summarizes the material United States federal income tax consequences of the spin-off. The discussion that follows is based on and subject to the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations under the Code, existing administrative interpretations and court decisions as of the date of this information statement/prospectus, all of which are subject to change (possibly with retroactive effect) and all of which are subject to differing interpretation. The following discussion does not address the effects of the spin-off under any state, local or foreign tax laws.

     The tax treatment of a Technology Solutions Company stockholder may vary depending upon the stockholder's particular situation, and some Technology Solutions Company stockholders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, persons who do not hold Technology Solutions Company stock as capital assets, employees of Technology Solutions Company, and individuals who hold Technology Solutions Company stock as part of a straddle or conversion transaction) may be subject to special rules not discussed below. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE SPIN-OFF INCLUDING THE EFFECTS OF UNITED STATES FEDERAL, STATE AND LOCAL, AND FOREIGN AND OTHER TAX RULES, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS.



     Technology Solutions Company has received a private letter ruling from the IRS regarding the United States federal income tax consequences of the spin-off, substantially to the effect that, among other things:



     - No gain or loss will be recognized by Technology Solutions Company or eLoyalty upon the transfer of the eLoyalty business assets by Technology Solutions Company to eLoyalty (and the assumption by eLoyalty of some liabilities);


     - The spin-off will qualify as a tax-free spin-off under Section 355 of the Code;


     - No gain or loss will be recognized by Technology Solutions Company upon the distribution of all of its shares of eLoyalty common stock to the stockholders of Technology Solutions Company;



     - No gain or loss will be recognized by (and no amount will be included in the income of) the Technology Solutions Company stockholders as a result of their receipt of eLoyalty common stock in the spin-off;



     - In connection with the spin-off, a stockholder's basis in Technology Solutions Company stock will be apportioned between the Technology Solutions Company stock and the eLoyalty common stock received in the spin-off in accordance with their relative fair market values on the date of the spin-off; and



     - The holding period of the eLoyalty common stock received in the spin-off will include the holding period of the Technology Solutions Company stock with respect to which the eLoyalty common stock will be distributed, provided the Technology Solutions Company stock is held as a capital asset on the date of the spin-off.



     The private letter ruling is generally binding on the IRS. However, the ruling is based upon various factual representations and assumptions, as well as upon undertakings that Technology Solutions Company and we have agreed to. We are not aware of any facts or circumstances that would cause the representations and assumptions to be untrue or incomplete in a material respect. If, however, any of those factual representations or assumptions were untrue or incomplete in a material respect, any undertaking were not complied with, or the facts upon which the ruling is based were materially different from the facts at the time of the spin-off, the ruling received from the IRS might be invalid.



     Some acquisitions of the stock of eLoyalty or Technology Solutions Company prior to, or following, the spin-off might cause the spin-off to be taxable, for federal income tax purposes, to Technology Solutions Company (but not its stockholders) if the acquisitions involve, in the aggregate, 50% or more (by vote or value) of the stock of eLoyalty or Technology Solutions Company and are found to be part of a plan (or series of related transactions) of which the spin-off is a part. Acquisitions of eLoyalty or Technology Solutions Company stock occurring during the four-year period beginning two years before, and ending two years after, the spin-off are presumed to be part of a plan (or series of related transactions) of which the spin-off is a part.



     If the contribution or the spin-off were not to qualify for tax-free treatment for United States federal income tax purposes then, in general, a very substantial tax would be payable by Technology Solutions Company. Such a tax would generally be based on the excess of the gross fair market value of the eLoyalty business over the tax basis of the assets included in that business (which tax basis is expected to be insignificant relative to the fair market value). If the spin-off were not to qualify for tax-free treatment for United States federal income tax purposes (other than by reason of acquisitions described in the preceding paragraph) then, in general, a very substantial tax would also be payable by the Technology

Solutions Company stockholders. In general, a Technology Solutions Company stockholder would be treated as having received a distribution equal to the fair market value of the eLoyalty stock on the date of distribution. The distribution would be taxed as ordinary dividend income to the extent not in excess of Technology Solutions Company's current and accumulated earnings and profits. Thereafter, the distribution would decrease (but not below zero) a Technology Solutions Company stockholder's tax basis in his or her Technology Solutions Company stock. Thereafter, the distribution would be taxed as gain from the sale or exchange of Technology Solutions Company stock.



     Under United States federal income tax laws, Technology Solutions Company and eLoyalty would be jointly and severally liable for Technology Solutions Company's federal income taxes resulting from the contribution or spin-off being taxable. As summarized below under "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Tax Sharing and Disaffiliation Agreement," arrangements will exist between Technology Solutions Company and eLoyalty relating to tax sharing and other tax matters, including indemnification by Technology Solutions Company and eLoyalty to each other with respect to the failure of the contribution of the eLoyalty business or the spin-off to be tax free.



     United States Treasury Regulations require each Technology Solutions Company stockholder to attach to its United States federal income tax return for the year of the spin-off a detailed statement setting forth data as may be appropriate in order to show the applicability of Section 355 of the Code to the spin-off. Within a reasonable time after the spin-off, Technology Solutions Company will provide Technology Solutions Company stockholders with the information necessary to comply with these requirements, and will provide information regarding the allocation of the tax basis as described in the fifth bullet point above in this section. The private letter ruling, if received by Technology Solutions Company, will not specifically address the tax basis allocation rules applicable to Technology Solutions Company stockholders who hold blocks of Technology Solutions Company stock with different per share tax bases and these stockholders should consult their own tax advisors in that regard. ALL TECHNOLOGY SOLUTIONS COMPANY STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO THEM, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS AND ANY CHANGES IN UNITED STATES FEDERAL INCOME TAX LAW THAT MAY OCCUR AFTER THE DATE OF THIS INFORMATION STATEMENT/ PROSPECTUS.


MARKET FOR ELOYALTY COMMON STOCK


     See "Risk Factors" for a discussion of considerations relating to the market for and trading prices of our common stock following the spin-off.



     Currently there is no regular public market for our common stock. Our common stock has been approved for listing on The Nasdaq National Market under the symbol "ELOY," subject to official notice of issuance. "Regular-way" trading of our common stock is expected to begin on the first business day after the spin-off date. In addition, we expect that "when-issued" trading for our common stock will develop prior to the spin-off date. "When-issued" trading refers to that period when shares are traded prior to the time shares are actually available or issued. None of these trades, however, will settle until after the spin-off date, when regular trading in our common stock has begun. If the spin-off does not occur, all when-issued trading will be null and void. Technology Solutions Company expects that its common stock will continue to trade on a regular basis through and after the spin-off date.



     Shares of our common stock distributed in the spin-off will be freely transferable, except for shares received by persons who may be deemed to be our "affiliates" under the Securities Act of 1933, as amended (the "Securities Act"). Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with, us and may include some of our officers, directors or principal stockholders. Persons or entities who or which are our affiliates will be permitted to sell shares of our common stock only pursuant to an effective registration statement under the Securities Act or any exemption from the registration requirements of the Securities Act that may be available.

CONDITIONS TO THE SPIN-OFF


     The spin-off is conditioned on, among other things, declaration of the spin-off by the Technology Solutions Company board of directors. Other conditions to the spin-off include:



     - Technology Solutions Company's receipt of the private letter ruling from the IRS as described under "-- Material Federal Tax Consequences (which has been received);"



     - the receipt by Technology Solutions Company's board of directors of opinions of Technology Solutions Company's financial advisor regarding the fairness to stockholders of Technology Solutions Company of the spin-off and the viability of Technology Solutions Company and eLoyalty after the spin-off (which opinions have been received);


     - receipt of all material approvals and consents necessary to consummate the spin-off;

     - the absence of any prohibition of the spin-off by any law or governmental authority;


     - registration of our common stock under the Securities Act and the Securities Exchange Act of 1934 (the "Exchange Act") (which registrations have not yet been effected); and



     - approval for listing on The Nasdaq National Market of our common stock (which approval has been received).



     Even if all the conditions to the spin-off are satisfied, Technology Solutions Company has reserved the right to amend or terminate the reorganization agreement providing for the spin-off and the related transactions. The Technology Solutions Company board of directors has not attempted to identify or establish objective criteria for evaluating the particular types of events or conditions that would cause it to consider amending or terminating the spin-off. Although the conditions described above may be waived by Technology Solutions Company to the extent permitted by law, the Technology Solutions Company board of directors presently has no intention to proceed with the spin-off unless each of these conditions is satisfied.


OPINIONS OF FINANCIAL ADVISOR


     Technology Solutions Company has engaged Credit Suisse First Boston Corporation as a financial advisor in connection with the spin-off. As provided for in an engagement letter dated November 1, 1999, Credit Suisse First Boston has delivered to the Technology Solutions Company board of directors its written opinion with respect to:



     - the fairness of the spin-off from a financial point of view to the stockholders of Technology Solutions Company; and



     - whether the spin-off should materially and adversely affect the ability of Technology Solutions Company (after the completion of the spin-off) and eLoyalty to meet their respective projected operating and capital expenditures immediately following the spin-off through December 31, 2000 as set forth in the financial forecasts provided to Credit Suisse First Boston by the management of Technology Solutions Company.



The Technology Solutions Company board of directors considered this opinion in deciding to formally declare the spin-off dividend.



     The full text of the Credit Suisse First Boston opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations set on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion. The full text of the opinion has been attached as Annex I to this information statement/prospectus and is incorporated by reference in its entirety. The Credit Suisse First Boston opinion addresses only the fairness of the spin-off from a financial point of view to the stockholders of Technology Solutions Company and as to whether the spin-off should materially and adversely affect the ability of Technology Solutions Company (after the completion of the spin-off) and eLoyalty to meet their respective projected operating and capital expenditures immediately following the spin-off through December 31, 2000, as set forth in the financial forecasts provided to Credit Suisse First

Boston by the management of Technology Solutions Company. The opinion is addressed to the Technology Solutions Company board of directors and does not constitute a recommendation to any stockholder of Technology Solutions Company as to whether such stockholder should buy, sell or continue to hold shares of Technology Solutions Company common stock or, following the spin-off, eLoyalty common stock.



     As provided for in the engagement letter, Technology Solutions Company has agreed to pay Credit Suisse First Boston a customary fee, which will be paid upon the completion of the spin-off. Technology Solutions Company has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement. Technology Solutions Company has also agreed to indemnify Credit Suisse First Boston and related persons against specified liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.



     Credit Suisse First Boston was selected by the Technology Solutions Company board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as its familiarity with Technology Solutions Company. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Technology Solutions Company and eLoyalty for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.


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

                              eLOYALTY'S BUSINESS

OUR HISTORY


     eLoyalty was founded in 1994 as a business unit within Technology Solutions Company and was incorporated in Delaware in May 1999.



     Technology Solutions Company's core business originally consisted of the design, development and implementation of custom client/server computer systems for large corporate clients. Technology Solutions Company's first engagements in the customer relationship management or CRM area consisted of projects at two Fortune 500 companies which involved the identification, integration and implementation of various software products so that these clients could better communicate with their customers by telephone from a centralized location. These centralized locations are commonly referred to as call centers. The first of these projects began in 1991. Kelly Conway, eLoyalty's President and Chief Executive Officer, was hired by Technology Solutions Company in November 1993. Drawing upon Technology Solutions Company's experience and his own background and knowledge, Mr. Conway led the development of Technology Solutions Company's expertise in call center and other CRM technologies.



     Mr. Conway established the call center business unit within Technology Solutions Company in May 1994. To reflect the broader scope and strategic, enterprise-wide focus of the solutions developed and offered by the group headed by Mr. Conway, it was renamed the Enterprise Customer Management business unit in 1997. In June 1999, the Enterprise Customer Management business unit was named the eLoyalty division of Technology Solutions Company. Since 1994, this group within Technology Solutions Company has consistently dedicated time and resources to developing eLoyalty's strategic consulting and technology capabilities in an effort to lead the development of, and stay at the forefront of, the electronic customer relationship management or eCRM market.


OVERVIEW

     We are a management consulting and information technology services company providing solutions that are designed to improve customer relationships for our clients. We define these solutions as loyalty solutions.


     We believe that loyalty solutions are the next step in the CRM market. The CRM market refers to consulting services and software products designed to help companies better communicate with their customers. The CRM market focuses primarily on the person to person (for instance through field sales and field service) and telephone (for instance through call center) as the means of communication.



     With the emergence of the Internet, managing customer relationships has become more complex. The Internet is available at all times of the day and night and almost anywhere in the world. This freedom of access can create an expectation with customers that they should be able to communicate with any part of a company about any matter relating to their products or services at any time. To meet these new expectations, a company needs to link the policies and technologies of their existing CRM solution into this new electronic environment.



     We define the market opportunity created by this business need as eCRM. eCRM is an expansion of CRM to further include the Internet, e-mail and web-chat across each division of a company. Our key services to build a loyalty solution include:


     - strategic and business consulting to define a company's policy for managing customer relationships;

     - technical knowledge of the software products available from third party vendors in this area;

     - proprietary software and methodologies to tie together the different software products; and

     - ongoing support to meet the changing business requirements of our clients as well as to update their solutions as technology advances.

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

     The following scenarios illustrate how loyalty solutions can increase profitability and build loyalty:

                         CUSTOMER SCENARIO #1: BANKING

   A highly valued customer is late making his credit card payment. He has exceeded his credit limit and is about to have his credit line suspended. The bank's standard policy on late payments is to charge a $20 delinquency fee and to apply a high interest charge to the outstanding balance.

   A customer information database identifies the situation and notes that although he is a low value customer to the credit card division, he is of high overall value to the bank because he maintains several profitable accounts. In recognition of his value, the business rules put into place by executive management and embedded in the loyalty solution direct the customer service representative to initiate a call to the customer and notify him that he has been granted a two-week payment extension and that no fees or interest will be charged to his account. To increase the profitability of this relationship, the loyalty solution also prompts the customer service representative to up-sell the customer a new platinum credit card. The customer accepts the offer because his credit limit will be increased. The bank expects to generate higher annual fees from this upgrade as well as greater transaction revenue from the customer's increased spending.

                        CUSTOMER SCENARIO #2: TECHNOLOGY

   A highly valued customer has purchased many top-of-the-line computers from the direct sales division over the past two years. The customer has recently experienced a problem with a new printer only four months after buying it. Unfortunately, the customer did not purchase an extended warranty. The company's standard policy is to charge a fee to repair the machine after the standard, ninety-day coverage expires.

   The customer goes on-line, but cannot find the solution to the printer's problem using the self-service problem resolution application on the company's web site. The loyalty solution recognizes the customer's value and automatically presents the customer with a "call me" option. Within minutes, the customer receives a call at home from a technical engineer. The engineer quickly determines that the printer does not have sufficient memory to meet the customer's needs. Information pulled from the customer database by the loyalty solution also notifies the engineer that during the customer's previous on-line activity he has been browsing the scanner section of the company's web site. The engineer then informs the customer that he will not be charged for the service request and successfully sells the customer an upgrade package for the printer along with a new order for a scanner at a special discounted rate.

                          CUSTOMER SCENARIO #3: TRAVEL

   A top-tier business traveler is making an on-line reservation to fly with her husband and daughter on vacation. The executive travels over 100,000 miles a year with the airline, putting her in the top group of frequent fliers. She has collected sufficient points to upgrade her family on this trip, however, the airline's standard travel policy allows only one additional upgrade per reservation. This would mean that one of the three passengers has to travel alone in coach class seating. This same businesswoman is also the decision maker for her company's travel policy.

   The Internet ticketing system automatically searches the customer information database and determines that the customer is in the airline's highest value segment. Based on business rules put into place by executive management, the Internet ticketing system allows the high-value customer to upgrade up to three additional reservations. These rules, embedded in the loyalty solution, direct the system to offer the businesswoman a "companion travels free" coupon as an incentive for her to use the airline for subsequent personal travel.

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

INDUSTRY BACKGROUND


     Increasing competitiveness is forcing companies to become more focused on their current customers. The importance of customer relationships is a familiar business concept. New technologies are helping companies attract and maximize the value of their existing customers more effectively. In addition, the rapid growth of the Internet is fundamentally changing the way businesses communicate (interact) with their customers. Customers can use the Internet to more quickly evaluate products and prices from a wide range of companies without regard to geographical constraints. Consumers are increasingly using the Internet, e-mail and web-chat as their preferred methods of communication. International Data Corporation (IDC) expects the number of worldwide Internet users to grow from 142 million in 1998 to 502 million in 2003. In addition, IDC expects consumer e-mail users in the United States to grow from 48 million in 1998 to 112 million in 2005.


     To remain competitive in this dynamic business environment, more companies are seeking to create and enhance customer loyalty by making their interactions with customers more personal and relevant to the customer. By personalizing these contacts with their customers, companies hope to build a stronger relationship with each customer -- a relationship that will increase that customer's loyalty to the company's products or services. This greater loyalty is expected to increase revenue and profitability per customer. By knowing their customers better, companies can market complementary products, known as "cross-selling," or market higher-end products, known as "up-selling," during regular customer interactions.

     Furthermore, companies today are increasingly aware of the significant financial impact associated with losing high value customers, particularly in the early stages of the relationship. In most industries, initial customer acquisition costs far exceed a typical customer's spending in the first year. According to research presented by Frederick R. Reichheld and W. Earl Sasser, Jr. in a Harvard Business Review article, "companies can boost their profits by almost 100% by retaining just 5% more of their customers."


     The early stage of CRM was focused on the call center, where customer interaction took place through telemarketing, telesales and follow-up customer service. Although call centers were a first step in the CRM initiative, they were limited to only the telephone. In addition, call centers were often not integrated with back office transaction processing systems. As a result, significant amounts of manual processing were necessary to fulfill a customer's request.



     With advances in the Internet and information technology, CRM has become more sophisticated and complex. As a result of the Internet, customer expectations have increased, barriers to market entry have decreased and competitors are only a click away. The Internet also enables companies to obtain additional customer information and feedback at considerably reduced costs. To meet new customer expectations, ward off competitors and make use of new customer information, companies need to link their existing CRM solution into this new electronic environment. We define the market opportunity created by this business need as eCRM. eCRM is therefore an expansion of CRM to further include the Internet, e-mail and web-chat across each division of a company.



     Currently, no single software product can provide all of the capabilities needed to effectively address the eCRM market. To see why this is true, we need to examine the components of the eCRM market. The eCRM market can be separated into six significant components: Channel Management, eCommerce, Customer Segmentation, CRM Applications, Back Office and Call Center Technology.

     Companies today require these software products to be integrated into an enterprise-wide solution that incorporates all the various ways that companies communicate with their customers including the Internet, e-mail, web-chat, telephone and fax, and provides a seamless integration of these channels to support core business operations. Increasingly, companies are looking for outside providers to implement these initiatives directed at improving customer loyalty. The Gartner Group, an information technology research firm, predicts that the market for CRM services will grow from $2.9 billion in 1998 to $20.8 billion in 2003. The following diagram illustrates those six components grouped by their functionality, as well as examples of third party vendors who provide software in each category.



                   Significant Components of the eCRM Market

[COMPONENTS OF THE eCRM MARKET GRAPHIC]
CHANNEL MANAGEMENT             CUSTOMER SEGMENTATION            CRM APPLICATIONS
eCOMMERCE                        CRITICAL VOID                       BACK OFFICE
                             CALL CENTER TECHNOLOGY
                               eLOYALTY APPROACH


     While a well-defined technical system design is needed to successfully integrate these software products, the value of an eCRM solution is derived from combining this technical system design with an effective business strategy. The business strategy defines the policies for managing customer relationships and involves grouping customers into value segments and analyzing potential customer interactions. Business rules need to be created to define the specific actions that should be taken each time a customer interaction occurs. The results of these actions then need to be analyzed to ensure that the customers' loyalty has increased due to the interaction.



     A loyalty solution is an eCRM business and technology solution that is designed to help companies build lasting relationships with their customers, maximize the efficiency of customer interactions and capitalize on selling opportunities based on customer information gathered during these interactions.

THE ELOYALTY DIFFERENCE


     We believe that we can be considered a leading provider of loyalty solutions for the following reasons:


     - ACTION-ORIENTED APPROACH TO CREATING LOYALTY

      We help our clients by identifying appropriate customer loyalty goals, improving customer retention, increasing up-selling and cross-selling opportunities, reducing sales costs and increasing customer referrals. We identify these goals by analyzing and segmenting a client's customer base using key indicators including value, preference and potential sales opportunities. We work with the senior executives of our clients to help organize the company's approach to its customers based on the results of our analysis. Our approach is designed to translate the customer loyalty goals of our clients into operational business rules. The business rules prescribe a set of specific actions to be used by our client to help increase customer loyalty. In essence, we work with our clients to help them create practical steps to optimize everyday customer interactions.


     - ABILITY TO DESIGN AND INTEGRATE MULTI-CHANNEL ENTERPRISE-WIDE SOLUTIONS



      We provide our clients with the necessary skills to develop enterprise-wide loyalty solutions. We understand the technology, software applications and components across the Internet, e-mail, web-chat, telephone and fax. We are able to design solutions that integrate various point applications, our proprietary software and the back office transaction processing systems of our clients.



      Our familiarity with emerging technology and software applications used in the eCRM market coupled with our understanding of key business processes allow us to implement successful loyalty solutions.


     - PROPRIETARY TECHNOLOGY THAT ENHANCES OUR SOLUTIONS


      We have developed software that is designed to complement existing technology and point applications. The availability of this software reduces the time needed to deploy our solutions. In addition, our software increases the functionality of third-party applications that are used in our solutions. Our proprietary software, the Loyalty Suite, enables us to design a comprehensive solution that takes advantage of emerging technology.


      We develop software in our Loyalty Lab, which is a showcase for our business and technology capabilities. The Loyalty Lab is also used as a demonstration center for current and prospective clients and as a training center for employees. In addition, we use the Loyalty Lab to create prototypes and test solutions before they are implemented at a client's site.

     - ONGOING SUPPORT FOR OUR SOLUTIONS


      Loyalty solutions are complex multi-channel implementations that include many different software applications in an integrated design. To maintain optimal operating performance, a wide breadth of knowledge is required to understand each individual component and also how the pieces of the solution fit together. Each time one of these application vendors releases a new version of their software, our clients need to understand and verify the compatibility with the other components of their solution. These upgrades normally take place at least twice a year for each application and our clients are often unable to attract or retain resources with the broad range of skills in each of the existing and emerging technologies. Our Loyalty Support group provides around-the-clock support of the entire loyalty solution to ensure that all of our clients' customer-facing systems are operational. We also offer a broad range of maintenance, upgrade and performance monitoring services to establish a benchmark for our client's operations and to identify opportunities for continual improvement. In 1999, we received the Solution Integrator of the Year Award for New Business.

     - EXPERIENCED PROJECT TEAMS

      Our differentiated delivery model uses a team of between ten and fifteen principals and senior consultants, providing a solid core of experience. This group is led by two to three Vice Presidents and complemented by a similar number of supporting consultants. We believe this model provides us with an advantage over some of our competitors, who prefer a pyramid model of pairing one partner with many less experienced professionals.

      Many of our consultants have held senior management positions including Chief Executive Officer, Chief Financial Officer and Chief Information Officer. Our 100 Vice Presidents average 20 years of relevant industry experience and are distinguished in their ability to manage and deploy complex and multi-channel solutions. The average years of experience for our other professionals is 12 years. This level of experience has helped us to realize an average billing rate of $211 per hour and $215 per hour for the nine months and three months ended September 30, 1999, respectively.


     - ABILITY TO SERVE CLIENTS ON AN INTERNATIONAL BASIS



      We are an international company with a large presence in North America and we also have offices in London, Cologne, Paris, Sydney and Toronto. We have an established presence in Europe and are now expanding in Asia Pacific. For the nine month period ended September 30, 1999, 22.5% of our revenues were derived from our international operations.


      Through our Loyalty Lab and knowledge base of shared projects, methodologies and best practices, we have demonstrated to our multi-national clients our ability to provide loyalty solutions tailored to their local needs and requirements.

STRATEGY


     Our objective is to be the leading international provider of loyalty solutions. We intend to substantially increase our revenues and profitability and to create an international brand name. Our strategy to achieve these goals includes the following:


     - FOCUS ON THE BUSINESS BENEFITS WE DELIVER TO OUR CLIENTS

      We focus on highly strategic projects that are designed to improve the profitability of our clients. We identify customer loyalty goals and design business rules that prescribe a specific set of actions used by the client to increase customer loyalty. We perform detailed financial analysis to calculate the expected return on investment from implementing our loyalty solutions. Based upon our experience to date, we believe that the expected business benefits derived from using our loyalty solutions will measurably improve our clients' profitability.


      We may from time to time offer clients a value-based pricing model for our solutions based upon these expected business benefits. We believe that this pricing model (which we call Guaranteed Business Benefits) will be of significant interest to our clients and differentiate us from our competitors.


      Under this model, we may reduce our billing rates or limit our fees in exchange for a share of the expected economic benefits to our clients from implementing our solutions. By sharing in the cost savings, profitability and increased revenues that result from our solutions, we anticipate that we will experience greater client satisfaction, higher revenues and increased profitability.

     - EXTEND OUR TECHNOLOGY INNOVATION AND THOUGHT LEADERSHIP


      We will continue to invest the necessary resources to develop leading-edge loyalty solutions. The investment is directed in two main areas: emerging eCRM technology and business thought leadership that we define as leading-edge research on customer behavior.


      To be at the forefront of emerging technology, specifically the Internet, we will continue to maintain and develop relationships with leading software vendors. We have strategically invested in a talented group of technology experts that focus exclusively on creating innovative loyalty solutions. Our Loyalty Lab is the focal point for these activities in addition to providing a demonstration center for our competencies.

      We plan to advance our business thought leadership and education on the concepts of customer loyalty. We intend to explore areas including brand impact, customer perception and satisfaction, the interdependency of multiple interactions to ensure that our loyalty solutions reflect and extend the most forward-thinking business ideas. We believe that our technology and business capabilities will significantly enhance our competitive position by enabling us to deliver more complete solutions.

     - CONTINUE TO ENHANCE OUR LOYALTY SOLUTIONS

      We currently have two separate initiatives to enhance our loyalty solutions: extend our current Loyalty Support services and introduce our Loyalty Hosting offering. We have been providing our clients with our Loyalty Support service to ensure that our implementations result in continued business value to our clients. We provide around-the-clock maintenance, support and upgrade services. We intend to additionally provide business performance monitoring to identify opportunities for continual improvement of their loyalty solutions.


      We intend to offer additional flexibility to our clients with our Loyalty Hosting offering. This offering will provide remote subscription to our loyalty solutions for those clients who desire to reduce risk, time and initial investment in their effort to use a sophisticated design to realize the on-going value of our loyalty solutions.


     - BUILD STRATEGIC VENDOR RELATIONSHIPS

      We will continue our investment in two kinds of strategic vendor relationships. First, we plan to collaborate with the leading-edge technology and application vendors to gain access to new products at an early stage of release. This early access allows us to rapidly develop the necessary implementation and integration skills required in our loyalty solutions. Second, we intend to establish vendor relationships as part of our overall sales efforts including joint lead development and sales calls. The purpose of these relationships is to give us alternate channels for developing new business. We have been collaborating with Lucent Technologies and DST Systems and are in the process of establishing more formal arrangements with them.


     - CONTINUE TO BUILD BRAND AWARENESS


      A successful brand results in a greater ability to attract new clients and employees as well as to improve competitive positioning. We will continue to invest in marketing programs to build brand awareness through regular publications, award sponsorship, communications with analysts, trade shows, industry events and marketing material. In 1999, eLoyalty received Solutions Integrator magazine's SI Impact Award for Solution Integrator of the Year. In addition, our Loyalty Support services received the SI Impact Award for New Business. We are the founder and a sponsor of the prestigious Computerworld Smithsonian 21st Century Pioneer Awards Program and the sponsor of Britain's Most Admired Company award.

     - CONTINUE TO INVEST IN INFRASTRUCTURE

      We plan to continue our strategic investments in operational and management information systems. We have developed a sophisticated web-based management information system, GetLoyal.com, that provides us with a real-time global view of our staffing, pipeline, scheduling, forecasting, accounting and client information. We will continue to refine and upgrade our management systems so that we can optimize our resource allocation and achieve our target operational measures.

     - CONTINUE TO ATTRACT AND RETAIN EMPLOYEES

      Our key assets are our employees. We will continue to invest in the necessary resources to attract and retain highly qualified and motivated personnel. We have concentrated on fostering an energetic
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      working environment that facilitates and rewards initiative and achievement. In keeping with this goal, we are developing our Employee Loyalty program, an enterprise-wide human resources management program. The Employee Loyalty program is designed to create a culture that engenders communication, recognize significant employee achievements and provide training on new technology. In addition, we intend to make available to all of our employees stock options and other performance-based incentives.

      In our five years of operation, the success of our human resources management is reflected in the average tenure of our employees. As of September 30, 1999 the average tenure of our senior management was about 52 months, Vice Presidents about 44 months and other professionals about 27 months.


     - EXPAND OUR INTERNATIONAL PRESENCE



      We expect our plans for international expansion will allow us to capitalize on high-growth geographic regions and further diversify our revenue base. We also believe this will enable us to develop closer relationships with our multi-national clients who are increasingly seeking service providers with experience in addressing their needs and requirements on an international basis. We are committed to ensuring the consistency and quality of our loyalty solutions worldwide through our Loyalty Lab and knowledge base of shared projects, methodologies and best practices.


THE ELOYALTY SOLUTION


     We believe that our ability to deliver successful loyalty solutions to our clients results from our approach, our competencies and the software that we develop in-house. Our approach is a methodology that we adopt to define, identify and articulate the various elements that create a successful loyalty solution. Our competencies allow us to address the business needs of our client. These competencies include strategic consulting skills, business value analysis, business process redesign, technical system design and integration of various technologies and software applications and post-implementation support. Our software enables us to complement the functional gaps of existing technology and eCRM applications and helps reduce time to implementation, reduce deployment risks and increase the functionality of our loyalty solutions.


  Approach

     eLoyalty has developed a four-step methodology to translate high-level strategy into an implementation design:

     - DEFINE: Identify the specific situation of a customer at any point in time;

     - RECOGNIZE: Create rules that prescribe the actions to be taken by the client when these specific circumstances have been identified;


     - EXECUTE: Enable the client to execute these actions across any of the various ways that companies communicate with their customers each time a contact with the customer occurs; and


     - MEASURE: Report and diagnose the effectiveness of these actions on customer loyalty.


By executing this approach, organizations can influence behavior resulting in greater customer loyalty.


  Competencies


     Successful loyalty solutions generally require a combined knowledge of business strategy and technology application. To provide our clients with a complete solution, we have developed capabilities in many key business consulting disciplines, technology integration and system design. Our competencies


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include repeatable methodologies and proprietary tools that should increase the success and effectiveness of our projects. The following list highlights our core competencies:


     - ASSESSMENT -- Working with our clients, we evaluate their efficiency and effectiveness in handling customer interactions. We use our Loyalty Observer, a proprietary software tool, to help with this process. The Loyalty Observer enables our professionals to capture and analyze the performance measures of each customer interaction, including the number of legacy systems used to handle the situation, interaction time, reason for interaction and actions taken to resolve any customer issues. We use these results to influence the Business Process Design.


     - STRATEGIC CONSULTING -- Through our strategic consulting competency, which we call Loyalty Strategy, we assist our clients in identifying their most valuable customers through detailed segmentation of their customer base. We use this segmentation to target high-value customers to receive special offers or service levels designed to increase their loyalty to our client. Enhanced loyalty results in increased purchases, reduced cost of sales and additional customer referrals.

     - BUSINESS CASE -- Based on the results of our strategic consulting and operational assessment, we perform a detailed financial analysis to calculate the expected return on investment for the implementation of our loyalty solutions. Our Business Case also establishes goals, alternatives and priorities and assigns client accountability throughout resulting projects.

     - BUSINESS PROCESS DESIGN -- Following our Business Case analysis, we select the appropriate loyalty solution for our client. The implementation of our loyalty solutions can lead to significant organizational, structural, operational and staffing changes. Our Loyalty Process Design is the method we employ to determine the changes in business processes and organizational structure required to implement our loyalty solutions. Our clients implement these changes because of the tangible business benefits identified by our Business Case analysis.


     - TECHNICAL DESIGN AND SYSTEMS INTEGRATION -- This competency allows us to implement the technical aspects of our loyalty solutions. We design a loyalty solution to integrate a variety of software applications from third-party vendors and our own Loyalty Suite. The applications we integrate include channel management, customer segmentation, CRM applications, eCommerce, back office and call center technology.


     - SUPPORT AND HOSTING -- Through our Loyalty Support capabilities, we provide ongoing maintenance, technical upgrades, benchmarking and we monitor our solutions to ensure high quality service and efficiency. We intend to offer hosting services of our loyalty solutions on behalf of our clients. Loyalty Hosting will provide our clients with remote access to our loyalty solutions. By using this solution, our clients will experience less risk, time and initial investment in their effort to enhance customer loyalty.

  Software


     The Loyalty Suite is a set of software applications that we license to our clients. Our software ties together the critical components of the loyalty solution. The Loyalty Suite provides sophisticated real-time information, allowing the client to handle each customer interaction in a consistent manner throughout the enterprise. As of September 30, 1999, we had implemented components of our Loyalty Suite to over 30 of our clients as part of our solution. The Loyalty Suite currently consists of the following:



     - LOYALTY COCKPIT -- The Loyalty Cockpit is a desktop portal providing real-time customer information collected throughout the enterprise. The application is designed for employees that interact with customers. The user benefits from an enterprise view of the customer. A sophisticated scripting feature assists the user to navigate quickly to the multiple point solutions required to effectively manage the interaction. This is accomplished by automating the sequence and the access to various CRM applications and back office systems.


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     - LOYALTY REPOSITORY -- The customer information contained in the Loyalty
       Repository enhances and extends existing data stored in CRM applications, legacy systems and marketing databases. The information is used to determine customer loyalty indicators such as customer value, preference and potential sales opportunities. Unlike traditional application databases, the Loyalty Repository is specifically designed for optimum use in real-time for quickly accessing multiple pieces of customer information. The data model is highly flexible allowing companies to define specific parameters for their loyalty indicators in real-time. For example, the levels at which customer value is segmented are assigned using the Loyalty Rules Configurator, and can be changed dynamically to reflect a company's loyalty goals.

     - LOYALTY RULES CONFIGURATOR -- The Loyalty Rules Configurator is the user interface for the Loyalty Decision Engine. It is designed for the business user, allowing non-technical managers to define key characteristics of their customers, employees, events and actions. Business managers can then decide which resources and actions to select for specific customer profiles and in specific situations. These decisions are stored as "rules" by the application and reflect the multi-dimensional aspects of the customer relationship strategy.

     - LOYALTY DECISION ENGINE -- The Loyalty Decision Engine is the brain of the Loyalty Suite. It is a powerful, efficient, server-based application that applies loyalty business rules across multiple channels and enterprise applications.

     - LOYALTY OUTCOME MANAGER -- The Loyalty Outcome Manager is a web-based application that enables companies to streamline their data collection and measurement processes. It enables companies to test and report on their performance through measurement and analysis of key customer, event and resource information that is collected over time. The Loyalty Outcome Manager reduces the time and cost to provide companies with a customer loyalty scorecard.


     - LOYALTY CHANNEL INFLUENCER -- The Loyalty Channel Influencer pulls information from customer interactions across the Internet, e-mail, web-chat, fax and interactive voice response systems. This information is then stored in the Loyalty Repository for use with future customer interactions.


     - LOYALTY WAREHOUSE -- The Loyalty Warehouse is a database that stores information about customers, human resources, events, actions and customer interactions. It is a chronological history of information that reflects patterns and trends of customer loyalty data over time. The Loyalty Warehouse is a flexible model that is able to continually respond to the dynamic nature of a company's customer relationship and loyalty information. This data model is specifically designed for optimum processing of large data requests such as batch reporting.

CLIENTS

     For the nine months and three months ended September 30, 1999, eLoyalty's five largest clients accounted for 21.8% and 23.6% of our revenue, respectively; our twenty largest clients accounted for 54.8% and 62.4%, respectively, of our revenue. No single client accounted for more than 10% of our total revenue in any quarter during that period. For the nine months ended September 30, 1999, 34 clients each accounted for over $1 million of revenues.

     For the three months ended September 30, 1999, 89.9% and 51.1% of our revenues came from clients who were also clients during the three months ended June 30, 1999 and the three months ended September 30, 1998, respectively.

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     The following is a representative list of companies for which we were providing solutions on November 30, 1999:

     - ADAC Laboratories, Inc.
     - A&E Signature Services, a Division of Montgomery Wards
     - Agilent Technologies, Inc.
     - Allina Health System
     - Allstate Insurance Company
     - Axel Springer Verlag AG
     - Bank of America Corporation
     - British Broadcasting Corporation (BBC)
     - Club Mediterranee (Club Med)
     - Deutsche Telekom AG
     - Federal Kemper Life Assurance Company
     - General Motors Corporation
     - Intuit Inc.
     - Lucent Technologies, Inc.
     - News Limited
     - Penn Treaty American
       Corporation
     - Sprint Communications Company, L.P.
     - Union Bank of California, N.A.
     - USA Group, Inc.
     - U S WEST Communications, Inc.
     - Virgin Atlantic Airways Limited
     - Xerox Canada Ltd.


CASE STUDIES



     The following are examples of actual client services we have provided. In each case the client has given us permission to describe the solution that we provided for them. These case studies therefore illustrate some of the solutions that we have created for our clients.


                        PENN TREATY AMERICAN CORPORATION

  CHALLENGE

     To help our client improve its competitive position and to make their sales agents more effective in building long-term relationships with their customers by providing alternative channels to improve the sales and accuracy of processing sales orders and increase their on-line marketing capabilities.

  SOLUTION

     - Developed an on-line system for our client's national independent agency network for access to real-time information on insurance quotes and status of pending customer policies and applications.

     - Created a solution that simplified and streamlined the sales process. This new solution enabled agents to complete their customer policy applications in real-time, thereby creating a competitive advantage.


     - Defined and implemented an overall technical design to support these new systems and their customer relationship strategy.


     - Currently creating individual web sites for all the agents that will allow them to have a direct relationship with their customers and engage in eCommerce. We intend to link these web sites to the on-line system, enabling agents to obtain real-time insurance quotes and status on pending customer policies and applications directly from their individual web sites. This will significantly improve the marketing capability of these agents.

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

                     FEDERAL KEMPER LIFE ASSURANCE COMPANY

  CHALLENGE

     Help our client achieve the following objectives: (1) streamline the management of their customer interactions; (2) develop a consistent mechanism for handling their customers; and (3) support the roll-out of new channels for their customer interactions.

  SOLUTION

     - Developed a methodology and set of business rules that supported target marketing and proactive selling to their customers based upon the knowledge of each customer and distribution channel. A pilot campaign increased outbound sales call productivity between 30% and 50%.

     - Deployed the overall solution including software developed in our Loyalty Lab that enabled a multi-channel management of customer interactions.

     - Automated numerous manual functions and integrated the solution with back office processing systems resulting in a more efficient sales and fulfillment process.

     - Provided support services to maintain and support the customized technology environment.


     - By implementing a consistent technical design throughout our client's enterprise, we were able to help our client share valuable information about their customers across multiple divisions. This improved our client's ability to up-sell and cross-sell their products and services to their customers.


     - Our solution is credited with helping our client to realize multi-million dollar cost savings and increased sales as well as a significant reduction in employee attrition partially due to the introduction of easy-to-use customer service desktops powered by the Loyalty Cockpit.

                            AXEL SPRINGER VERLAG AG

  CHALLENGE

     Help our client achieve the following objectives: (1) reduce operational costs; (2) increase sales; and (3) strengthen their competitive position.

  SOLUTION


     - Developed an effective strategy to facilitate and improve our client's customer relationships by deploying multimedia customer interaction centers that handled e-mail, fax, telephone calls and written correspondence. By defining the overall strategy and technical design that integrated a number of customer contact channels, our client could more cost-effectively influence their customer's experience and focus on additional selling opportunities.



     - Created a set of best practices for each of the various ways that companies communicate with their customers to ensure high quality service and consistent management of their customers.



     - Integrated the solution with the third-party order processing software from SAP AG and legacy systems resulting in a seamless and consistent technical design throughout our client's company. This provided the ability for our client to handle multiple customer requests across different divisions.


     - Developed a web-based transaction processing application that captured real-time information about customer inquiries. Our client used this information to increase up-selling and cross-selling opportunities for its products across all customer channels.

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     - Implemented our software to allow our client to collect detailed information about their customer's needs and preferences. This information was used to tailor their products and services to increase sales and to increase up-selling and cross-selling opportunities.

     - Centralized customer contacts relating to more than 20 different product lines into two multimedia centers offering around-the-clock access for their customers.

SALES AND MARKETING

     Our sales and marketing efforts are performed by our senior level professionals, the majority of whom are also responsible for managing the implementation of our solutions. We have recently created two new sales and marketing groups, the business development team and the solutions marketing group. Our business development team consists of experienced industry professionals who focus on new client opportunities. Our solutions marketing group establishes relationships with select vendors and leverages their distribution networks to accelerate the acquisition of new clients. Our goal is to maintain long-term relationships with our clients in order to generate recurring revenues.

     BUSINESS DEVELOPMENT TEAM -- Our business development team targets Global 2000 companies. This team is a set of senior professionals with an average industry experience of 12 years. These professionals develop executive level relationships with our clients. As of September 30, 1999, eLoyalty had 17 business developers, each dedicated to a specific region.

     SOLUTIONS MARKETING -- We are in the process of establishing more formal arrangements with companies such as Lucent Technologies and DST Systems. We expect that these relationships will provide us with alternative channels for identifying prospective clients. We intend to develop more of these relationships to increase our market share.

     In addition, our solutions marketing group seeks to communicate a consistent message to our professionals on the availability, use, pricing and integration of our solutions and leverage the benefits of our Loyalty Lab. This communication results in the reduction of technical risk, time and cost associated with the delivery of our solutions.

     AGGRESSIVE BRAND DEVELOPMENT -- Following the launch of the eLoyalty brand, we continue to expand our strategic initiatives to create greater awareness of our solutions. We have conducted aggressive marketing and branding programs that include the development and launch of our new web site, frequent press releases and new marketing material. Our Journal of Customer Loyalty, a quarterly publication featuring articles by industry professionals, has a distribution list of over 19,000 and is supplemented by a monthly e-mail campaign entitled "All Roads Lead to Loyalty." We also have direct mail campaigns, joint marketing, industry and investment analyst relations and trade show participation and sponsorship.

     We are also a sponsor of two awards that recognize individuals and companies on their quality of operations. We established the Computerworld Smithsonian 21st Century Pioneer Awards Program to honor prestigious companies and individuals that leverage technology to benefit society. Management Today's "Britain's Most Admired Companies" researches companies from several sectors to find the one that has the best reputation among its competitors based on categories such as quality of marketing, use of corporate assets, quality of products/services and many others. These award programs give eLoyalty the opportunity to promote its name recognition globally and continue its positioning as an industry thought leader.

RESEARCH AND DEVELOPMENT

     The market we operate in is constantly evolving due to changing business needs and the increasing number of software products that are available. We believe that it is necessary to invest in research and development to remain competitive. In 1998, we formally established our Loyalty Lab as a center for our research and development group. The lab is an important part of our strategy and we have made

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significant investments to build our research and development over the last four years and we plan to continue these investments. As of September 30, 1999, 37 employees were working in our Loyalty Lab.


     Our software, called the Loyalty Suite, provides our clients with functionality that is not currently available from third party software vendors as part of their standard product offering without additional development. Our software helps to tie the components of the loyalty solution together and capture important customer loyalty information. The Loyalty Suite has been designed using the experience we have gained from developing loyalty solutions for our clients over the past five years.


     The objectives of our Loyalty Lab are as follows:

     - to enhance the Loyalty Architecture through research and evaluation of emerging technologies;

     - to work closely with technology partners to decrease the time and difficulty of integration;

     - to develop and enhance the Loyalty Suite;

     - to be a center for demonstrating loyalty solutions to our current and prospective clients; and

     - to train our employees on our solutions.

     eLoyalty's research and development expenditures for fiscal 1997 and 1998 were approximately $1.7 million and $2.4 million, respectively. We spent $2.9 million on research and development for the seven month period ended December 31, 1998, and $3.6 million for the nine months ended September 30, 1999.

     TECHNOLOGY EXPERIENCE -- We have collaborated with vendors to allow us to more effectively integrate their software into our solutions. This experience enhances our ability to provide a more complete solution. The relationships that we have with these vendors are non-exclusive. The following list is an example of some of these vendors:

     - BroadVision, Inc.
     - Cisco Systems, Inc.
     - Clarify, Inc.
     - DST Systems, Inc.
     - eFusion, Inc.
     - E.piphany Incorporated
     - Genesys Corporation
     - Kana Communications, Inc.
     - Lucent Technologies, Inc.
     - Nuance Communications, Inc.
     - Oracle Corporation
     - RightPoint Software, Inc.
     - SAP AG
     - Servicesoft Technologies, Inc.
     - Silknet Corporation
     - Speechworks International, Inc.
     - Siebel Systems, Inc.
     - TriVida Corporation
     - Vantive Corporation
     - Vignette Corporation
     - Webline Communications Corporation

COMPETITION


     Although the CRM market has been in existence for some time, the eCRM market in which we compete is relatively new and very competitive. We expect competition to intensify even further as this market evolves. Many of our competitors have longer operating histories, more clients, longer relationships with their clients, greater brand or name recognition and significantly greater financial, technical, marketing and public relations resources than we do. As a result, our competitors may be in a better position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their products and services more effectively than we do. These risks are especially pronounced in our industry where we will face major challenges from other companies including:


     - systems integrators such as Andersen Consulting, Deloitte & Touche LLP, Ernst & Young LLP, KPMG LLP, PricewaterhouseCoopers LLP, Arthur Andersen LLP, IBM Global Services, Cambridge Technology Partners, Sapient Corporation, Diamond Technology Partners and Whittman-Hart Inc.;

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

     - Internet and eCommerce services companies such as Scient Corporation, Viant Corporation, Proxicom, Inc., AppNet Inc., Tanning Technology Corporation and Razorfish, Inc.;


     - large information technology services companies such as Computer Sciences Corporation and Perot Systems Corporation;


     - management consulting firms such as Bain & Company, Booz, Allen & Hamilton, Boston Consulting Group, Inc. and McKinsey & Company; and

     - internal information technology departments of current and potential clients.


     New market entrants pose a threat to our business. We do not own any patented technology that precludes or inhibits competitors from entering this market or from providing solutions similar to ours. Existing or future competitors may develop or offer solutions that are comparable or superior to ours at a lower price. In addition, several competitors have announced their intention to offer a broader range of services than they currently provide. Many of our competitors focus on the implementation of CRM applications.


     We believe that we are differentiated from our competition by our ability to provide a complete loyalty solution. We believe that this involves a combination of several different and specialized skills including:

     - strategic business consulting to define a company's policies for managing customers in each division and group within the organization;

     - technical knowledge in each of the different products that a company needs to communicate with their customers using the Internet, telephone, e-mail and fax;

     - integration techniques to enable each of these software products to be tied together; and

     - ongoing support of their loyalty solution to meet changing business requirements and emerging technology.

INTELLECTUAL PROPERTY RIGHTS


     A majority of our clients require that we grant to them all proprietary and intellectual property rights with respect to the work product resulting from our performance of solutions, including the intellectual property rights to any custom software developed by us for them. Each grant of proprietary and intellectual property rights limits our ability to reuse work product components and work product solutions with other clients. In a limited number of such situations, we have obtained, and in the future may attempt to obtain, an ownership interest or a license from our clients to permit us to market custom software to other clients. These arrangements may be nonexclusive or exclusive, and licensors to us may retain the right to sell products and services that compete with those of eLoyalty.


     We also develop core software and methodologies, such as the Loyalty Suite, that are owned by us and licensed to our clients. We regard these software and methodologies as proprietary and intend to protect our rights, where appropriate, with registered copyrights, patents, registered trademarks, trade secret laws and contractual restrictions on disclosure and transferring title.

     In addition, to protect our proprietary information, we rely upon a combination of trade secret and common law, employee nondisclosure policies and third-party confidentiality agreements.

EMPLOYEES


     As of September 30, 1999, eLoyalty had 653 employees of which 515 were billable employees. Of the 653 employees, 534 were located in North America, 102 in Europe and 17 in Australia. Our business is mainly of professional services and is inherently people intensive. We believe we have a satisfactory relationship with our employees. Our average annualized turnover of billable employees was 17.9% and 16.6% for the nine months and three months ended September 30, 1999, respectively. None of our

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employees is represented by a union. Most of our European employees have employment agreements generally requiring three months' notice of termination by us. In addition, the laws and regulations of the foreign countries in which we operate may increase the cost of terminating employees in those countries. We maintain various programs and strategies to retain and recruit employees.

FACILITIES


     eLoyalty's principal executive office is located at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois. It consists of approximately 15,000 square feet of leased office space. We expect that on or about March 1, 2000 we will move our headquarters to Two Conway Park, 150 Field Drive, Lake Forest, Illinois 60045. Our offices there will consist of approximately 20,816 square feet. We also lease office space throughout the United States and abroad, in some cases pursuant to subleases with Technology Solutions Company. Our domestic offices are located in Austin, Texas, San Francisco, California and Waltham, Massachusetts. Our international offices are located in London, Cologne, Paris, Sydney and Toronto. Pursuant to the reorganization agreement between us and Technology Solutions Company, we will also have the ability to use, subject to some restrictions, Technology Solutions Company offices in Atlanta, Georgia, Dallas, Texas, Los Angeles, California, Minneapolis, Minnesota and New York City through June 30, 2000 for no charge. Technology Solutions Company also has comparable rights to use our domestic branch offices for the same period and subject to the same terms, conditions and restrictions.


LEGAL PROCEEDINGS

     We are not a party to any material pending legal proceedings.

DIVIDEND POLICY

     We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

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               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with eLoyalty's Financial Statements and Notes and the other financial information appearing in this information statement/prospectus. In addition to historical information, the following discussion and other parts of this information statement/prospectus contain forward-looking information that involves risks and uncertainties. eLoyalty's actual results could differ materially from those anticipated by such forward-looking information for many reasons, including competitive factors, risks associated with eLoyalty's expansion plans, transitional service agreements with Technology Solutions Company and other factors discussed under "Risk Factors" and elsewhere in this information statement/prospectus. Effective beginning December 31, 1998, we changed our fiscal year end from May 31 to December 31. The seven month transition period of June 1, 1998 through December 31, 1998 precedes the start of the new fiscal year. References in this section to a fiscal year mean the fiscal year ended May 31.


OVERVIEW

     Our revenue consists of fees generated for professional services and support services, as well as license revenue generated from sales of in-house developed software, all of which we collectively sell as solutions to our customers. To date, revenues from software have not exceeded 3.0% of our total revenues in any quarter and were 1.4% and 1.5% of our total revenues for the first nine months of 1999 and the twelve months ended December 31, 1998, respectively. We expect this split of revenues between professional services and software to remain relatively constant in the foreseeable future.

     Revenues from our support services were less than 1.5% of our total revenues for the first nine months of 1999 and the twelve months ended December 31, 1998. Our revenues from support services may increase in the future. In addition, we intend to offer hosting services for our loyalty solutions, which would generate a recurring revenue stream. For selected clients, and after the completion of a detailed financial analysis, we may from time to time price engagements on a value-based model under which we reduce our billing rates or limit our fees in exchange for a share of the expected economic benefit to our clients of implementing our solutions. Our failure to accurately estimate variables in pricing engagements on these terms could reduce the profitability of, or result in a loss on, those projects and could damage our client relationships and our reputation.


     To date, we have provided professional services to our clients principally on a time and materials basis. We have, on limited occasions, contracted phases of our projects on a fixed fee basis. We expect that we will continue to provide most of our professional services on a time and materials basis. Under time and materials contracts, we recognize revenue as services are provided. We are generally reimbursed for reasonable expenses under our contracts.


     Our revenue from international operations represents revenue from engagements with our clients outside of the United States. Currently, we have international operations in Europe and Australia. We intend to expand our Australian operations and establish a presence in Asia. Revenue from international operations has made an increasing contribution to our total revenues and we anticipate that in the future our revenues from international operations will account for a greater percentage of our total revenues. International operations are subject to a number of additional risks and our international sales growth will be limited if we are unable to manage those risks. International operations represented 22.5% and 22.0% of total revenues in the first nine months of 1999 and in the twelve months ended December 31, 1998, respectively. International operations represented 10.3% and 12.5% of income before income taxes in the first nine months of 1999 and in the twelve months ended December 31, 1998, respectively.

     We typically experience seasonal fluctuations in our revenues and earnings on a global basis in the fourth quarter because of the reduced number of billing days due to holidays. In addition, we have experienced a slight decrease in revenues from our European operations in the third quarter because of extended vacation periods. Although those decreases in revenue have not been significant in the past, they may increase as we expand internationally.

     Revenues from our operations in the United Kingdom, Germany, Switzerland, France, Australia and Canada are currently denominated in U.S. dollars and various other local currencies such as Pound Sterling, Deutsche Marks, French Francs, Swiss Francs, Euros, Australian dollars and Canadian dollars. We believe that an increasing portion of our international revenue and costs will be denominated in foreign currencies in the future. Non-U.S. currency denominated revenue represented 15.2% and 17.5% of revenues for the first nine months of 1999 and the twelve months ended December 31, 1998, respectively. Historically, we have not experienced material fluctuations in our results of operations due to foreign currency exchange rate changes.

     We have a diversified client base and revenues from our top five and top 20 clients represented 21.8% and 54.8%, respectively, of revenues in the first nine months of 1999 and 22.6% and 54.9%, respectively, of revenues in the twelve months ended September 30, 1999. No single client accounted for more than 10% of our total revenue in any quarter during those periods. We do not expect that our revenues from our top clients as a percentage of our total revenues will increase.

     Project personnel costs represent our most significant expense. These costs consist primarily of salaries, incentive compensation and employee benefits for company personnel available for client assignments as well as fees paid to subcontractors for work performed on our projects. Our revenues from using subcontractors were 4.6% of total revenues in the first nine months of 1999 and 2.7% of total revenues in the twelve months ended December 31, 1998. We anticipate that we will continue to use subcontractors from time to time, although we expect that the extent to which we use subcontractors will remain constant or decrease as a percentage of revenues.

     Gross profits represent our revenues less project personnel costs ("Gross Profit"). We anticipate that to the extent we have additional software and hosting services revenues, the margin on our Gross Profits will increase. Gross Profit margins are negatively impacted by several factors, including the use of subcontractors and non-billable time incurred by project personnel.


     Sales and marketing expenses consist primarily of salaries, incentive compensation and employee benefits for dedicated sales and marketing personnel in our marketing, business development and solutions marketing groups (prior to May 1999 this also included an allocation from Technology Solutions Company for their corporate sales and marketing). Sales and marketing expenses do not include sales and marketing expenses associated with other employees who are not part of the sales and marketing group. In addition, sales and marketing expenses include promotional and brand development costs, business development staff recruiting costs, travel expenses and depreciation expenses. We expect that our sales and marketing expenses will increase as a percentage of revenues in the future as we invest in brand development.



     Research and development expenses consist primarily of salaries, incentive compensation and employee benefits for dedicated personnel, staff recruiting costs, administrative costs, travel expenses and depreciation expenses. Expenses of establishing our Loyalty Lab in fiscal year 1998 are included in research and development expenses beginning in the second quarter of 1998. Our Loyalty Lab is the center for our research and development activities. It is an important part of our strategy which we believe improves the effectiveness of our loyalty solutions. The objectives of our Loyalty Lab are to enhance our loyalty solutions, to allow us to work closely with emerging technology and to be a demonstration center for our clients' senior executives. Our research and development expenses as a percentage of revenues have decreased slightly to 3.3% for the first nine months of 1999 from 3.5% for the twelve months ended December 31, 1998. We anticipate that research and development expenses will continue at approximately the same percentage of revenues for the foreseeable future.



     General and administrative support expenses consist of salaries, incentive compensation and benefits for our managerial and administrative staff (including senior and regional management) as well as provisions for doubtful receivables. The provisions for doubtful receivables have historically been approximately 1% of total revenues with the exception of the 1998 transition period. Because we established a provision for doubtful receivables related to revenues generated during the 1998 transition period (largely from clients of The Bentley Group), the total provisions for doubtful receivables rose to approximately 4.1% of total revenues. Other overhead expenses consist of employee costs for training, some travel expenses, laptop computer leases and other non-billable expenses not directly related to projects, sales or research and development.


     Technology Solutions Company corporate services allocation expenses relate to all shared services provided to us by Technology Solutions Company, including legal, information systems, finance and accounting, insurance, human resources, benefits administration, stockholder services and corporate managerial services. Technology Solutions Company corporate services allocation expenses also include the Chicago headquarters for all periods and all other directly allocated offices prior to April 30, 1999. In addition, labor costs associated with recruiting were also included in this expense item prior to April 30, 1999. From January 1 through June 30, 2000, these services will be allocated as part of the Shared Services Agreement described under "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Shared Services Agreement." Although we have never operated as a stand-alone company and have limited historical basis for our cost estimates, we anticipate our combined general and administrative and corporate services allocation expenses will decrease as a percentage of total revenues; however, we expect short term increases as we build our infrastructure to manage these functions as a separate company. We expect that by the third quarter of 2000 we will be able to provide for ourselves the services currently provided by Technology Solutions Company. After that time we expect that the costs for these services will be reflected in general and administrative expenses.



     Since May 1, 1999, our recruiting and some office expenses have been transferred from Technology Solutions Company corporate services allocation expenses to general and administrative expenses as the management of those functions was transferred to us from Technology Solutions Company. The expenses for facilities are attributable to facilities specifically allocated to us.


     Goodwill amortization expenses relate to our acquisitions of The Bentley Group in June 1997, Geising International in February 1997 and Aspen Consultancy Ltd. in May 1996. The goodwill amortization for The Bentley Group acquisition is approximately $1.0 million per quarter and is being amortized over a five year period (1997 to 2002). The goodwill amortization associated with The Bentley Group acquisition currently represents approximately 80% of our total goodwill amortization costs.


     Historically, our effective tax rate has fluctuated significantly and for some periods our effective tax rate was unusually high. The high effective tax rates were due primarily to pre-tax losses being generated in low tax-rate jurisdictions and pre-tax earnings being generated in high tax-rate jurisdictions. Our effective tax rate of 47.5% and 61.0% for the nine months ended September 30, 1999 and the twelve months ended December 31, 1998, respectively, was adversely impacted by nondeductible goodwill and expenses as well as foreign tax rate differences. As we implement tax planning strategies for our business as a stand-alone entity, we expect our effective tax rates to be less than these historical levels.

     The following tables present the relative composition of revenue and expenses.

                                    eLOYALTY

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                             FOR THE NINE MONTH                    FOR THE SEVEN MONTH
                                PERIODS ENDED        FOR THE      PERIODS FROM JUNE 1 TO
                                SEPTEMBER 30,       YEAR ENDED         DECEMBER 31,         FOR THE YEARS ENDED MAY 31,
                             -------------------   DECEMBER 31,   ----------------------   ------------------------------
                               1999       1998         1998         1998        1997         1998       1997       1996
                             --------   --------   ------------   --------   -----------   --------   --------   --------
                                 (UNAUDITED)       (UNAUDITED)               (UNAUDITED)
REVENUES...................  $107,652   $ 77,685     $105,235     $ 64,415    $ 43,668     $ 84,488   $ 43,181   $ 26,516
Project personnel..........   (52,586)   (37,464)     (50,687)     (31,302)    (22,329)     (41,329)   (18,078)   (11,674)
                             --------   --------     --------     --------    --------     --------   --------   --------
REVENUES LESS PROJECT
  PERSONNEL................    55,066     40,221       54,548       33,113      21,339       43,159     25,103     14,842
                             --------   --------     --------     --------    --------     --------   --------   --------
OTHER COSTS AND EXPENSES
Sales and marketing........     6,185      3,197        4,894        3,456         994        2,429      1,663      1,032
Research and development...     3,599      2,231        3,635        2,889       1,393        2,383      1,689         46
General and administrative
  support..................    22,554     18,912       26,326       16,438      10,641       20,216     11,539      5,559
Technology Solutions
  Company corporate
  services allocation......    10,769      9,225       12,769        7,698       5,544       10,671      5,028      3,298
Equity in net loss of
  unconsolidated
  investee.................       463         --          412          412          --           --         --         --
Goodwill amortization......     3,748      2,704        3,794        2,450       1,856        3,201        376         --
                             --------   --------     --------     --------    --------     --------   --------   --------
                               47,318     36,269       51,830       33,343      20,428       38,900     20,295      9,935
                             --------   --------     --------     --------    --------     --------   --------   --------
OPERATING INCOME (LOSS)....     7,748      3,952        2,718         (230)        911        4,259      4,808      4,907
                             --------   --------     --------     --------    --------     --------   --------   --------
OTHER INCOME (EXPENSE)
Net investment income......        83         56           95          116          39           68         15         --
Interest expense...........       (55)       (65)         (74)         (31)        (53)         (92)        --         --
                             --------   --------     --------     --------    --------     --------   --------   --------
                                   28         (9)          21           85         (14)         (24)        15         --
                             --------   --------     --------     --------    --------     --------   --------   --------
INCOME (LOSS) BEFORE INCOME
  TAXES....................     7,776      3,943        2,739         (145)        897        4,235      4,823      4,907
INCOME TAX PROVISION.......     3,690      1,929        1,672          398         562        2,022      1,897      1,857
                             --------   --------     --------     --------    --------     --------   --------   --------
NET INCOME (LOSS)..........  $  4,086   $  2,014     $  1,067     $   (543)   $    335     $  2,213   $  2,926   $  3,050
                             ========   ========     ========     ========    ========     ========   ========   ========

                                    eLOYALTY

                            STATEMENTS OF OPERATIONS
                             PERCENTAGE OF REVENUES


                                           FOR THE                             FOR THE
                                          NINE MONTH        FOR THE      SEVEN MONTH PERIOD
                                        PERIODS ENDED      YEAR ENDED      FROM JUNE 1 TO        FOR THE YEARS ENDED
                                        SEPTEMBER 30,     DECEMBER 31,      DECEMBER 31,               MAY 31,
                                       ----------------   ------------   -------------------   -----------------------
                                       1999       1998        1998       1998       1997       1998     1997     1996
                                       -----      -----   ------------   -----   -----------   -----    -----    -----
                                         (UNAUDITED)      (UNAUDITED)            (UNAUDITED)
REVENUES.............................  100.0%     100.0%     100.0%      100.0%     100.0%     100.0%   100.0%   100.0%
Project personnel....................  (48.8)%    (48.2)%    (48.2)%     (48.6)%    (51.1)%    (48.9)%  (41.9)%  (44.0)%
                                       -----      -----      -----       -----      -----      -----    -----    -----
REVENUES LESS PROJECT PERSONNEL......   51.2%      51.8%      51.8%       51.4%      48.9%      51.1%    58.1%    56.0%
                                       -----      -----      -----       -----      -----      -----    -----    -----
OTHER COSTS AND EXPENSES
Sales and marketing..................    5.7%       4.1%       4.6%        5.4%       2.3%       2.9%     3.9%     3.9%
Research and development.............    3.3%       2.9%       3.5%        4.5%       3.2%       2.8%     3.9%     0.2%
General and administrative support...   21.0%      24.3%      25.0%       25.5%      24.3%      24.0%    26.6%    21.0%
Technology Solutions Company
  corporate services allocation......   10.0%      11.9%      12.1%       12.0%      12.7%      12.6%    11.6%    12.4%
Equity in net loss of unconsolidated
  investee...........................    0.4%       0.0%       0.4%        0.5%       0.0%       0.0%     0.0%     0.0%
Goodwill amortization................    3.5%       3.5%       3.6%        3.8%       4.3%       3.8%     0.9%     0.0%
                                       -----      -----      -----       -----      -----      -----    -----    -----
                                        44.0%      46.7%      49.2%       51.7%      46.8%      46.1%    46.9%    37.5%
                                       -----      -----      -----       -----      -----      -----    -----    -----
OPERATING INCOME (LOSS)..............    7.2%       5.1%       2.6%       (0.3)%      2.1%       5.0%    11.2%    18.5%
                                       -----      -----      -----       -----      -----      -----    -----    -----
OTHER INCOME (EXPENSE)
Net investment income................    0.1%       0.1%       0.1%        0.1%       0.1%       0.1%     0.0%     0.0%
Interest expense.....................   (0.1)%     (0.1)%     (0.1)%       0.0%      (0.1)%     (0.1)%    0.0%     0.0%
                                       -----      -----      -----       -----      -----      -----    -----    -----
                                         0.0%       0.0%       0.0%        0.1%       0.0%       0.0%     0.0%     0.0%
                                       -----      -----      -----       -----      -----      -----    -----    -----
INCOME (LOSS) BEFORE INCOME TAXES....    7.2%       5.1%       2.6%       (0.2)%      2.1%       5.0%    11.2%    18.5%
INCOME TAX PROVISION.................    3.4%       2.5%       1.6%        0.6%       1.3%       2.4%     4.4%     7.0%
                                       -----      -----      -----       -----      -----      -----    -----    -----
NET INCOME (LOSS)....................    3.8%       2.6%       1.0%       (0.8)%      0.8%       2.6%     6.8%    11.5%
                                       =====      =====      =====       =====      =====      =====    =====    =====


NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1998

     This section discusses the first nine months of 1999 compared with the same period in 1998. The first nine months of 1999 were significant as we launched the eLoyalty brand and continued to focus on improving our operational management systems. We also increased our investment in research and development to increase our focus on the use of emerging technology.

  REVENUES

     Our revenues increased $30.0 million, or 38.6%, to $107.7 million in the first nine months of 1999 from $77.7 million in the first nine months of 1998. Revenues from professional services increased $28.6 million, or 36.9%, to $106.2 million in the first nine months of 1999 from $77.6 million in the first nine months of 1998. Revenues generated using subcontractors was 4.6% of revenues for the first nine months of 1999 compared to 2.7% in the first nine months of 1998. Revenues from software were $1.5 million in the first nine months of 1999, representing 1.4% of revenues in that period. We had revenues of $0.1 million from sales of software in the first nine months of 1998.


     The increase in our revenues of $30.0 million reflected increases in both the size and number of client projects as well as higher average billing rates. During the first nine months of 1999 our billable employees increased to 515, or 28.1%, from 402 for the first nine months of 1998. Our average billing rate for the first nine months of 1999 increased by 5.7% from the first nine months of 1998. Revenues from Europe and Australia increased to approximately 17.1% of our total revenues in the first nine months of 1999, compared to 14.2% of total revenues in the first nine months of 1998.

  PROJECT PERSONNEL COSTS

     Our project personnel costs increased $15.1 million, or 40.4%, to $52.6 million in the first nine months of 1999 from $37.5 million in the first nine months of 1998. The increase in project personnel costs in the first nine months of 1999 was primarily due to an increase in the use of subcontractors that were required to meet demand. We expect that our use of subcontractors will decline as we operate as a separate business. Our Gross Profit margin decreased slightly to 51.2% in the first nine months of 1999 from 51.8% in the comparable period in 1998.

  SALES AND MARKETING EXPENSES

     Our sales and marketing expenses increased $3.0 million, or 93.8%, to $6.2 million in the first nine months of 1999 from $3.2 million in the first nine months of 1998. The increase in sales and marketing expenses was primarily the result of our decision to invest in brand building with respect to the launch of our new identity as eLoyalty and to formalize our business development group. We increased our sales and marketing staff with the launch of our solutions marketing group at the beginning of calendar year 1999. As a result of the foregoing, sales and marketing expenses increased as a percentage of total revenues to 5.7% in the first nine months of 1999 from 4.1% in the comparable period in 1998.

  RESEARCH AND DEVELOPMENT EXPENSES

     Our research and development expenses increased $1.4 million, or 63.6%, to $3.6 million in the first nine months of 1999 from $2.2 million in the first nine months of 1998. Research and development expenses increased as a percentage of total revenues to 3.3% in the first nine months of 1999 from 2.9% for the comparable period in 1998. In the first nine months of 1999, we substantially increased our investment in our Loyalty Lab by hiring additional developers and purchasing additional software and hardware.

  GENERAL AND ADMINISTRATIVE SUPPORT EXPENSES


     Our general and administrative support expenses increased $3.7 million, or 19.6%, to $22.6 million in the first nine months of 1999 from $18.9 million in the first nine months of 1998. General and administrative expenses decreased as a percentage of total revenues to 21.0% in the first nine months of 1999 from 24.3% for the comparable period in 1998. This decrease resulted from greater leverage of our regional management, particularly in Europe, who are responsible for general and administrative functions. This more than offset an increase in general and administrative support expenses resulting from the reallocation of recruiting and some office expenses from Technology Solutions Company corporate services allocation expenses as the management of those functions was transferred to us from Technology Solutions Company. In addition, we were able to eliminate the duplication of expenses associated with The Bentley Group.



  TECHNOLOGY SOLUTIONS COMPANY CORPORATE SERVICES ALLOCATION EXPENSES



     Technology Solutions Company corporate services allocation expenses increased $1.6 million, or 17.4%, to $10.8 million in the first nine months of 1999 from $9.2 million in the first nine months of 1998. Technology Solutions Company corporate services allocation expenses decreased as a percentage of total revenues to 10.0% in the first nine months of 1999 from 11.9% for the comparable period in 1998. This decrease was a result of the reallocation of recruiting and some office expenses into general and administrative support expenses as described above.

  GOODWILL AMORTIZATION

     Our goodwill amortization expenses increased $1.0 million or 37.0%, to $3.7 million in the first nine months of 1999 from $2.7 million in the first nine months of 1998. This increase was due to the contingent purchase price payments related to the acquisition of The Bentley Group and Aspen Consultancy Ltd.

  PROVISION FOR INCOME TAXES

     Income tax expense represents combined federal, state and foreign taxes. Our income tax provision increased to $3.7 million on pre-tax profits of $7.8 million at the end of the first nine months of 1999 compared to $1.9 million on pre-tax profits of $3.9 million at the end of the comparable period in 1998. Our effective tax rate was 47.5% in the first nine months of 1999 and 48.9% in the comparable period in 1998. This decrease in the effective tax rate was primarily the result of a lower proportion of pre-tax earnings being generated in foreign, high tax-rate jurisdictions.

SEVEN MONTH TRANSITION PERIOD ENDED DECEMBER 31, 1998 COMPARED WITH THE SEVEN MONTH PERIOD ENDED DECEMBER 31, 1997


     This section discusses the seven-month transition period ended December 31, 1998, resulting from our change from a May 31 fiscal year end to a December 31 fiscal year end beginning December 31, 1998. The 1998 transition period was significant for the company due to a number of events including the integration of the Bentley Group, which was previously acquired by Technology Solutions Company, the integration of the telecom business unit of Technology Solutions Company and investments in Europe and Australia. During this period we established a direct sales force and began a dedicated sales effort in Europe and Australia. We also undertook a significant restructuring to support our focus on large multi-channel engagements.


  REVENUES

     Our revenues increased $20.7 million, or 47.4%, to $64.4 million in the transition period ended December 31, 1998, from $43.7 million in the seven month period ended December 31, 1997. Revenues generated from using subcontractors was 2.2% of revenues in the transition period ended December 31, 1998 compared with 1.7% of revenues in the comparable period in the prior year. Revenues from sales of software were $1.0 million in the transition period ended December 31, 1998 representing 1.6% of revenues in that period. We had revenues of $0.2 million from sales of software in the transition period ended December 31, 1997.

     The increase in our revenues of $20.7 million reflected increases in both the size and number of client projects as well as higher average billing rates. The increase in revenues from our international operations also significantly contributed to this increase in revenue. In addition, The Bentley Group acquisition contributed approximately $7.8 million of revenues in the transition period ended December 31, 1997.

  PROJECT PERSONNEL COSTS


     Our project personnel costs increased $9.0 million, or 40.4%, to $31.3 million in the transition period ended December 31, 1998 from $22.3 million in the prior year period. The increase in project personnel costs was primarily due to an increase in billable employees, as well as higher salaries. Our Gross Profit margin increased to 51.4% for the transition period ended December 31, 1998 from 48.9% for the comparable period in 1997, principally due to higher utilization of project personnel.


  SALES AND MARKETING EXPENSES

     Our sales and marketing expenses increased $2.5 million, or 250.0%, to $3.5 million in the transition period ended December 31, 1998 from $1.0 million in the comparable period in the prior year. The increase in sales and marketing expenses was primarily the result of establishing our business development group in North America and beginning our sales activities in Europe and Australia. By the end of 1998 we had hired more than 10 people as dedicated business developers in North America. Sales and marketing expenses increased as a percentage of total revenues to 5.4% in the transition period ended December 31, 1998 from 2.3% in the comparable period in the prior year because of the significant growth in our new business regions.

  RESEARCH AND DEVELOPMENT EXPENSES

     Our research and development expenses increased $1.5 million, or 107.1%, to $2.9 million in the transition period ended December 31, 1998 from $1.4 million in the comparable period in the prior year. Research and development expenses increased as a percentage of total revenues to 4.5% in the transition period ended December 31, 1998 from 3.2% in the comparable period in the prior year. This increase resulted from the significant expansion of the scope and operations of our Loyalty Lab. We increased our development staff from nine employees to 28 employees and established quality assurance, documentation and full time research and demonstration groups to broaden our capabilities and leverage this investment throughout our business. In addition, the increase includes increased capitalized software costs that resulted in increased amortization expense in this period.

  GENERAL AND ADMINISTRATIVE SUPPORT EXPENSES

     Our general and administrative support expenses increased $5.8 million, or 54.7%, to $16.4 million in the transition period ended December 31, 1998 from $10.6 million for the comparable period in the prior year. General and administrative expenses increased as a percentage of total revenues to 25.0% in the transition period ended December 31, 1998 from 24.3% in the comparable period in the prior year. We launched our operations group to manage utilization, hourly billing rate, revenue per billable employee, employee turnover and day-to-day project pipeline development. During this period, we also increased the support level for our operations in Europe and Australia. Prior to the end of 1998, The Bentley Group included their own operational and management infrastructure that duplicated our capabilities. By the end of the 1998 transition period we significantly eliminated the duplication and related expenses. In addition, we established a $2.7 million provision for uncollectible accounts receivable related to revenues generated during the transition period, largely from clients of The Bentley Group.


  TECHNOLOGY SOLUTIONS COMPANY CORPORATE SERVICES ALLOCATION EXPENSES



     Technology Solutions Company corporate services allocation expenses increased $2.2 million, or 40.0% to $7.7 million in the transition period ended December 31, 1998 from $5.5 million in the comparable period in the prior year. Technology Solutions Company corporate services allocation expenses decreased as a percentage of total revenue to 12.0% in the transition period ended December 31, 1998 from 12.7% in the comparable period in the prior year. This decrease was due to the transition of some management expenses related to The Bentley Group to general and administrative expenses.


  GOODWILL AMORTIZATION

     Our goodwill amortization expenses increased $0.6 million or 31.6%, to $2.5 million in the transition period ended December 31, 1998 from $1.9 million in the comparable period in the prior year. This increase was because of the contingent purchase price payments related to the acquisitions of The Bentley Group and Aspen Consultancy Ltd.

  PROVISION FOR INCOME TAXES


     Our income tax provision decreased to $0.4 million on a pre-tax loss of $0.1 million at the end of the transition period ended December 31, 1998 compared to $0.6 million on pre-tax profits of $0.9 million at the end of the comparable period in the prior year. This unusual income tax provision for the transition period ended December 31, 1998 resulted from the impact of nondeductible goodwill and expenses as well as foreign tax rate differences. During the seven months ended December 31, 1998, operations in some foreign jurisdictions incurred taxable losses while other foreign jurisdictions had taxable income. Since deferred tax assets are based on the individual tax jurisdictions in which eLoyalty operates, net operating losses were generated during the period.

FISCAL 1998 COMPARED WITH FISCAL 1997

  REVENUES

     Our revenues increased $41.3 million, or 95.6%, to $84.5 million in the fiscal year ended May 31, 1998 from $43.2 million in the fiscal year ended May 31, 1997. The increase in our revenues reflected increases in both the size and number of client projects. The Bentley Group acquisition contributed $16.4 million of revenues in fiscal year 1998. Our internal compound annual growth rate less the revenue associated with The Bentley Group acquisition was 57.6% for fiscal year 1998 compared with 62.8% compound annual growth rate for the previous year.

  PROJECT PERSONNEL COSTS


     Our project personnel costs increased $23.2 million, or 128.2%, to $41.3 million in fiscal 1998 from $18.1 million in fiscal 1997. The increase in project personnel costs in fiscal 1998 was primarily due to an increase in billable employees, as well as higher salaries. Our Gross Profit margin decreased to 51.1% in fiscal 1998 from 58.1% in fiscal 1997. This decrease in Gross Profit margin resulted from a substantial increase in our available billable employees who we were not able to immediately deploy. The increase in available billable resources was necessary to respond to the growing demand in our North American business.


  SALES AND MARKETING EXPENSES

     Our sales and marketing expenses increased $0.7 million, or 41.2%, to approximately $2.4 million in fiscal 1998 from $1.7 million in fiscal 1997. The increase in sales and marketing expenses was primarily the result of our decision to expand our sales and marketing effort in North America. Sales and marketing expenses decreased as a percentage of total revenues to 2.9% in fiscal 1998 from 3.9% in fiscal 1997. This decrease reflected the maturity of our North American business and our ability to leverage our existing sales and marketing functions in fiscal 1998.

  RESEARCH AND DEVELOPMENT EXPENSES

     Our research and development expenses increased $0.7 million, or 41.2%, to approximately $2.4 million in fiscal 1998 from $1.7 million in fiscal 1997. Research and development expenses decreased as a percentage of total revenues to 2.8% in fiscal 1998 from 3.9% in fiscal 1997. This decrease resulted from our significant revenue growth in fiscal 1998 and the redeployment of our development staff as billable employees to meet the demands of our expanding North American business.

  GENERAL AND ADMINISTRATIVE SUPPORT EXPENSES

     Our general and administrative support expenses increased $8.7 million, or 75.7%, to $20.2 million in fiscal 1998 from $11.5 million in fiscal 1997. General and administrative support expenses decreased as a percentage of total revenues to 24.0% in fiscal 1998 from 26.6% in fiscal 1997. This decrease also reflects the generation of additional revenue in North America without a proportional increase in general and administrative support expenses.


  TECHNOLOGY SOLUTIONS COMPANY CORPORATE SERVICES ALLOCATION EXPENSES



     Technology Solutions Company corporate services allocation expenses increased $5.7 million, or 114.0%, to $10.7 million in fiscal 1998 from $5.0 million in fiscal 1997. Technology Solutions Company corporate services allocation expenses increased slightly as a percentage of total revenues at 12.6% in fiscal 1998 and 11.6% in fiscal 1997. This increase was as a result of Technology Solutions Company's international expansion.

  GOODWILL AMORTIZATION

     Our goodwill amortization expenses increased $2.8 million to $3.2 million in fiscal 1998 from $0.4 million in fiscal 1997. The increase in goodwill amortization as a percentage of revenues to 3.8% in fiscal 1998 from 0.9% in fiscal 1997 was primarily a result of The Bentley Group acquisition in June 1997.

  PROVISION FOR INCOME TAXES

     Our income tax provision increased to $2.0 million on pre-tax profits of $4.2 million at the end of fiscal 1998 compared to $1.9 million on pre-tax profits of $4.8 million at the end of fiscal 1997. Our effective tax rate was 47.7% in fiscal 1998 and 39.3% in fiscal 1997. The increased effective tax rate was primarily the result of earning income in jurisdictions with relatively higher tax rates as we expanded our international operations.

FISCAL 1997 COMPARED WITH FISCAL 1996

  REVENUES

     Our revenues increased $16.7 million, or 63.0%, to $43.2 million in the fiscal year ended May 31, 1997 from $26.5 million in the fiscal year ended May 31, 1996.

     The increase in our revenues of $16.7 million reflected a significant increase in domestic billable hours and our expansion into international operations. During fiscal 1997 we began our operations in Europe and Canada and in May 1996 made an acquisition of Aspen Consultancy Ltd. in the United Kingdom.

  PROJECT PERSONNEL COSTS


     Our project personnel costs increased $6.4 million, or 54.7%, to $18.1 million in fiscal 1997 from $11.7 million in fiscal 1996. The increase in project personnel costs in fiscal 1997 was primarily due to an increase in billable employees and higher salaries. Our Gross Profit margin increased to 58.1% in fiscal 1997 from 56.0% in fiscal 1996, primarily as a result of better utilization.


  SALES AND MARKETING EXPENSES

     Our sales and marketing expenses increased $0.7 million, or 70.0%, to $1.7 million in fiscal 1997 from $1.0 million in fiscal 1996. The increase in sales and marketing expenses resulted from expansion of our international sales effort to generate revenue growth. Overall sales and marketing expenses remained constant as a percentage of revenues at 3.9% for both fiscal 1997 and fiscal 1996.

  RESEARCH AND DEVELOPMENT EXPENSES

     Our research and development expenses increased $1.6 million to $1.7 million in fiscal 1997 from $0.1 million in fiscal 1996. Research and development expenses increased as a percentage of total revenues to 3.9% in fiscal 1997 from 0.2% in fiscal 1996. During fiscal 1997 we invested in research and development to differentiate our solutions by increasing the size of our development group from one employee in fiscal 1996 to eight employees in fiscal 1997.

  GENERAL AND ADMINISTRATIVE SUPPORT EXPENSES

     Our general and administrative support expenses increased $5.9 million, or 105.4%, to $11.5 million in fiscal 1997 from $5.6 million in fiscal 1996. General and administrative support expenses increased as a percentage of total revenues to 26.6% in fiscal 1997 from 21.0% in fiscal 1996. This increase was largely due to launching our business in Europe and decentralizing our management functions in our North American region into four regions.

  TECHNOLOGY SOLUTIONS COMPANY CORPORATE SERVICES ALLOCATION EXPENSES



     Our corporate services allocation expenses increased $1.7 million, or 51.5%, to $5.0 million in fiscal 1997 from $3.3 million in fiscal 1996. Corporate services allocation expenses decreased as a percentage of total revenues to 11.6% in fiscal 1997 from 12.4% in fiscal 1996. This decrease was a result of increased leverage of management and operational expenses and effective cost management by Technology Solutions Company.


  GOODWILL AMORTIZATION

     Our goodwill amortization expenses were $0.4 million in fiscal 1997. We had no goodwill amortization expenses in fiscal 1996. This goodwill is related to the acquisition of Aspen Consulting.

  PROVISION FOR INCOME TAXES

     Our income tax provision was $1.9 million on pre-tax profits of $4.8 million for fiscal 1997 compared to $1.9 million on pre-tax profits of $4.9 million for fiscal 1996. Our effective tax rate was 39.3% in fiscal 1997 and 37.8% in fiscal 1996.

QUARTERLY PERIODS

     The following table presents our quarterly results of operations for calendar year 1998 and the three quarters of calendar year 1999. We derived these data from unaudited financial statements and, in the opinion of management, they include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair presentation of such information. The operating results for the quarterly periods are not necessarily indicative of the results that may be expected for the entire year.

                                    eLOYALTY

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                     FOR THE QUARTER ENDED (UNAUDITED)
                         ------------------------------------------------------------------------------------------
                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                           1998        1998         1998            1998         1999        1999         1999
                         ---------   --------   -------------   ------------   ---------   --------   -------------
REVENUES...............  $ 23,643    $ 25,998     $ 28,044        $ 27,550     $ 31,491    $ 36,145     $ 40,016
Project personnel......   (11,710)    (12,143)     (13,611)        (13,223)     (15,276)    (17,849)     (19,461)
                         --------    --------     --------        --------     --------    --------     --------
REVENUES LESS PROJECT
  PERSONNEL............    11,933      13,855       14,433          14,327       16,215      18,296       20,555
                         --------    --------     --------        --------     --------    --------     --------
OTHER COSTS AND
  EXPENSES
Sales and marketing....       758       1,194        1,245           1,697        1,801       1,972        2,412
Research and
  development..........       466         649        1,116           1,404        1,086       1,221        1,292
General and
  administrative
  support..............     5,645       6,044        7,223           7,414        6,080       7,368        9,106
Technology Solutions
  Company corporate
  services
  allocation...........     2,806       3,377        3,042           3,544        4,385       3,555        2,829
Equity in net loss of
  unconsolidated
  investee.............        --          --           --             412          141         111          211
Goodwill
  amortization.........       794         860        1,050           1,090        1,252       1,249        1,247
                         --------    --------     --------        --------     --------    --------     --------
                           10,469      12,124       13,676          15,561       14,745      15,476       17,097
                         --------    --------     --------        --------     --------    --------     --------
OPERATING INCOME
  (LOSS)...............     1,464       1,731          757          (1,234)       1,470       2,820        3,458
OTHER (EXPENSE)
  INCOME...............        (7)          5           (7)             30           (1)         16           13
                         --------    --------     --------        --------     --------    --------     --------
INCOME (LOSS) BEFORE
  INCOME TAXES.........     1,457       1,736          750          (1,204)       1,469       2,836        3,471
INCOME TAX PROVISION
  (BENEFIT)............       629         842          458            (257)         742       1,356        1,592
                         --------    --------     --------        --------     --------    --------     --------
NET INCOME (LOSS)......  $    828    $    894     $    292        $   (947)    $    727    $  1,480     $  1,879
                         ========    ========     ========        ========     ========    ========     ========


STOCK-BASED COMPENSATION

     We have elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for our employee stock options. Under Accounting Principles Board Opinion No. 25, because the exercise prices of our employee stock options equal the fair market value of the underlying stock on the date of grant, no compensation expense is recorded. We have adopted the disclosure-only provisions of the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123.

LIQUIDITY AND CAPITAL RESOURCES


     Our principal capital requirements are to fund working capital needs and capital expenditures in order to support revenue growth. Historically, these capital requirements have been satisfied by funds provided by Technology Solutions Company. Technology Solutions Company has performed cash management services for us, whereby our cash flow was directed to Technology Solutions Company and Technology Solutions Company provided cash to us to fund our operating expenses and capital expenditures. Following the spin-off, we will no longer participate in Technology Solutions Company's cash management system and Technology Solutions Company will no longer be obligated, and does not intend, to provide additional funds to us to finance our operations or (except as described under "eLoyalty Financing") provide guarantees of our financial or other obligations.



     In the first nine months of 1999, net cash used in operating activities totaled $11.4 million. Cash was provided by $4.1 million of net income, $5.0 million from depreciation and amortization and $3.8 million related to an increase in accrued compensation. This was offset by an $19.6 million increase in receivables. The increase in receivables was mainly due to growth in revenues. Receivables related to amounts billed to clients increased from $23.7 million to $38.4 million, or 61.6% from December 31, 1998 to September 30, 1999. Receivables related to engagements in process increased from $4.3 million to $7.7 million or 76.6% from December 31, 1998 to September 30, 1999. The increase in engagements in process resulted from an increase in contracts that were invoiced based on the completion of phases of a project as opposed to our standard monthly billing. This trend may continue in the future. In the first nine months of 1998, net cash used in operating activities was $10.6 million, driven by $2.0 million of net income and $3.9 million of depreciation and amortization and offset by a $13.4 million increase in receivables.


     Capital expenditures for the first nine months of 1999 were $1.6 million for computer, furniture, equipment and leasehold improvements. Capital expenditures may continue at the current rate throughout calendar year 1999. We currently have no material commitments for capital expenditures.


     In connection with the spin-off, we intend to enter into a revolving credit facility with Bank of America which would be sufficient to provide the cash needed for short term operating obligations. See "eLoyalty Financing" for a description of the expected terms of that facility. We believe that the net proceeds of the investment by the venture capital investors described under "Certain Transactions," current cash and cash equivalents and additional cash to be contributed by Technology Solutions Company to eLoyalty prior to the spin-off, the revolving credit facility and cash flow from operations should be sufficient to satisfy our cash requirements for the foreseeable future. We intend to obtain additional equity financing in the next twelve months through a public offering. In addition, we may obtain additional capital through a private placement of equity with strategic or other investors or through additional debt financing. We believe that in the future we will be able to access the capital markets on terms and in amounts that will be satisfactory to us, although there can be no assurance in that regard.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We provide our solutions to clients in a number of countries including the United States, Canada, United Kingdom, Germany, France, Switzerland and Australia. For the first nine months of 1999 and the twelve months ended December 31, 1998, 15.2% and 17.5%, respectively, of our revenue was denominated in foreign currencies such as Pound Sterling, Deutsche Marks, French Francs, Swiss Francs, Euros, Australian dollars and Canadian dollars. We believe that an increasing portion of our international revenue and costs will be denominated in foreign currencies in the future. As a result of our exposure to foreign currencies, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in those foreign markets. Revenues of our foreign subsidiaries are currently realized or received in U.S. dollars or in various foreign currencies. To the extent that we bill clients in a currency other than their local currency, exchange rate fluctuations that strengthen the currency in which we bill relative to their local currency could make our services less competitive to those clients. Historically, we have not experienced material fluctuations in our results of operations due to foreign currency exchange rate changes.

RECENT ACCOUNTING PRONOUNCEMENTS

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000 (January 1, 2001 for eLoyalty). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We anticipate that the adoption of SFAS No. 133 will not have a significant effect on our results of operations or financial position.

YEAR 2000

     The Year 2000 issue is a general term used to address a class of problems caused by the inability of computer programs to recognize various date values around January 1, 2000. This class of problems could result in a system failure or miscalculations causing disruptions of operations such as, among others, a temporary inability to process transactions, send invoices or engage in similar normal business activities.


     Pursuant to a Shared Services Agreement with Technology Solutions Company, we will be relying on Technology Solutions Company to provide a number of transitional services to us, including among others accounting, tax, benefits administration, human resources and information systems. Technology Solutions Company will charge us for these services by allocating the portion of its total costs for these functions that represents the proportion of our revenues or employees, depending on the particular service, to those of Technology Solutions Company. For a more detailed discussion of the terms governing these interim services, see "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Shared Services Agreement." As a result, Year 2000 problems experienced by Technology Solutions Company could have a material adverse effect on our business, financial condition or results of operations. The discussion of the state of Technology Solutions Company's Year 2000 compliance efforts set forth below is based on information furnished to us by Technology Solutions Company.



     Technology Solutions Company has advised us that it has conducted an assessment of its computer information systems and has determined the nature and extent of the work required to ensure that its internal systems are Year 2000 compliant. The majority of the software used by Technology Solutions Company has been purchased as packaged software. Technology Solutions Company's internal systems can be grouped into three principal categories: its accounting and human resources software, its legacy systems that perform a variety of processes and its office automation software products. With respect to the suite of software products licensed by Technology Solutions Company and relied upon in the administration of accounting and human resources functions, the licensor has indicated to Technology Solutions Company that the version presently employed by Technology Solutions Company is not currently Year 2000 compliant and, therefore, Technology Solutions Company has advised us that it has replaced the production and development versions with newer ones that are Year 2000 compliant. Technology Solutions Company has also advised us that it plans to apply future patches to address the Year 2000 issue as they are made available. Based on currently available information, Technology Solutions Company believes the expense associated with these efforts will not be material. Technology Solutions Company expects that additional issues concerning Year 2000 compliance will be reported by the licensor to Technology Solutions Company and updates will be provided by the licensor. Technology Solutions Company has received the most recent updates and enhancements pursuant to a software support service agreement presently in place with the licensor. Provided that the licensor gives such assurances concerning the updates and enhancements to its software product suite, Technology Solutions Company does not expect that it will incur additional expense aside from the cost of the software support service agreement in order to bring its accounting and human resources software package into Year 2000 compliance.


     Other important internal business processes of Technology Solutions Company that we will rely upon in whole or in part during the term of the Shared Services Agreement between us and Technology Solutions Company, such as time and expense reporting and labor distribution (and their associated back office functions), are performed by legacy systems that Technology Solutions Company has re-written to be Year 2000 compliant. Technology Solutions Company's remaining office automation products have been inventoried and each vendor has been contacted by Technology Solutions Company for the product's Year 2000 status. All identified products have either been upgraded, entirely replaced, determined to be Year 2000 compliant, or shown to possess no date-associated functions within the product. Technology Solutions Company estimates that it is nearly completed with the compliance project effort and expects that the identified systems will be compliant as of December 30, 1999. Technology Solutions Company estimates that the cost associated with replacing or upgrading these systems, excluding labor costs, will be less than $0.3 million, and has provided for the replacement of these systems in its operating and capital budgets for calendar year 1999.



     Technology Solutions Company has contacted vendors of the standard software packages and secured patches and/or newer versions of the applications. Distribution of the patches and newer versions of the software occurred in the third quarter and will occur in the fourth quarter of calendar year 1999.



     Technology Solutions Company has advised us that, based on presently available information, it believes that any necessary compliance efforts concerning its internal systems will not have a material adverse effect on its business, operating results and financial condition. However, if compliance efforts of which Technology Solutions Company is not currently aware are required and are not completed on time, or if the cost of any required updating, modification or replacement of Technology Solutions Company's information systems exceeds its estimates, the Year 2000 issue could have a material adverse impact on Technology Solutions Company's business, operating results and financial condition, which in turn could have a material adverse impact on our business, operating results and financial condition.



     In addition to Technology Solutions Company's internal systems, Technology Solutions Company relies on third-party vendors in the conduct of its business. For example, third-party vendors handle the payroll function for Technology Solutions Company and Technology Solutions Company also relies on the services of telecommunication companies, banks, utilities and commercial airlines, among others. We also will rely on third-party vendors for comparable services in the conduct of our business. Technology Solutions Company has sought assurances from its material vendors and suppliers that there will be no interruption of service as a result of the Year 2000 issue and, to the extent such assurances have not been given, Technology Solutions Company is finalizing contingency plans to mitigate the effects on the conduct of Technology Solutions Company's business in the event the Year 2000 issue results in the unavailability of services. We are relying on Technology Solutions Company's contingency plans with respect to the availability of the transitional services covered by the Shared Services Agreement, and are finalizing plans of our own for other potential Year 2000 issues that may affect our business. There can be no assurance that any contingency plans will prevent any such service interruption on the part of one or more of our respective third-party suppliers from having a material adverse effect on our business, operating results and financial condition.


     In addition, the failure on the part of the accounting systems of our clients due to the Year 2000 issue could result in a delay in the payment of our invoices for services and expenses. A failure of the accounting systems of a significant number of our clients would have a material adverse effect on our business, operating results and financial condition.


     We have generally refrained from performing Year 2000 remediation services for our clients. It is possible, however, that former, present and future clients could assert that services performed by us from time to time involve, or are related to, the Year 2000 issue. We have recommended, implemented and customized various third-party software packages for our clients and, to the extent that such software programs may not be Year 2000 compliant, we could be subjected to claims as a result. Since our inception as a business unit within Technology Solutions Company, we have also designed and developed software and systems for our clients, and licensed our proprietary software. Due to the large number of engagements we have undertaken over the years, there can be no assurance that all such software programs and systems will be Year 2000 compliant, which could also result in the assertion of claims against eLoyalty.


     Our policy has been to endeavor to secure provisions in our client contracts that, among other things, disclaim implied warranties, limit the duration of our express warranties, relate our liability to the amount of fees paid to us by the client in connection with the project and disclaim any liability arising from third-party software that we implemented, customized or installed. There can be no assurance that we will be able to secure contractual protections in agreements concerning future projects, or that any contractual protections we have secured in agreements governing pending and completed projects will dissuade the other party from asserting claims against us with respect to the Year 2000 issue.

     Due to the complexity of the Year 2000 issue, upon any failure of critical client systems or processes that may be directly or indirectly connected or related to systems or software designed, developed, licensed, customized or implemented as described above, we may be subjected to claims regardless of whether the failure is related to the services we provided or our proprietary software. There can be no assurance that we would be able to establish that we did not cause or contribute to the failure of a critical client system or process. There also can be no assurance that the contractual protections, if any, we secure in connection with any past, present or future clients will operate to insulate us from, or limit the amount of, any liability arising from claims asserted against eLoyalty. If asserted, the resolution of such claims (and the associated defense costs) could have a material adverse effect on our business, operating results and financial condition.

                            eLOYALTY CAPITALIZATION


     The following table sets forth, as of September 30, 1999, (a) the historical capitalization of eLoyalty; (b) the pro forma capitalization to give effect to the issuance of 41.4 million shares of eLoyalty to Technology Solutions Company and the sale of 2.4 million shares to venture capital investors as described in "Certain Transactions" and the contribution of $20 million from Technology Solutions Company to eLoyalty and (c) the pro forma as adjusted capitalization giving effect to the spin-off, the sale of the shares to the venture capital investors and the expiration of eLoyalty's obligation to repurchase such shares described in note (1) below and under "Certain Transactions" and the contribution of $20 million from Technology Solutions Company to eLoyalty. You should read the information set forth below in conjunction with "eLoyalty Selected Financial Data," our historical financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                    eLOYALTY

                                 CAPITALIZATION
                                 (IN THOUSANDS)


                                                              AS OF SEPTEMBER 30, 1999 (UNAUDITED)
                                                              ------------------------------------
                                                                                       PRO FORMA
                                                               ACTUAL    PRO FORMA    AS ADJUSTED
                                                              --------   ----------   ------------
Cash........................................................  $10,654     $ 39,468      $ 39,468
                                                              -------     --------      --------
Redeemable Common Stock, $.01 par value: 2,400,000 shares
  authorized; no shares issued and outstanding on an actual
  basis; 2,400,000 shares issued and outstanding on a pro
  forma basis; no shares issued and outstanding on a pro
  forma as adjusted basis(1)................................  $    --     $  8,400      $     --
Stockholders' Equity:
Common Stock, $.01 par value: 100,000,000 shares authorized;
  100 shares issued and outstanding on an actual basis;
  41,400,000 issued and outstanding on a pro forma basis;
  43,800,000 shares issued and outstanding on a pro forma as
  adjusted basis(2).........................................       --          414           438
Additional paid-in capital(3)...............................       --       91,439        99,815
Net advances from Technology Solutions Company..............   71,439           --            --
Accumulated other comprehensive loss........................     (150)        (150)         (150)
                                                              -------     --------      --------
Total stockholders' equity..................................   71,289       91,703       100,103
                                                              -------     --------      --------
          Total capitalization..............................  $71,289     $100,103      $100,103
                                                              =======     ========      ========


---------------


(1) As described under "Certain Transactions," venture capital investors agreed on June 22, 1999 to purchase an aggregate of 2.4 million shares of our common stock at $3.50 per share. Such purchase is subject to the receipt of a private letter ruling from the IRS to the effect that the spin-off will be tax-free to Technology Solutions Company and its stockholders for United States Federal income tax purposes and other customary conditions. If those investors purchase our shares of common stock and the spin-off does not occur by August 13, 2000, we could become obligated to repurchase such shares at a premium totalling $1.2 million over the price paid by the investors for such shares. Because those shares may be repurchased prior to the spin-off, we have classified those shares as redeemable common stock until the spin-off occurs.



(2) Excludes 5,046,000 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1999 and shares issuable upon exercise of options to be issued in substitution of existing Technology Solutions Company options as of the date of the spin-off, the number of which will not be ascertainable until the spin-off. See "eLoyalty's Management -- Incentive Plans," "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Technology Solutions Company Stock Options" and Note 8 of the Notes to Consolidated Financial Statements.



(3) Technology Solutions Company has committed to contribute $20 million to eLoyalty at the time of the spin-off.

                               eLOYALTY FINANCING

     In connection with the spin-off, we intend to enter into a revolving credit facility which would allow us to borrow up to $10 million from time to time. We expect that Bank of America will commit to provide the financing for the revolving credit facility on an unsecured basis. We expect that the credit facility will automatically renew on an annual basis. Although, at the date of this information statement/prospectus, we do not anticipate borrowing under the facility, after the spin-off borrowings may be made under the facility for general corporate purposes.


     We believe that borrowings under the revolving credit facility will bear interest at a rate not to exceed the prime rate plus 1%. We expect the credit facility to contain customary representations, warranties, covenants and default provisions, including working capital commitments and debt to equity ratios. The revolving credit facility may be guaranteed by Technology Solutions Company through December 31, 2000 in exchange for an appropriate fee to be paid by us to Technology Solutions Company in an amount to be agreed upon by us and Technology Solutions Company.

                        eLOYALTY SELECTED FINANCIAL DATA


     The following tables summarize selected financial data of eLoyalty. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and notes thereto included elsewhere in this information statement. The statement of operations data for the seven month period ended December 31, 1998 and for each of the three years ended May 31, 1998, 1997 and 1996 and the balance sheet data as of December 31, 1998 and May 31, 1998 and 1997 below are derived from the audited combined financial statements included in this information statement/prospectus. They should be read in conjunction with those financial statements and the notes. The statement of operations data for the nine month periods ended September 30, 1999 and 1998, for the seven month period ended December 31, 1997, for the year ended December 31, 1998, and for the years ended May 31, 1995 and 1994 and the balance sheet data as of September 30, 1999 and May 31, 1996, 1995 and 1994 are derived from unaudited combined financial statements.


     The historical financial information may not be indicative of eLoyalty future performance and does not necessarily reflect what the financial position and results of operations of eLoyalty would have been had eLoyalty operated as a separate, stand-alone entity during the period covered.

                                    eLOYALTY

                          STATEMENT OF OPERATIONS DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FOR THE NINE                             FOR THE
                                     MONTH PERIODS      FOR THE YEAR    SEVEN MONTH PERIODS
                                         ENDED             ENDED           FROM JUNE 1 TO
                                     SEPTEMBER 30,      DECEMBER 31,        DECEMBER 31,
                                  -------------------   ------------   ----------------------
                                    1999       1998         1998         1998        1997
                                  --------   --------   ------------   --------   -----------
                                      (UNAUDITED)       (UNAUDITED)               (UNAUDITED)
REVENUES........................  $107,652   $ 77,685     $105,235     $ 64,415    $ 43,668
 Project personnel..............   (52,586)   (37,464)     (50,687)     (31,302)    (22,329)
                                  --------   --------     --------     --------    --------
REVENUES LESS PROJECT
 PERSONNEL......................    55,066     40,221       54,548       33,113      21,339
                                  --------   --------     --------     --------    --------
OTHER COSTS AND EXPENSES:
 Sales and marketing............     6,185      3,197        4,894        3,456         994
 Research and development.......     3,599      2,231        3,635        2,889       1,393
 General and administrative.....    22,554     18,912       26,326       16,438      10,641
 Technology Solutions Company
   corporate services
   allocation...................    10,769      9,225       12,769        7,698       5,544
 Equity in net loss of
   unconsolidated investee......       463         --          412          412          --
 Goodwill amortization..........     3,748      2,704        3,794        2,450       1,856
                                  --------   --------     --------     --------    --------
                                    47,318     36,269       51,830       33,343      20,428
                                  --------   --------     --------     --------    --------
OPERATING INCOME (LOSS).........     7,748      3,952        2,718         (230)        911
                                  --------   --------     --------     --------    --------
OTHER INCOME (EXPENSE)..........        28         (9)          21           85         (14)
                                  --------   --------     --------     --------    --------
INCOME (LOSS) BEFORE INCOME
 TAXES..........................     7,776      3,943        2,739         (145)        897
INCOME TAX PROVISION
 (BENEFIT)......................     3,690      1,929        1,672          398         562
                                  --------   --------     --------     --------    --------
NET INCOME (LOSS)...............  $  4,086   $  2,014     $  1,067     $   (543)   $    335
                                  ========   ========     ========     ========    ========


                                             FOR THE YEARS ENDED MAY 31,
                                  -------------------------------------------------
                                    1998       1997       1996      1995      1994
                                  --------   --------   --------   -------   ------
                                                                     (UNAUDITED)
REVENUES........................  $ 84,488   $ 43,181   $ 26,516   $ 6,132   $1,333
 Project personnel..............   (41,329)   (18,078)   (11,674)   (3,137)    (715)
                                  --------   --------   --------   -------   ------
REVENUES LESS PROJECT
 PERSONNEL......................    43,159     25,103     14,842     2,995      618
                                  --------   --------   --------   -------   ------
OTHER COSTS AND EXPENSES:
 Sales and marketing............     2,429      1,663      1,032       312       40
 Research and development.......     2,383      1,689         46        --       --
 General and administrative.....    20,216     11,539      5,559     1,335      482
 Technology Solutions Company
   corporate services
   allocation...................    10,671      5,028      3,298     1,527      197
 Equity in net loss of
   unconsolidated investee......        --         --         --        --       --
 Goodwill amortization..........     3,201        376         --        --       --
                                  --------   --------   --------   -------   ------
                                    38,900     20,295      9,935     3,174      719
                                  --------   --------   --------   -------   ------
OPERATING INCOME (LOSS).........     4,259      4,808      4,907      (179)    (101)
                                  --------   --------   --------   -------   ------
OTHER INCOME (EXPENSE)..........       (24)        15         --        --       --
                                  --------   --------   --------   -------   ------
INCOME (LOSS) BEFORE INCOME
 TAXES..........................     4,235      4,823      4,907      (179)    (101)
INCOME TAX PROVISION
 (BENEFIT)......................     2,022      1,897      1,857       (51)    (103)
                                  --------   --------   --------   -------   ------
NET INCOME (LOSS)...............  $  2,213   $  2,926   $  3,050   $  (128)  $    2
                                  ========   ========   ========   =======   ======

                                     FOR THE NINE                             FOR THE
                                     MONTH PERIODS      FOR THE YEAR    SEVEN MONTH PERIODS
                                         ENDED             ENDED           FROM JUNE 1 TO
                                     SEPTEMBER 30,      DECEMBER 31,        DECEMBER 31,
                                  -------------------   ------------   ----------------------
                                    1999       1998         1998         1998        1997
                                  --------   --------   ------------   --------   -----------
                                      (UNAUDITED)       (UNAUDITED)               (UNAUDITED)
Basic net income (loss) per
common share(1).................  $   0.10   $   0.05     $   0.03     $  (0.01)   $   0.01
Diluted net income (loss) per
 common share(1)................  $   0.09   $   0.04     $   0.02     $  (0.01)   $   0.01
Shares used to calculate basic
 net income (loss) per share (in
 millions)(1)...................      41.4       41.4         41.4         41.4        41.4
Shares used to calculate diluted
 net income (loss) per share (in
 millions(1)....................      47.6       46.5         46.6         41.4        45.8


                                             FOR THE YEARS ENDED MAY 31,
                                  -------------------------------------------------
                                    1998       1997       1996      1995      1994
                                  --------   --------   --------   -------   ------
                                                                     (UNAUDITED)
Basic net income (loss) per
common share(1).................  $   0.05   $   0.07   $   0.07   $ (0.00)  $ 0.00
Diluted net income (loss) per
 common share(1)................  $   0.05   $   0.06   $  0.0 7   $ (0.00)  $ 0.00
Shares used to calculate basic
 net income (loss) per share (in
 millions)(1)...................      41.4       41.4       41.4      41.4     41.4
Shares used to calculate diluted
 net income (loss) per share (in
 millions(1)....................      46.8       46.6       45.5      41.4     46.0


---------------


(1) In December 1999, eLoyalty issued 41.4 million shares to Technology Solutions Company. Basic earnings per share have been computed by dividing the net income/(loss) for each period presented by the 41.4 million shares. Diluted net earnings per share was computed by dividing the net income/(loss) for each period presented by the 41.4 million shares plus the estimated effect of dilutive stock options using the "treasury stock" method. See Note 8 to the Notes to the Combined Financial Statements for a discussion of stock options.


                                    eLOYALTY

                               BALANCE SHEET DATA
                                 (IN THOUSANDS)

                           AS OF          AS OF                              AS OF MAY 31,
                       SEPTEMBER 30,   DECEMBER 31,   -----------------------------------------------------------
                           1999            1998        1998      1997        1996          1995          1994
                       -------------   ------------   -------   -------   -----------   -----------   -----------
                        (UNAUDITED)                                       (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Cash.................     $10,654        $ 4,411      $ 4,726   $ 4,130     $   321       $   --        $   --
Working capital......     $51,932        $26,231      $23,840   $13,506     $ 6,249       $3,130        $1,316
Total assets.........     $92,792        $63,904      $54,118   $24,188     $14,008       $4,351        $2,119
Stockholder's
  equity.............     $71,289        $47,888      $40,893   $17,147     $ 9,312       $3,169        $1,346

           eLOYALTY'S RELATIONSHIP WITH TECHNOLOGY SOLUTIONS COMPANY
                               AFTER THE SPIN-OFF


     The spin-off, and the transactions being undertaken in connection with the spin-off, are being effected according to a Reorganization Agreement between eLoyalty and Technology Solutions Company. In addition, we have entered into or will enter into ancillary agreements contemplated by the Reorganization Agreement and other agreements that will govern various ongoing relationships between us and Technology Solutions Company.



     Below is a summary description of the Reorganization Agreement and some of the ancillary agreements. This description, which summarizes the material terms of those agreements, does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements. Some of these agreements, including the Reorganization Agreement and the forms of Shared Services Agreement and Tax Sharing and Disaffiliation Agreement, have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this information statement/prospectus is a part.


REORGANIZATION AGREEMENT


     The Reorganization Agreement will provide for, among other things, the principal corporate transactions required to effect the separation of eLoyalty's business from the remaining Technology Solutions Company business, the spin-off and other agreements governing the relationship between eLoyalty and Technology Solutions Company after the spin-off.



     Pursuant to the Reorganization Agreement, Technology Solutions Company will transfer to eLoyalty substantially all of the assets, and eLoyalty will assume substantially all of the corresponding liabilities, of eLoyalty's business. The assets of eLoyalty's business will be transferred to eLoyalty on an "as is, where is" basis and no representations or warranties will be made by Technology Solutions Company regarding those assets. Some international, intellectual property, real property and other assets relating primarily to the business of eLoyalty may still be held by Technology Solutions Company or its affiliates at the time of the distribution of the eLoyalty common stock pending receipt of consents or approvals or satisfaction of other applicable requirements necessary for the transfer of such assets to eLoyalty. These assets and operations are not, individually or in the aggregate, material to eLoyalty. However, the information included in this information statement/prospectus, including our financial statements, assumes the completion of all such transactions.



     The Technology Solutions Company board will have the sole discretion to determine the date of the spin-off. The spin-off is conditioned on, among other things, declaration of the spin-off by the Technology Solutions Company board of directors. Other conditions to the spin-off include:



     - Technology Solutions Company's receipt of the private letter ruling from the IRS described under "The Spin-Off -- Material Federal Tax Consequences (which has been received);"



     - receipt by Technology Solutions Company's board of directors of an opinion of Technology Solutions Company's financial advisor regarding the fairness to stockholders of Technology Solutions Company of the spin-off and the viability of Technology Solutions Company and eLoyalty after the spin-off (which opinions have been received);


     - receipt of all material approvals and consents necessary to consummate the spin-off;

     - the absence of any prohibition of the spin-off by any law or governmental authority;


     - registration of our common stock under the Securities Act and the Exchange Act (which registration has not yet been effected);



     - approval for listing on The Nasdaq National Market of our common stock (which approval has been received);

     - no other events or developments shall have occurred that, in the judgment of the Technology Solutions Company board, would result in the spin-off having a material adverse effect on Technology Solutions Company or on the stockholders of Technology Solutions Company; and



     - final approval by Technology Solutions Company's board of directors of the spin-off.



     Even if all of the conditions to the spin-off are satisfied, Technology Solutions Company has reserved the right to amend or terminate the Reorganization Agreement and the related transactions. The Technology Solutions Company board of directors has not attempted to identify or establish objective criteria for evaluating the particular events or conditions that would cause the Technology Solutions Company board of directors to consider amending or terminating the spin-off. Although the conditions described above may be waived by Technology Solutions Company to the extent permitted by law, the Technology Solutions Company board of directors presently has no intention to proceed with the spin-off unless each of these conditions is satisfied.



     Subject to some exceptions, the Reorganization Agreement will provide for cross-indemnities principally designed to place financial responsibility for the liabilities of eLoyalty's business with eLoyalty and financial responsibility for the obligations and liabilities of Technology Solutions Company's retained business with Technology Solutions Company. Specifically, eLoyalty has agreed to assume liability for, and to indemnify Technology Solutions Company against, any and all liabilities associated with eLoyalty's business. These liabilities include any litigation, proceedings or claims relating to the products, services and operations thereof whether or not the underlying basis for such litigation, proceeding or claim arose prior to or after the date of the transfer of the eLoyalty business by Technology Solutions Company to eLoyalty. Technology Solutions Company has agreed to indemnify eLoyalty against any and all liabilities associated with Technology Solutions Company's retained business.



     The Reorganization Agreement will provide for the allocation of benefits between Technology Solutions Company and eLoyalty under existing insurance policies after the date of the spin-off for claims made or occurrences prior to the date of the spin-off and sets forth procedures for the administration of insured claims. In addition, the Reorganization Agreement provides that Technology Solutions Company will use its reasonable efforts to maintain directors' and officers' insurance at substantially the level of Technology Solutions Company's current directors' and officers' insurance policy for a period of three years with respect to the directors and officers of Technology Solutions Company who will become directors and officers of eLoyalty as of the date of the spin-off for acts relating to periods prior to the date of the spin-off.



     The Reorganization Agreement will also provide that each of Technology Solutions Company and eLoyalty will be granted access to some records and information in the possession of the other. This requires the retention by Technology Solutions Company and eLoyalty, for a period of seven years following the spin-off, of the information in its possession relating to the other. Further, the party in possession of the information must use commercially reasonable efforts to notify the other party of its intention to dispose of such information and, with respect to tax information, the period shall be extended to one year after the expiration of the applicable statute of limitations.



     The Reorganization Agreement will also provide that for 18 months starting December 1, 1999, neither Technology Solutions Company nor eLoyalty can solicit or recruit any of the employees of the other. Further, the Reorganization Agreement will address the treatment of employee benefit matters and other compensation arrangements for some former and current eLoyalty employees and their beneficiaries and dependents. These provisions of the Reorganization Agreement contemplate that eLoyalty will establish retirement savings and welfare plans. The Reorganization Agreement will provide that the account balances (including outstanding loans) of all eLoyalty employees participating in Technology Solutions Company's deferred compensation and 401(k) plans will be transferred to eLoyalty's new deferred compensation and 401(k) plans and assets held in trust related to such account balances will be transferred to new trusts established by eLoyalty. The Reorganization Agreement will also generally provide that, after the spin-off, eLoyalty will assume all liabilities for benefits under any welfare plans related to eLoyalty employees, other than specified claims incurred on or before the spin-off. Moreover, the Reorganization Agreement will provide that, effective as of the spin-off, eLoyalty will become responsible for all other liabilities to eLoyalty employees. The Reorganization Agreement will also provide that eLoyalty will issue stock options in substitution of outstanding options to purchase Technology Solutions Company common stock and will maintain an employee stock purchase plan substantially similar to Technology Solutions Company's 1995 employee stock purchase plan.



     The Reorganization Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between or among the parties. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management (or other mutually agreed) representatives of the parties. Disputes remaining unresolved are then to be submitted to mandatory mediation. If such efforts are not successful, any party may submit the dispute, controversy or claim to mandatory, binding arbitration, subject to the provisions of the Reorganization Agreement. The Reorganization Agreement contains procedures for the selection of a sole arbitrator of the dispute, controversy or claim and for the conduct of the arbitration hearing, including limitations on discovery rights of the parties. These procedures are intended to produce an expeditious resolution of any such dispute, controversy or claim.



TECHNOLOGY SOLUTIONS COMPANY STOCK OPTIONS



     eLoyalty Employees and Directors. Technology Solutions Company and eLoyalty have agreed that as of the spin-off, each outstanding option to purchase Technology Solutions Company common stock held by a person who will be an employee or director of eLoyalty immediately after the spin-off (and who will not also be a director of Technology Solutions Company) will be converted into a substitute option to purchase eLoyalty common stock. The substitute option will preserve the intrinsic value of the option and the ratio of the exercise price to the fair market value of the stock by adjusting the number of shares purchasable and the exercise price, based on a comparison of the trading price of Technology Solutions Company common stock before the spin-off, which includes the value of eLoyalty common stock, and the trading price of eLoyalty common stock after the spin-off. The substitute option will take into account all employment with both Technology Solutions Company and eLoyalty for purposes of determining when the option becomes exercisable and when it terminates. All other terms of the substitute option will be the same as the current Technology Solutions Company option. As of December 31, 1999, there were outstanding options to purchase 3,138,385 shares of Technology Solutions Company stock that would be converted in this manner.



     Technology Solutions Company Employees and Directors, and Former Employees and Directors. Each outstanding nonqualified Technology Solutions Company option granted before June 22, 1999 to a person who will continue as an employee or director of Technology Solutions Company after the spin-off, or who will not be an employee or director of either Technology Solutions Company or eLoyalty after the spin-off, will be converted into both an adjusted Technology Solutions Company option and a substitute eLoyalty option. These Technology Solutions Company options will be converted in a manner that preserves the aggregate exercise price of each option, which will be allocated between the adjusted Technology Solutions Company option and the substitute eLoyalty option based on a comparison of the trading price of Technology Solutions Company common stock and the trading price of eLoyalty common stock after the spin-off. Both options, when combined, will preserve the intrinsic value of the existing option, and each will preserve the ratio of the exercise price to the fair market value of the stock subject to the option.



     Specifically, the number of shares of Technology Solutions Company common stock subject to an adjusted Technology Solutions Company option will be the same as the number of shares subject to the existing Technology Solutions Company option, and the current exercise price will be multiplied by the following fraction:



         Technology Solutions Company Stock Price (after the spin-off)

--------------------------------------------------------------------------------
         Technology Solutions Company Stock Price (before the spin-off)

     The number of shares subject to a substitute eLoyalty option will equal the number of shares of eLoyalty common stock that would have been received in the spin-off with respect to the shares of Technology Solutions Company common stock subject to the existing Technology Solutions Company option. The exercise price of the substitute eLoyalty option will equal the exercise price of the existing Technology Solutions Company option multiplied by the following ratio:


                   eLoyalty Stock Price (after the spin-off)
--------------------------------------------------------------------------------

                     TSC Stock Price (before the spin-off)



Employment with Technology Solutions Company will be taken into account in determining when each substitute eLoyalty option becomes exercisable and when it terminates, and in all other respects the terms of the substitute option will be substantially the same as the existing Technology Solutions Company option. As of December 31, 1999, there were outstanding options to purchase 4,236,768 shares of Technology Solutions Company stock that would be converted in this manner.



     Options Granted After June 21, 1999. Each outstanding nonqualified Technology Solutions Company option granted after June 21, 1999 to a person who will continue as an employee or director of Technology Solutions Company after the spin-off, or who will not be an employee or director of either Technology Solutions Company of eLoyalty after the spin-off will not be adjusted as described above, but instead will continue solely as an option to purchase shares of Technology Solutions Company common stock. Each of these options will be adjusted to reflect the spin-off, based on a comparison of the trading price of Technology Solutions Company common stock before the spin-off and the trading price of Technology Solutions Company common stock after the spin-off and will preserve the intrinsic value of the option and the ratio of the exercise price to the fair market value of the stock.


TAX SHARING AND DISAFFILIATION AGREEMENT


     The Technology Solutions Company and eLoyalty Tax Sharing and Disaffiliation Agreement will set forth the rights and obligations of Technology Solutions Company and eLoyalty with respect to taxes imposed on their respective businesses both before and after the spin-off and with respect to "Restructuring Taxes." For purposes of the Tax Sharing and Disaffiliation Agreement, "Restructuring Taxes" are, in effect taxes and other liabilities imposed as a result of a determination that (1) the contribution of the eLoyalty assets to eLoyalty failed to qualify for tax-free treatment, (2) the spin-off failed to qualify as a tax-free spin-off under Section 355 of the Code, or (3) Technology Solutions Company, under special rules, was subject to tax as a result of the spin-off even though the spin-off generally qualified for tax-free treatment under Section 355 of the Code.



     General Taxes. Under the Tax Sharing and Disaffiliation Agreement, eLoyalty will be liable for and indemnify Technology Solutions Company against any taxes (other than Restructuring Taxes) that are attributable to the business carried on by eLoyalty. eLoyalty will indemnify Technology Solutions Company against these taxes even though they may have been incurred prior to the formation of eLoyalty. Technology Solutions Company will indemnify eLoyalty against any taxes (other than Restructuring Taxes) that are attributable to the business retained by Technology Solutions Company. The Tax Sharing and Disaffiliation Agreement sets forth rules for determining taxes attributable to the eLoyalty business and taxes attributable to the business retained by Technology Solutions Company.


     Restructuring Taxes. Under the Tax Sharing and Disaffiliation Agreement, we will, in general, be liable for any Restructuring Taxes imposed by reason of any "eLoyalty Tainting Act," which means:


     - any inaccuracy or breach of specified representations, warranties, or covenants in the IRS ruling and the material submitted to the IRS in connection with that ruling, in each case, describing the eLoyalty Group (generally, our affiliates and us) or the eLoyalty business;


     - any action (or failure to take any reasonably available action) by any member of the eLoyalty Group; or


     - any acquisition or other transaction involving the capital stock of eLoyalty (other than the distribution of the capital stock of eLoyalty in the spin-off).

     Under that agreement, Technology Solutions Company will, in general, be liable for any Restructuring Taxes imposed by reason of any "Technology Solutions Company Tainting Act," which means:



     - any inaccuracy or breach of specified representations, warranties, or covenants in the IRS ruling and the materials submitted to the IRS in connection with that ruling, in each case, describing the Technology Solutions Company Group (generally, Technology Solutions Company and its affiliates) or the business retained by Technology Solutions Company;



     - any action (or failure to take any reasonably available action) by any member of the Technology Solutions Company Group; or



     - any acquisition or other transaction involving the capital stock of Technology Solutions Company (other than the distribution of the capital stock of eLoyalty in the spin-off).



     Under that agreement, eLoyalty and Technology Solutions Company are each liable for 50% of Restructuring Taxes that are not imposed as a result of either an eLoyalty Tainting Act or a Technology Solutions Company Tainting Act. If a Restructuring Tax is imposed where there is both an eLoyalty Tainting Act and a Technology Solutions Company Tainting Act, and each of the eLoyalty Tainting Act and the Technology Solutions Company Tainting Act would alone be sufficient to result in the imposition of such Restructuring Tax, eLoyalty and Technology Solutions Company are each liable for 50% of such Restructuring Tax. Finally, in the case of a Restructuring Tax that would not have been imposed but for the existence of both an eLoyalty Tainting Act and a Technology Solutions Company Tainting Act, eLoyalty and Technology Solutions Company are each liable for such Restructuring Tax to the extent the eLoyalty Tainting Act and the Technology Solutions Company Tainting Act, respectively, contributed to the imposition of such Restructuring Tax.



     Option Deductions. Under the Tax Sharing and Disaffiliation Agreement, Technology Solutions Company will generally be liable to us for an amount equal to (A) any actual federal income tax reduction realized by Technology Solutions Company as a result of a "Net Option Deduction," which term, in general, means any federal income tax deduction or loss (to the extent in excess of any income or gain) recognized by the Technology Solutions Company Affiliated Group (generally, Technology Solutions Company and its subsidiaries that file on a consolidated basis) upon the exercise of eLoyalty stock options by employees of any member of such group minus (B) any employment (or similar) taxes borne by any member of the Technology Solutions Company Affiliated Group with respect to such taxable year as a result of the exercise of eLoyalty stock options by employees of any member of the Technology Solutions Company Affiliated Group. This liability arises only with respect to eLoyalty options exercised after the date eLoyalty provides Technology Solutions Company with an opinion of tax counsel concluding that a Net Option Deduction is available to the Technology Solutions Company Affiliated Group. Technology Solutions Company may condition its liability with respect to a taxable year upon confirmation from tax counsel that no change in law or other circumstance has rendered the original tax opinion's conclusion incorrect. We will be liable to Technology Solutions Company for losses or expenses attributable to the reduction, elimination or deferral of a Net Option Deduction for which Technology Solutions Company has previously made payment to us.



     Administrative matters. The Tax Sharing and Disaffiliation Agreement will also set forth the obligations of eLoyalty and Technology Solutions Company with respect to the filing of tax returns, the administration of tax contests and other matters.


SHARED SERVICES AGREEMENT


     Technology Solutions Company and eLoyalty will enter into a Shared Services Agreement, pursuant to which Technology Solutions Company will provide to eLoyalty administrative services that may be necessary to eLoyalty's business. Technology Solutions Company will provide eLoyalty with, among other things, accounting, tax, benefits administration, human resources, information systems, insurance and legal services. This agreement will expire on June 30, 2000 unless the parties mutually agree upon a renewal. For benefits administration, human resources and information systems services Technology Solutions Company will charge eLoyalty based on its percentage of the total number of Technology Solutions Company and eLoyalty employees. For accounting, tax and insurance and services Technology Solutions

Company will charge eLoyalty based on its percentage of the total revenues of Technology Solutions Company and eLoyalty.



TECHNOLOGY SOLUTIONS COMPANY INTELLECTUAL PROPERTY LICENSE AGREEMENT



     Technology Solutions Company and eLoyalty will enter into a Technology Solutions Company Intellectual Property Agreement, pursuant to which Technology Solutions Company will grant to eLoyalty a nonexclusive, royalty-free, worldwide, perpetual license in and to intellectual properties, processes, know-how and technical information of Technology Solutions Company which are not used primarily in connection with eLoyalty's business but which are used in connection with eLoyalty's business as of the date of the spin-off.


ELOYALTY INTELLECTUAL PROPERTY LICENSE AGREEMENT


     eLoyalty and Technology Solutions Company will enter into an eLoyalty Intellectual Property Agreement, pursuant to which eLoyalty will grant to Technology Solutions Company a nonexclusive, royalty-free, worldwide, perpetual license in and to intellectual properties, processes, know-how and technical information which were assigned to eLoyalty, which are used primarily in connection with eLoyalty's business, and which were also used in connection with Technology Solutions Company's businesses other than eLoyalty's business as of the date of the spin-off.

                             eLOYALTY'S MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     Set forth below is information concerning the executive officers, other key employees and members of our board of directors upon completion of the spin-off.


     The ages listed below are as of September 1, 1999.

NAME                                    AGE                       POSITION
----                                    ---                       --------
Kelly D. Conway.......................  43    Director, President and Chief Executive Officer
Tench Coxe............................  41    Director and Chairman of the Board of Directors
Jay C. Hoag...........................  41    Director
John T. Kohler........................  52    Director
Michael J. Murray.....................  55    Director
John R. Purcell.......................  67    Director
Michael R. Zucchini...................  53    Director
Timothy J. Cunningham.................  46    Senior Vice President and Chief Financial Officer
Craig B. Lashmet......................  39    Senior Vice President -- North American
                                              Operations
Arthur J. Bird........................  46    Senior Vice President -- European Operations
Chris J. Danson.......................  32    Senior Vice President -- Development and Support
Julie M. Fitzpatrick..................  32    Senior Vice President -- Marketing
Jackie L. Hilt........................  42    Senior Vice President -- Employee Loyalty
Kevin J. Kraft........................  34    Senior Vice President -- Solutions Marketing
Stephen D. Mayers.....................  42    Senior Vice President -- Australian Operations
Michael Weintraub.....................  40    Senior Vice President -- Operations


     KELLY D. CONWAY has been our President and Chief Executive Officer and a Director of eLoyalty since our incorporation in May 1999. Mr. Conway joined Technology Solutions Company in November 1993 as Senior Vice President, assumed the position of Executive Vice President in July 1995 and became Group President of Technology Solutions Company in October 1998. Prior to joining Technology Solutions Company, he was a partner in the management consulting firm of Spencer, Shenk and Capers from 1991 to 1993. From 1989 to 1991, he was President and Chief Executive Officer of Telcom Technologies, a leading manufacturer of automatic call distribution equipment. From 1984 to 1989, he held the positions of Vice President of Finance and Vice President of Marketing for Telcom Technologies. From 1980 to 1984, he was a consultant with Deloitte, Haskins and Sells. In 1998, he became a board member of Edify Corporation.


     TENCH COXE is our Chairman of the board of directors. Mr. Coxe has served as a managing director of the general partner of Sutter Hill Ventures, a venture capital company located in Palo Alto, California, since 1989. From 1984 to 1987, Mr. Coxe served as Director of Marketing and in other management positions with Digital Communications Associates. Mr. Coxe is currently on the Board of Directors of Clarus Corporation, Copper Mountain Networks, Inc., Edify Corporation, NVidia Corporation, Alteon WebSystems, Inc. and various private companies.

     JAY C. HOAG has been, since June 1995, a general partner of Technology Crossover Ventures, a venture capital group located in Palo Alto, California. From 1985 to 1994, he was a managing director with Chancellor Capital Management, Inc. Mr. Hoag serves on the board of directors of Onyx Software Corporation, Autoweb.com, Inc., iVillage, Inc. and several privately held companies.


     JOHN T. KOHLER has been a Director of eLoyalty since May 1999. Mr. Kohler is currently Technology Solutions Company's President and Chief Executive Officer and has been a Director of Technology Solutions Company since June 1994. He joined Technology Solutions Company as Senior Vice President in June 1992, was promoted to Executive Vice President and named to the Office of the Chairman in September 1993, became President and Chief Operating Officer in January 1994 and became Chief

Executive Officer in June 1995. From 1986 to 1992, he was Senior Vice President and Chief Information Officer of Kimberly-Clark Corporation. From 1983 to 1986, he was a partner and regional practice director for the Midwest Region consulting practice of Arthur Young. He is also currently serving as a Director of Follett Corporation and Infosis Corp.


     MICHAEL J. MURRAY has been a Director of eLoyalty since June 1999 and a Director of Technology Solutions Company since July 1988. Mr. Murray is President of Global Corporate and Investment Banking at Bank of America Corporation and a member of their Policy Committee. Reporting to Mr. Murray are the Global Capital Raising and Global Markets, International Corporate Banking Group, United States & Canada Group and Principal Investing. From March 1997 until the BankAmerica-NationsBank merger in 1998, Mr. Murray headed BankAmerica Corporation's Global Wholesale Bank and was responsible for its business with large corporate, international and government clients around the world. Mr. Murray was named a BankAmerica vice chairman and head of the United States and International Groups in September 1995. He had been responsible for BankAmerica's United States Corporate Group since BankAmerica's merger with Continental Bank Corporation in September 1994. Prior to the BankAmerica-Continental Bank merger, he was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. He is also currently serving as a Director of CNF Transportation Inc., a transportation company located in Palo Alto, California.



     JOHN R. PURCELL has been a Director of eLoyalty since June 1999 and a Director of Technology Solutions Company since July 1988. He has served as Chairman and Chief Executive Officer of Grenadier Associates, Ltd., a venture banking, merger and acquisition consulting firm, since 1989. From February 1991 until 1997, he served as Chairman of Donnelley Marketing, Inc., a direct marketing company. From 1987 until 1990, he served as Chairman of Mindscape, Inc., an educational entertainment computer software company. From 1982 until 1986, he served as Chairman and President of SFN Companies, Inc., a communications company. He previously served as Executive Vice President of CBS, Inc. and Senior Vice President, Finance of Gannett Co., Inc. He is also currently serving as a Director of Bausch & Lomb, Inc., Omnicom Group Inc. and Journal Register Company.



     MICHAEL R. ZUCCHINI has been a Director of eLoyalty since June 1999 and a Director of Technology Solutions Company since October 1997. He has served as Chief Technology Officer of Fleet Financial Group, a financial services company, since April 1997 and as Vice Chairman since 1993. Since January 1997, he has served as Chairman of the Bankers Roundtable Subcommittee on Legislation and Regulation charged with interacting with Congress on issues related to technology. He is also currently serving as a Director of Visa U.S.A., Inc., a credit card company.



     TIMOTHY J. CUNNINGHAM has been eLoyalty's Senior Vice President and Chief Financial Officer since November 15, 1999. From October 1998 until November 1999 he held the position of Vice President -- Finance and Chief Financial Officer of CTS Corporation, a publicly traded electronics and communications company. Prior to joining CTS, Mr. Cunningham served as Vice President -- Finance of the Moore Document Solutions division of Moore Corporation from July 1996 to September 1998, and from 1995 to 1996, he was the Group Controller for the ConAgra Refrigerated Foods group of ConAgra, Inc. Prior to that, Mr. Cunningham served as Chief Financial Officer -- North America for British Steel Inc., a U.S. based subsidiary of a large European industrial products company, where he was employed from 1989 to 1994.



     CRAIG B. LASHMET is the Senior Vice President of eLoyalty with overall responsibility for Sales and Delivery in North America, which represents our largest revenue base. Mr. Lashmet first joined Technology Solutions Company in October 1995 as Senior Vice President. Prior to joining Technology Solutions Company he was a partner with Grant Thornton LLP, an international accounting and consulting firm, where he managed the advanced technology consulting practice for nine years.



     ARTHUR J. BIRD is eLoyalty's Senior Vice President responsible for Sales and Delivery in Europe. Mr. Bird joined Technology Solutions Company in October 1997 as a Senior Vice President initially responsible for Sales and Delivery in the United Kingdom and, beginning in November 1998, all of Europe. Mr. Bird previously worked for CSC Computer Sciences, where he was European Director at the

JP Morgan Pinnacle Alliance in London from June 1995 to October 1997. Prior to working for CSC, Mr. Bird spent two years with Energis plc, a wholly-owned subsidiary of The National Group, where he held positions as Director of Customer Service and Director of Corporate Sales.


     CHRIS J. DANSON leads eLoyalty's Development and Support as Senior Vice President, and his responsibilities include managing the Loyalty Lab in Austin, Texas and our Loyalty Support offering. Mr. Danson first joined Technology Solutions Company in 1993 as a senior consultant, and became a Senior Vice President in September, 1998. He managed several large projects and helped develop our European operations.



     JULIE M. FITZPATRICK is Senior Vice President of Marketing for eLoyalty. Ms. Fitzpatrick joined Technology Solutions Company in 1996 as a principal, after a seven-year career at IBM Corporation. While at IBM, she held several positions, including account systems engineer, product marketing manager and product manager for strategic call center and middleware technologies.



     JACKIE L. HILT is our Senior Vice President responsible for employee Loyalty, which includes recruiting and human resources functions with a specific emphasis on employee relationships. Ms. Hilt has been with Technology Solutions Company for ten years, most recently as the Senior Vice President of Technology Solutions Company's international recruiting organization, a role she assumed in 1994. Prior to joining Technology Solutions Company, she was part of Arthur Young's Midwest Consulting Practice.



     KEVIN J. KRAFT is a Senior Vice President of eLoyalty responsible for Solutions Marketing. Mr. Kraft joined Technology Solutions Company in 1995 as a Senior Principal, became a Vice President in 1996, and assumed the role of Senior Vice President, Solutions Marketing in December 1997. Prior to joining Technology Solutions Company, Mr. Kraft was a senior manager in Grant Thornton LLP's advanced technology consulting practice.



     STEPHEN D. MAYERS is eLoyalty's Senior Vice President responsible for Sales and Delivery in Australia. Mr. Mayers joined Technology Solutions Company's ECM division in July 1998. Previously he worked for two years with the Colonial Limited Group, a large Australian-based financial services group, as General Manager-Strategic Development for its retail financial services business through both its insurance and banking divisions. From 1994 to 1996, Mr. Mayers was Assistant General Manager for Commonwealth Bank of Australia responsible for marketing and product development in the retail banking sector.



     MICHAEL WEINTRAUB is a Senior Vice President of eLoyalty responsible for Operations since June 1998. Mr. Weintraub joined Technology Solutions Company in October 1997 as a Vice President in charge of The Bentley Group acquisition. From September 1993 to September 1997, Mr. Weintraub was Vice President & General Manager of The MEDSTAT Group, a health care strategy business offering consulting, applications technology, and information services.



     Messrs Kohler, Murray and Purcell intend to resign from the Technology Solutions Company board of directors at the time of the spin-off.


BOARD COMPOSITION


     Our board is divided into three classes that serve in staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire. We expect that, after the spin-off, Messrs. Coxe, Kohler and Purcell will be Class I directors, with their terms of office expiring in 2003; Messrs. Hoag and Zucchini will be Class II directors, with their terms of office expiring in 2001; and Messrs. Conway and Murray will be Class III directors, with their terms of office expiring in 2002.


     The authorized number of directors may be changed only by resolution of the board of directors adopted by a majority of the whole board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

BOARD COMMITTEES

     Prior to completion of the spin-off, our board intends to create an audit committee and a compensation committee.

     The audit committee will review the internal accounting procedures of eLoyalty and consult with and review the services provided by eLoyalty's independent accountants. Following the completion of the spin-off, the audit committee is expected to consist of Messrs. Murray and Hoag.

     The compensation committee will review and recommend to the board the compensation and benefits of all executive officers of eLoyalty, administer eLoyalty's stock-based incentive plans and establish and review general policies relating to compensation and benefits of employees of eLoyalty. Following the completion of the spin-off, the compensation committee is expected to consist of Messrs. Purcell and Coxe.


STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS



     None of our officers, directors or director nominees owns any of our common stock. To the extent they own shares of Technology Solutions Company common stock at the time of the spin-off, they will participate in the spin-off and receive shares of our common stock on the same terms as other holders of Technology Solutions Company's common stock.



     As described more fully under "Certain Transactions" we have agreed to sell 1,200,000 shares of our common stock to Sutter Hill Ventures and an aggregate of 1,200,000 shares of our common stock to Technology Crossover Ventures. We expect to issue these shares prior to the spin-off. Mr. Coxe is a managing director of the general partner of Sutter Hill Ventures and as such, may be deemed to beneficially own the shares to be acquired by Sutter Hill Ventures. Mr. Coxe disclaims beneficial ownership of those shares, except to the extent of his interest in the partnership. Mr. Hoag is a co-managing member of Technology Crossover Management III, L.L.C. and as such, may be deemed to beneficially own the shares to be acquired by the entities controlled by it. Mr. Hoag disclaims beneficial ownership of those shares, except to the extent that he has a pecuniary interest in such shares by virtue of his interest in Technology Crossover Management III, L.L.C.



     Some executives, including the executive officers named in the Summary Compensation Table in the "-- Executive Compensation" section below, have been awarded options to purchase shares of eLoyalty common stock. For a more complete discussion of stock options awards, see "-- Outstanding eLoyalty Stock Options."



     In connection with the spin-off, each nonqualified option to purchase Technology Solutions Company common stock held by an employee or director of eLoyalty (1) who will not also be a director of Technology Solutions Company, will be converted into a substitute option to purchase eLoyalty common stock, and (2) who will also be a director of Technology Solutions Company, will be converted into a substitute option to purchase eLoyalty common stock and an adjusted Technology Solutions Company option. In addition, each incentive stock option, within the meaning of section 422 of the Code, held by an employee of eLoyalty will be converted into an option to purchase eLoyalty common stock. See "eLoyalty's Relationship with Technology Solutions Company After the
Spin-Off -- Technology Solutions Company Stock Options" for a more complete discussion of the treatment of options to purchase Technology Solutions Company common stock in connection with the spin-off.


     The following table shows the number of shares of our common stock that we expect will be beneficially owned by each person who will be a director or executive officer and all persons who will be directors, and executive officers of eLoyalty after the spin-off, as a group. Except as otherwise noted, the individual director or executive officer or his family members has or have sole voting and investment power with respect to his or their shares. This information is based on our knowledge of the number of shares of Technology Solutions Company common stock owned by the persons as of January 1, 2000.


                                                                                   PERCENTAGE OF
NAME                                                          NUMBER OF SHARES   OUTSTANDING SHARES
----                                                          ----------------   ------------------
Kelly D. Conway.............................................      504,561(1)            1.0%
Tench Coxe..................................................      278,750(2)              *
Jay C. Hoag.................................................      428,750(3)              *
John T. Kohler..............................................      692,715(4)            1.4%
Michael J. Murray...........................................      352,336(5)              *
John R. Purcell.............................................      806,687(6)            1.6%
Michael R. Zucchini.........................................       39,052(7)              *
Timothy J. Cunningham.......................................           --(8)             --
Craig B. Lashmet............................................      125,732(9)              *
All Directors and Executive Officers as a group (9
  persons)..................................................   3,228,583(10)            6.5%

---------------

 *  Less than one percent


 (1) Includes 487,406 shares Mr. Conway has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days. Mr. Conway has indicated that he may sell up to 100,000 shares of common stock of Technology Solutions Company after January 1, 2000 and prior to the spin-off. The share amounts do not reflect that possible sale.


 (2) Includes 278,750 shares beneficially owned by Sutter Hill Ventures, a venture capital company. Mr. Coxe serves as a managing director of the general partner of Sutter Hill Ventures and, by virtue of such position, has shared voting power with respect to shares owned by Sutter Hill Ventures. Mr. Coxe disclaims beneficial ownership of the shares held by Sutter Hill Ventures except to the extent of his interest in the partnership.

 (3) Includes shares beneficially owned by the following four entities controlled by Technology Crossover Management III, L.L.C. ("TCM III"): TCV III (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic Partners, L.P. (the "Funds"). Mr. Hoag serves as a managing member of Technology Crossover Management III, L.L.C., and by virtue of such position has, together with one other managing member, sole investment control with respect to TCM III and, therefore, the Funds. Mr. Hoag disclaims beneficial ownership of the shares held by TCM III and the Funds except to the extent that he has pecuniary interest in such shares by virtue of his interest in TCM III.


 (4) Includes 453,660 shares Mr. Kohler has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days. Mr. Kohler has indicated that he may sell up to 552,500 shares of common stock of Technology Solutions Company after January 1, 2000 and prior to the spin-off. The share amounts do not reflect that possible sale.



 (5) Includes 94,500 shares Mr. Murray has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days. Mr. Murray has indicated that he may sell up to 75,000 shares of common stock of Technology Solutions Company after January 1, 2000 and prior to the spin-off. The share amounts do not reflect that possible sale.



 (6) Includes 94,500 shares Mr. Purcell has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days. Includes 33,437 shares held by Mr. Purcell's wife and 93,750 shares held by the Purcell Foundation. Mr. Purcell has indicated that he may sell up to 100,000 shares of common stock of Technology Solutions Company after January 1, 2000 and prior to the spin-off. The share amounts do not reflect that possible sale.


 (7) Includes 31,500 shares Mr. Zucchini has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days. Includes 1,687 shares held by Mr. Zucchini's wife.

 (8) Mr. Cunningham's employment began November 15, 1999.

 (9) Includes 123,062 shares Mr. Lashmet has the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

(10) Includes 1,284,628 shares all of the directors, director designees and executive officers as a group (9 persons) have the right to acquire under options which are currently exercisable or which will be exercisable within 60 days.

DIRECTOR COMPENSATION

     Each of our directors who is not also an employee of eLoyalty or its subsidiaries will receive $1,000 for each board and committee meeting that he or she attends. These non-employee directors will also receive options to purchase shares of our common stock under our 1999 Stock Incentive Plan. For more detail regarding the options to be granted to non-employee directors, see "-- 1999 Stock Incentive Plan" below. All other directors will receive no additional compensation for serving as a director. All of our directors will be reimbursed for out-of-pocket expenses incurred in connection with attending board and committee meetings.

EXECUTIVE COMPENSATION


     The following table sets forth compensation information paid by Technology Solutions Company for our Chief Executive Officer and the two other executive officers of eLoyalty. All information set forth in this table reflects compensation earned by these individuals for services with Technology Solutions Company and its subsidiaries. The people listed in the table below are sometimes referred to as Named Executive Officers.


                           SUMMARY COMPENSATION TABLE


                                                    ANNUAL COMPENSATION
                                                    -------------------   SECURITIES
                                         FISCAL                           UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR       SALARY     BONUS      OPTIONS       COMPENSATION
---------------------------              ------     --------   --------   ----------     ------------
Kelly D. Conway........................    1999     $480,000   $  -- (3)   625,000(4)      382,503(7)
  President and Chief                      1998(1)   266,667    120,000     65,000              --
     Executive Officer                     1998(2)   440,000    100,000    135,000              --
Craig B. Lashmet.......................    1999     $400,000   $  -- (3)   350,000(4)           --
  Senior Vice President,                   1998(1)   266,667     90,000     97,750(5)           --
     North America                         1998(2)   340,000     95,000     33,750(6)           --


---------------

(1) The compensation figures reported cover the transition period from June 1, 1998 through December 31, 1998.

(2) The compensation figures reported cover the fiscal year ended May 31, 1998.


(3) The amount of bonus earned in this year have not been determined as of the date of this prospectus/information statement.



(4) Subject to option provisions regarding termination of employment, one third of these options become exercisable on July 1, 2000 and 1/36 of these options become exercisable on the last day of each calendar month for 24 months.



(5) 47,750 of the 97,750 options reported for the transition period ended December 31, 1998 were granted pursuant to a stock option repricing program offered by Technology Solutions Company to all of its employees other than its executive officers.



(6) The 33,750 options reported for the fiscal year ended May 31, 1998 were surrendered pursuant to the stock option repricing program described in footnote 5.



(7) The other compensation consisted of principal and interest forgiven under a Promissory Note dated November 12, 1998.

OPTION GRANTS IN LAST FISCAL YEAR


     The following tables show all grants of options to acquire shares of eLoyalty common stock granted to the Named Executive Officers in the year ended December 31, 1999. In connection with the spin-off, each nonqualified option to purchase Technology Solutions Company common stock held by an employee or director of eLoyalty (1) who will not also be a director of Technology Solutions Company, will be converted into a substitute option to purchase eLoyalty common stock, and (2) who will also be a director of Technology Solutions Company, will be converted into a substitute option to purchase eLoyalty common stock and an adjusted Technology Solutions Company option. In addition, each incentive stock option, within the meaning of section 422 of the Code, held by an employee of eLoyalty will be converted into an option to purchase shares of eLoyalty common stock. See "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Technology Solutions Company Stock Options" for a more complete discussion of the treatment of options to purchase Technology Solutions Company common stock in connection with the spin-off.



               OPTION GRANTS IN THE YEAR ENDED DECEMBER 31, 1999



                                              INDIVIDUAL GRANTS(1)
                              ----------------------------------------------------
                                             PERCENT OF
                                NUMBER         TOTAL                                  POTENTIAL REALIZED VALUE
                                  OF          OPTIONS                                AT ASSUMED ANNUAL RATES OF
                              SECURITIES     GRANTED TO                               STOCK PRICE APPRECIATION
                              UNDERLYING     EMPLOYEES    EXERCISE OR                      FOR OPTION TERM
                               OPTIONS       IN FISCAL    BASE PRICE    EXPIRATION   ---------------------------
NAME                           GRANTED          YEAR      (PER SHARE)      DATE         5%(3)         10%(3)
----                          ----------     ----------   -----------   ----------   -----------   -------------
Kelly D. Conway.............   625,000(2)       12%            3.50        7/1/09    $ 1,375,707   $   3,486,312
Craig B. Lashmet............   350,000(2)        7%            3.50        7/1/09        770,396       1,952,335
Potential gain by all common
  stockholders(4)...........                                                         $95,429,438   $ 241,836,931


---------------


(1) Upon a sale of substantially all of the business and assets of the company, the board may accelerate the exercise date of these options.



(2) Subject to option provisions regarding termination of employment, one third of these options become exercisable on July 1, 2000 and 1/36 of these options become exercisable on the last day of each calendar month for 24 months.



(3) Amounts reflect assumed rates of appreciation set forth in the SEC's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of our common stock and overall stock market conditions. No assurance can be given that the amounts reflected in these columns will be achieved.



(4) The future hypothetical value of one share of common stock based on a fair market value of $3.50 on July 1, 1999, and assumed rates of appreciation of five percent and ten percent through July 1, 2009, would be $5.70 and $9.08, respectively. The potential realizable value for all holders of common stock is based on 43,354,786 shares of common stock outstanding as of December 31, 1999.



EXERCISES OF STOCK OPTIONS AND FISCAL YEAR END OPTION VALUES



     The following table shows aggregate exercises of options to purchase Technology Solutions Company and eLoyalty common stock in the year ended December 31, 1999 by the Named Executive Officers and other information concerning the options to purchase Technology Solutions Company and eLoyalty common stock held by each of them at the end of such period.



     In connection with the spin-off, each nonqualified option to purchase Technology Solutions Company common stock held by an employee or director of eLoyalty (1) who will not also be a director of Technology Solutions Company, will be converted into a substitute option to purchase eLoyalty common stock, and (2) who will also be a director of Technology Solutions Company, will be converted into a substitute option to purchase eLoyalty common stock and an adjusted Technology Solutions Company option. In addition, each incentive stock option, within the meaning of section 422 of the Code, held by an employee of eLoyalty will be converted into an option to purchase shares of eLoyalty common stock. See "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Technology Solutions

Company Stock Options" for a more complete discussion of the treatment of options to purchase TSC common stock in connection with the spin-off.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE


                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                             SHARES                       OPTIONS AT               IN-THE-MONEY OPTIONS
                            ACQUIRED                   DECEMBER 31, 1999           AT DECEMBER 31, 1999
                               ON       VALUE     ---------------------------   ---------------------------
           NAME             EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             --------   --------   -----------   -------------   -----------   -------------
Kelly D. Conway
Technology Solutions
Company Options...........     --         --        481,849        54,980       $11,348,742    $   760,603
  eLoyalty Options........     --         --             --       625,000                --    $12,143,750
Craig B. Lashmet
  Technology Solutions
  Company Options.........     --         --        120,346        58,407       $ 2,938,809    $ 1,360,497
  eLoyalty Options........     --         --             --       350,000                --    $ 6,800,500


INCENTIVE PLANS

  1999 STOCK INCENTIVE PLAN


     Officers, directors, key employees, consultants, independent contractors and agents of eLoyalty and its subsidiaries are eligible to participate in the 1999 Stock Incentive Plan. The 1999 Stock Incentive Plan provides for the grant of non-statutory stock option awards, incentive stock option awards, stock appreciation rights awards, restricted stock awards, bonus stock awards and performance share awards. An aggregate of 5,340,000 shares of eLoyalty common stock will be initially reserved for issuance under the 1999 Stock Incentive Plan for all awards other than any awards issued in connection with the spin-off in substitution of previously granted options to purchase shares of Technology Solutions Company common stock. See "eLoyalty's Relationship with Technology Solutions Company After the Spin-Off -- Technology Solutions Company Stock Options" for a more complete description of the treatment of options to purchase Technology Solutions Company common stock in connection with the spin-off. The aggregate number of shares of eLoyalty common stock available for issuance under the 1999 Stock Incentive Plan will be increased as of the first day of each fiscal year of eLoyalty beginning on or after January 1, 2000, by an amount equal to 5% of the total number of shares of eLoyalty common stock then outstanding. Subject to adjustments set forth in the 1999 Stock Incentive Plan, the maximum number of shares of eLoyalty common stock that may be granted to any person during (1) the 1999 fiscal year is 750,000 and (2) any other fiscal year of eLoyalty is 300,000.


     The 1999 Stock Incentive Plan also provides that each non-employee director will receive an option to purchase 25,000 shares of common stock when he or she commences service as a director. Each current non-employee director (other than a non-employee director who received an option grant on July 1, 1999) received such an option. In addition, on the day following the date of each annual stockholders' meeting beginning with the stockholders' meeting to be held in 2000, each non-employee director (other than a non-employee director who receives an initial grant at that meeting) will receive an option to purchase 6,000 shares of eLoyalty common stock. If the non-employee director received an initial grant since the previous annual meeting, the annual grant will be reduced proportionately. The stock options granted to non-employee directors will (1) have an exercise price per share equal to the fair market value of a share of eLoyalty common stock on the grant date, (2) expire ten years after the grant date and (3) become exercisable in 48 equal monthly installments, commencing with the last day of the calendar month following the calendar month in which the option is granted.

  1999 STOCK PURCHASE PLAN

     eLoyalty's 1999 Employee Stock Purchase Plan was adopted by our board of directors in October, 1999. The stock purchase plan will terminate automatically if our stockholders do not approve the plan within 12 months after its adoption.

     All of our employees (including our directors who are employees and all employees of any participating subsidiaries) who have been continuously employed for at least three months, and whose customary employment is more than 20 hours per week and more than five months in any calendar year, are eligible to participate in the stock purchase plan. Employees who own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.

     During each designated payroll deduction period, or purchase period, each eligible employee may authorize us to deduct between 1% and 15% (in increments of 1%) of his or her base pay. We will credit these deductions to a non-interest bearing account for each participating employee. On the last business day of the purchase period we will use the amount in each participating employee's account to buy shares of eLoyalty common stock for the employee at a purchase price equal to 85% of the average of the high and low transaction prices of a share of eLoyalty common stock, as reported on The Nasdaq Stock Market, on either (1) the first business day of the purchase period or (2) the last business day of the purchase period, whichever is lower. No employee is allowed to buy shares of common stock worth more than $25,000, based on the fair market value of the common stock on the first day of the applicable purchase period, in any calendar year under the plan. Each purchase period will last for three months and will coincide with each calendar quarter. The first purchase period will begin on the first day on which eLoyalty common stock is traded on a "when-issued" basis (or the first business day after the record date of the spin-off, if later) and will end on the last business day of the same calendar quarter. A purchase period will end automatically upon termination of the plan by the board of directors or upon a change in control of the company.

     An employee must be a participant on the last day of a purchase period in order to purchase stock under the plan. An employee's participation terminates prior to the last day of a purchase period upon:

     - the employee's withdrawal of the balance accumulated in his or her account;

     - termination of employment;

     - retirement;

     - death;

     - transfer to a subsidiary of the company that does not participate in the plan; or

     - the subsidiary for which the employee works no longer being a subsidiary of the company.

Upon the termination of an employee's participation, the balance in the employee's account will be refunded to the employee. In the event of the employee's death, the balance in the employee's account will be refunded to the employee's beneficiary or the executor or administrator of the employee's estate.

     Because participation in the plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

EMPLOYMENT AGREEMENTS


     Technology Solutions Company has entered into an employment agreement with Mr. Kelly D. Conway to serve as its Group President. In connection with the spin-off, this agreement will be assigned to, and assumed by, eLoyalty at which time it will be amended to reflect Mr. Conway's position as our President and Chief Executive Officer. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Conway's employment is terminated by eLoyalty, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following the termination, or until he is re-employed. If, following a change in control of eLoyalty (1) Mr. Conway's title, position, duties or salary are diminished and he resigns within 90 days thereafter, or (2) his employment with eLoyalty is terminated following his refusal to relocate for a period in excess of six months to any location outside of the metropolitan area where he resides, he will be entitled to receive his salary, bonus and health insurance benefits for a two-year period following the termination.

Each of Mr. Conway's options that is not then fully exercisable will become exercisable in full upon a change in control of eLoyalty. If Mr. Conway's employment with eLoyalty is terminated because of his death or disability, he or his designated beneficiary will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following the termination. Mr. Conway's current annual salary is $480,000.



     TSC has entered into an employment agreement with Mr. Craig B. Lashmet to serve as a Senior Vice President. In connection with the spin-off, this agreement will be assigned to, and assumed by, eLoyalty. The agreement does not have a fixed expiration date and may be terminated by either party on 90 days' written notice. If Mr. Lashmet's employment is terminated by the Company, he will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following the termination, or until he is re-employed. If Mr. Lashmet's employment with eLoyalty is terminated because of his death or disability, he or his designated beneficiary will be entitled to receive his salary, bonus and health insurance benefits for a one-year period following the termination. Mr. Lashmet's current annual salary is $400,000.



     TSC has entered into an employment agreement with Timothy J. Cunningham to serve as a Senior Vice President and Chief Financial Officer of eLoyalty.


        OWNERSHIP OF eLOYALTY COMMON STOCK BY CERTAIN BENEFICIAL OWNERS


     Prior to the sale of common stock to the investors described under "Certain Transaction," all of the outstanding shares of our common stock will be owned by Technology Solutions Company. In the spin-off, Technology Solutions Company stockholders will receive one share of eLoyalty common stock per share of Technology Solutions Company Common Stock. The following table lists information about people that we expect to hold more than 5% of our common stock upon completion of the spin-off based on a review of reports filed with the SEC as of September 30, 1999 by holders of more than 5% of Technology Solutions Company's common stock.


                                                            SHARES OF COMMON       PERCENTAGE OF
           NAME AND ADDRESS OF BENEFICIAL OWNER              STOCK OWNED(1)    OUTSTANDING SHARES(1)
           ------------------------------------             ----------------   ---------------------
Massachusetts Financial Services Company..................     4,806,779               11.2%
  500 Boylston Street, Boston, MA 02116(2)
Dresdner Bank AG..........................................     3,973,450                9.3%
  Jurgen-Ponto-Platz 1, 60301 Frankfurt, Germany
Dresdner RCM Global Investors
Dresdner RCM Global Investors LLC
  Four Embarcadero Center, San Francisco, California
     94111(3)
GeoCapital LLC............................................     3,172,149                7.4%
  767 Fifth Ave-45th Fl, New York, NY 10153-4590(4)
Brookside Capital Partners Fund, L.P. ....................     2,718,800                6.4%
  Two Copley Place, Boston, Massachusetts 02116(5)

---------------


(1) Calculated on the basis of the actual number of outstanding shares of Technology Solutions Company common stock as of September 30, 1999.


(2) Based on the most recent report on Schedule 13G/A filed with the SEC on February 11, 1999, Massachusetts Financial Services Company is expected to have sole voting power with respect to 4,675,854 shares of Technology Solutions Company common stock and sole dispositive power with respect to 4,806,779 shares of Technology Solutions Company common stock.


(3) Based on the most recent joint report on Schedule 13G, filed with the SEC on February 16, 1999, Dresdner Bank AG is expected to have sole voting power with respect to 2,726,000 shares of Technology Solutions Company common stock and dispositive power with respect to 3,973,450 shares of Technology Solutions Company common stock; each of Dresdner RCM Global Investors and Dresdner RCM Global Investors LLC is expected to have sole voting power with respect to 2,611,050 shares of TSC common stock and dispositive power with respect to 3,858,450 shares of Technology Solutions Company common stock.


(4) Based on the most recent report on Schedule 13G, filed with the SEC on February 10, 1999, GeoCapital LLC is expected to have sole dispositive power with respect to 3,172,149 shares of Technology Solutions Company common stock.


(5) Based on the most recent report on Schedule 13G, filed with the SEC on March 29, 1999, Brookside Capital Partners Fund, L.P. is expected to have sole voting power with respect to 2,718,800 shares of Technology Solutions Company common stock and sole dispositive power with respect to 2,718,800 shares of Technology Solutions Company common stock.

                     DESCRIPTION OF ELOYALTY CAPITAL STOCK


     The authorized capital stock of eLoyalty consists of 100,000,000 shares of common stock, $0.01 par value and 10,000,000 shares of preferred stock, $0.01 par value. Immediately following the spin-off, approximately 43,350,000 shares of common stock will be outstanding.


     THE FOLLOWING DESCRIPTIONS ARE SUMMARIES OF THE MATERIAL TERMS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS. REFERENCE IS MADE TO THE MORE DETAILED PROVISIONS OF, AND SUCH DESCRIPTIONS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE ELOYALTY CERTIFICATE OF INCORPORATION AND BYLAWS, COPIES OF WHICH ARE FILED WITH THE SEC AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS INFORMATION STATEMENT/PROSPECTUS IS A PART, AND APPLICABLE LAW.

COMMON STOCK

     Holders of our common stock will be entitled to one vote per share with respect to each matter presented to stockholders for vote. Except as may be provided in connection with any eLoyalty preferred stock, or as may otherwise be required by law or the certificate of incorporation, the common stock will be the only capital stock of eLoyalty entitled to vote in the election of directors and on all other matters presented to the stockholders of eLoyalty; provided that holders of common stock, as such, will not be entitled to vote on any matter that relates solely to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. The common stock will not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election.

     Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of eLoyalty, whether voluntary or involuntary, holders of common stock will be entitled to receive the assets that are legally available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

     The common stock distributed in the spin-off will not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board from time to time, without stockholder approval, except as may be required by applicable Nasdaq requirements.


     Our common stock has been approved for listing on The Nasdaq National Market, subject to notice of issuance, under the symbol "ELOY."


     ChaseMellon Shareholder Services, L.L.C. will serve as the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Subject to Delaware law, our board may, without approval of the stockholders, cause shares of preferred stock to be issued from time to time in one or more series. The board will determine the number of shares of each series as well as the designation, powers, privileges, preferences and rights of the shares of that series. Among the specific matters that may be determined by the board are:

     - the designation of each series;

     - the number of shares of each series;

     - the rate of dividends, if any;

     - whether dividends, if any, will be cumulative or non-cumulative;

     - the terms of redemption, if any;

     - the terms of any sinking fund providing for the purchase or redemption of shares of each series;

     - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of eLoyalty;

     - rights and terms of conversion or exchange, if any;

     - restrictions on the issuance of shares of the same series or any other series, if any; and

     - voting rights, if any.

ANTITAKEOVER EFFECTS

     Our amended certificate of incorporation and bylaws contain provisions that could make the acquisition of eLoyalty more difficult by means of a tender offer, proxy contest or otherwise.

     Classified board of directors. Our amended certificate of incorporation provides that our board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each class serving a staggered three-year term.

     The classification of directors has the effect of making it more difficult for stockholders to change the composition of the board of directors. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board. Such a delay may help ensure that the directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of eLoyalty. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of our board would be beneficial to eLoyalty and our stockholders and whether a majority of our stockholders believe that such a change would be desirable.

     The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of eLoyalty, even though such an attempt might be beneficial to us and our stockholders. Accordingly, the classification of our board could increase the likelihood that incumbent directors will retain their position.

     Number of directors; removal; filling vacancies. The amended certificate of incorporation provides that, subject to any rights of holders of eLoyalty preferred stock to elect additional directors under specific circumstances, the number of directors will be fixed by resolution of the board of directors adopted by a majority of the whole board. In addition, the amended certificate of incorporation and the bylaws provide that, subject to any rights of holders of preferred stock, and unless the board of directors otherwise determines, any vacancies, or newly created directorships, will be filled only by the affirmative vote of a majority of the remaining directors, though it may be less than a quorum. Accordingly, stockholders will not be able to increase the size of the board in order to fill the newly created directorships with stockholder nominees.

     Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. The amended certificate of incorporation and the bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of our stock, voting together as a single class.

     No stockholder action by written consent; limitations on the calling of special meetings. The amended certificate of incorporation and the bylaws provide that, subject to the rights of any holders of preferred stock to elect additional directors under specific circumstances, effective from and after date of the spin-off stockholder action can be taken only at an annual or special meeting of stockholders. This provision prohibits stockholder action by written consent in lieu of a meeting. The bylaws further provide that, subject to the rights of holders of any series of preferred stock to elect additional directors under specific circumstances, special meetings of stockholders can be called only by the board pursuant to a resolution adopted by a majority of the whole board. Stockholders are not permitted to call a special meeting or to require that the board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of special meeting given by eLoyalty.

     The provisions of the amended certificate of incorporation and the bylaws prohibiting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by a majority of the whole board. These provisions would also prevent the holders of a majority of the voting power of our stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the board by calling a special meeting of stockholders prior to the time a majority of the whole board believes such consideration to be appropriate.

     Advance notice provisions for stockholder nominations and stockholder proposals. The bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual meeting of our stockholders. Only persons who are nominated by, or at the direction of, our board, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of eLoyalty. The business to be conducted at an annual meeting will be limited to business brought before the meeting by, or at the direction of, the board or by a stockholder who has given timely written notice to the Secretary of his or her intention to bring such business before such meeting.

     Notice of a stockholder nomination or other business to be brought before an annual meeting will be timely only if it is delivered to eLoyalty not earlier than the close of business on the 100th calendar day nor later than the close of business on the 75th calendar day prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is more than 30 calendar days before or more than 75 calendar days after that anniversary date, notice by the stockholder to be timely must be delivered to eLoyalty not earlier than the close of business on the 100th calendar day prior to the annual meeting and not later than the close of business on the later of
(1) the 75th calendar day prior to the annual meeting and (2) the 10th calendar day after public announcement is first made by eLoyalty of the date of the annual meeting. Notwithstanding the foregoing, in the event that the number of directors to be elected to the eLoyalty board is increased and there is no public announcement by eLoyalty naming all of the nominees for directors or specifying the size of the increased board made at least 80 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice will be timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to eLoyalty not later than the close of business on the 10th calendar day after the public announcement is first made. Notice of a stockholder nomination to be made at a special meeting at which directors are to be elected will be timely only if it is delivered to us not earlier than the close of business on the 100th calendar day prior to the special meeting, and not later than the close of business on the later of (1) the 75th calendar day prior to the special meeting and (2) the 10th calendar day after public announcement is first made by eLoyalty of the date of the special meeting and of the nominees proposed by the eLoyalty board to be elected at the special meeting.


     A stockholder's notice proposing to nominate a person for election as a director must contain specified information including, without limitation, the identity and address of the nominating stockholder, the class and number of shares of eLoyalty common stock that are owned by the stockholder and all information regarding the proposed nominee that would be required to be included in a proxy statement soliciting proxies for the proposed nominee. A stockholder's notice relating to the conduct of business other than the nomination of directors must contain specified information about that business and about the proposing stockholder, including, without limitation:


     - a brief description of the business the stockholder proposes to bring before the meeting;

     - the reasons for conducting the business at the meeting;

     - the name and address of the stockholder;

     - the class and number of shares of eLoyalty common stock beneficially owned by the stockholder; and

     - any material interest of the stockholder in the business so proposed.

If the chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the meeting in accordance with the bylaw provisions summarized above, the person will not be eligible for election as a director or the proposed business will not be conducted at the meeting, as the case may be.

     Although the bylaws do not give our board any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed. Also, they may discourage or deter a third-party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to eLoyalty and our stockholders.


     Preferred stock. The Series A Preferred Stock described under "-- Rights Plan" below is a series of preferred stock that has been approved by our board of directors. Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our board of directors is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of eLoyalty, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices. Our board of directors does not presently intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.


     Rights to purchase securities and other property. The amended certificate of incorporation authorizes the eLoyalty board to create and issue rights entitling holders to purchase from us shares of stock or other securities of eLoyalty or any other corporation. The times at which and terms upon which the rights are to be issued would be determined by our board and set forth in the contracts or other instruments that evidence those rights. The authority of the board with respect to such rights includes, but is not limited to, determination of:

     - the initial purchase price per share or other unit of the stock or other securities or property to be purchased upon exercise of the rights;

     - provisions relating to the times at which and the circumstances under which the rights may be exercised or sold or otherwise transferred, either together with or separately from any other stock or other securities of eLoyalty;

     - provisions that adjust the number or exercise price of the rights or amount or nature of the stock or other securities or property receivable upon exercise of the rights in the event of a (1) combination, split or recapitalization of any stock of eLoyalty, (2) a change in ownership of eLoyalty's stock or other securities or (3) a reorganization, merger, consolidation, sale of assets or other occurrence relating to eLoyalty or any stock of eLoyalty, and provisions restricting the ability of eLoyalty to enter into any such transaction absent an assumption by the other party or parties thereto of the obligations of eLoyalty under such rights;

     - provisions that deny the holder of a specified percentage of the outstanding stock or other securities of eLoyalty the right to exercise the rights and/or cause the rights held by such holder to become void;

     - provisions that permit us to redeem or exchange the rights; and

     - the appointment of the rights agent with respect to the rights.


This provision is intended to confirm the authority of the board to issue rights to purchase shares of stock or other securities of eLoyalty or any other corporation. For a discussion of the rights plan adopted by our board of directors, see "-- Rights Plan."



     Amendment of the certificate of incorporation and bylaws. Under Delaware law, the stockholders of a corporation have the right to adopt, amend or repeal the bylaws and, with the approval of the board of directors, the certificate of incorporation of a corporation. In addition, under Delaware law if the certificate of incorporation so provides, the bylaws may be adopted, amended, or repealed by the board of directors. Our amended certificate of incorporation provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our stock, voting together as a single class, is required to amend provisions of the certificate of incorporation relating to:


     - the prohibition of stockholder action without a meeting;

     - the number, election and term of directors;

     - the removal of directors;

     - the issuance of rights; and

     - the adoption, amendment or repeal of the bylaws by the board of directors or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our stock, voting together as a single class.

The vote of the holders of a majority of the voting power of the outstanding shares of our stock is required to amend all other provisions of our amended certificate of incorporation. The amended certificate of incorporation further provides that the bylaws may be amended by the eLoyalty board by a majority of the whole board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of our stock, voting together as a single class.

     These 80% voting requirements will have the effect of making more difficult any amendment by stockholders of the bylaws or of any of the provisions of the certificate of incorporation described above, even if a majority of the stockholders of eLoyalty believes that the amendment would be in their best interests.

     Other provisions. The amended certificate of incorporation expressly authorizes the board to take such action as it may determine to be reasonably necessary or desirable to encourage any person or entity to enter into negotiations with our board and management respecting any transaction that may result in a change in control of eLoyalty, and to contest or oppose any such transaction that the eLoyalty board determines to be unfair, abusive or otherwise undesirable to us, our businesses or our stockholders. In this connection, the amended certificate of incorporation specifically permits the board to adopt plans or to issue securities of eLoyalty (including common stock or preferred stock, rights or debt securities), which securities may be exchangeable or convertible into cash or other securities on such terms as the board determines and may provide for differential and unequal treatment of different holders or classes of holders. The existence of this authority or the actions that may be taken by the board may deter potential acquirers from proposing unsolicited transactions not approved by the board and might enable the board to hinder or frustrate such a transaction if proposed. These provisions are included in the amended certificate of incorporation to confirm and support the authority of the board to take the various actions authorized thereby. The certificate of incorporation is also designed to enable the board to utilize such other tactics or mechanisms as are developed in the future to carry out the general authorization set forth therein.

RIGHTS PLAN


     Our board of directors adopted a Stockholder Rights Plan (the "Rights Plan") before the spin-off. Pursuant to the Rights Plan, one Right (a "Right") will be issued and attached to each outstanding share of common stock. Each Right entitles its holder, under the circumstances described below, to purchase from eLoyalty one one-hundredth of a share of its Series A Junior Participating Preferred Stock, $0.01 par value, (the "Series A Preferred Stock"), at an exercise price per Right to be determined by our board of directors (or a committee of our board of directors) at, or shortly after, the time of the spin-off, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between eLoyalty and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. The following description of the Rights is a summary and is qualified in its entirety by reference to the Rights Agreement, the form of which has been filed with the SEC as an exhibit to the registration statement of which this information statement/prospectus is a part.


     Initially, the Rights will be associated with the common stock and evidenced by the common stock certificates, which will contain a notation incorporating the Rights Agreement by reference. The Rights initially will be transferred with and only with underlying shares of common stock. The Rights will become exercisable and separately certificated only upon the "Distribution Date," which will occur upon the earlier of:


     - ten days following a public announcement that a person or group (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock then outstanding (the date of the announcement being the "Stock Acquisition Date"); or


     - ten business days (or later if determined by our board of directors prior to any person becoming an Acquiring Person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.

     Until the Distribution Date, the surrender for transfer of any shares of common stock outstanding will also constitute the transfer of the Rights associated with such shares.

     As soon as practicable after the Distribution Date, separate certificates for the Rights will be mailed to holders of record of common stock as of the close of business on the Distribution Date. From and after the Distribution Date, the separate certificates alone will represent the Rights. Except as otherwise provided in the Rights Agreement, only shares of common stock issued prior to the Distribution Date will be issued with Rights.


     The Rights are not exercisable until the Distribution Date and will expire ten years from their issuance unless earlier redeemed or exchanged by eLoyalty as described below.



     In the event (a "Flip-In Event") that a person or group becomes an Acquiring Person, each holder of a Right (other than any Acquiring Person and related parties, whose Rights will automatically become null and void) will have the right to receive, upon exercise, common stock, or, in some circumstances, cash, property or other securities of eLoyalty, with a value equal to two times the exercise price of the Right. The Rights may not be exercised following a Flip-In Event while we have the ability to cause the Rights to be redeemed. Our ability to redeem the Rights is described below.



     For example, at an exercise price of $100 per Right, each Right not owned by an Acquiring Person (or by related parties) following a Flip-In Event would entitle its holder to purchase $200 worth of common stock (or other consideration, as noted above) for $100. Assuming that the common stock had a per share value of $50 at that time, the holder of each valid Right would be entitled to purchase 4 shares of Common Stock for $100.

     In the event (a "Flip-Over Event") that, at any time following the Stock Acquisition Date:

     - we are acquired in a merger or other business combination in which it is not the surviving entity,

     - we are acquired in a merger or other business combination in which it is the surviving entity and all or part of its common stock is converted into or exchanged for securities of another entity, cash or other property, or

     - 50% or more of our assets or earning power is sold or transferred,

then each holder of a Right (except Rights which previously have been voided as set forth above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The exercise price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock;


     - if holders of the Series A Preferred Stock are granted specified rights, options or warrants to subscribe for Series A Preferred Stock or convertible securities at less than the current market price of the Series A Preferred Stock; or


     - upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends) or of subscription rights or warrants (other than those referred to above).


     With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the then current exercise price. No fractional shares of Series A Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise. We may require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.


     We may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment and payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until ten days following the Stock Acquisition Date. Immediately upon the action of our board of directors authorizing any redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by that person or group of 50% or more of the outstanding shares of common stock, eLoyalty may exchange the Rights (other than Rights owned by that person or group which will have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Series A Preferred Stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     Until a Right is exercised, its holder, as such, will have no rights as a stockholder of eLoyalty, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not result in the recognition of taxable income by our stockholders or us, stockholders may, depending upon the circumstances, recognize taxable income after a Triggering Event.

     The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights. The board of directors could, among other things, lower the thresholds described above to the greater of 10% or
 .001% more than the largest percentage of the outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons. Once a person or group has become an Acquiring Person no amendment can adversely affect the interests of the holders of the Rights.


     The Rights will have antitakeover effects. The rights will cause substantial dilution to any person or group who attempts to acquire a significant interest in eLoyalty without advance approval from our board of directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire eLoyalty, even if the acquisition would be in the interest of our stockholders. Because we can redeem the Rights, the Rights will not interfere with a merger or other business combination approved by our board of directors.


     Section 203 of the DGCL. We are subject to Section 203 of the Delaware General Corporation Law, an antitakeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who is the owner of 15% or more of the outstanding voting stock of the corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. The existence of this provision may have an antitakeover effect with respect to transactions not approved in advance by the board of directors of eLoyalty, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

     A corporation may, at its option, exclude itself from the coverage of
Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the certificate of incorporation nor the bylaws of eLoyalty contains any such exclusion.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     eLoyalty's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.


     The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.


     eLoyalty's bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our board of directors. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of our certificate of incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.


     Our agreement with Sutter Hill Ventures and Technology Crossover Ventures, pursuant to which we have agreed to sell them shares of our common stock, grants each of Sutter Hill Ventures and Technology Crossover Ventures the right to designate a nominee to our board of directors. The agreement also provides that we will enter into indemnification agreements with these designees. We have not yet entered into these indemnification agreements, but we expect to do so prior to the spin-off. These agreements provide directors with, among other things, specific contractual rights to the maximum indemnification permitted by Delaware law.

                              CERTAIN TRANSACTIONS


     We have entered into a common stock purchase and sale agreement with Sutter Hill Ventures and Technology Crossover Ventures. On June 22, 1999, the investors agreed to purchase an aggregate of 2,400,000 shares of our common stock at $3.50 per share. That price was determined by the board of directors of Technology Solutions Company to be the fair value of the eLoyalty common stock on June 22, 1999 (the date on which the investors agreed to purchase those shares). The agreement with the investors provides that the proposed purchase of our common stock is subject to the receipt of a private letter ruling from the IRS to the effect that the spin-off will be tax-free to Technology Solutions Company and its stockholders for United States federal income tax purposes and other customary conditions. The purchase and sale of common stock to those investors was exempt from registration under Section 4(2) of the Securities Act because the transactions did not involve a public offering. The agreement with the investors contains the following additional terms.



     - If Technology Solutions Company receives a favorable private letter ruling from the IRS regarding the spin-off and nevertheless fails to use commercially reasonable efforts to complete the separation of the eLoyalty business operations from Technology Solutions Company, Technology Solutions Company could become obligated to make a liquidated damages payment of $1.2 million to the investors.


     - If the investors purchase our common stock and the spin-off does not occur by August 13, 2000, eLoyalty could become obligated to repurchase such shares then held by the investors at a premium totaling $1.2 million over the price paid by the investors for such shares.


     Following the completion of the sale of our common stock to the investors, each of Sutter Hill Ventures and Technology Crossover Ventures will have the right to designate a nominee to our board of directors. We expect Sutter Hill Ventures to nominate Tench Coxe as its designee on our board, who will be our chairman, and Technology Crossover Ventures to nominate Jay Hoag as its designee on our board. For more information regarding Messrs. Coxe and Hoag, see "eLoyalty's Management."



     On November 12, 1998, Technology Solutions Company made a loan of $1,200,000 to Mr. Conway with a five-year term that, to the extent not forgiven in whole or in part as described below, is payable on demand upon the cessation of Mr. Conway's employment with Technology Solutions Company or its affiliates. The loan bears interest at the rate of 4.5% per annum and, so long as Mr. Conway remains employed by us or our affiliates, the note provides that the principal amount of the loan (and interest accrued thereon) is to be forgiven over a five-year period as follows: 25% of the principal amount on November 12, 1999; $25,000 in principal per month for the next twelve months; $20,000 in principal per month for the next twenty-four months; and $10,000 in principal per month for the next twelve months. In accordance with the terms of the note, as of December 31, 1999, a total of $382,503 in principal and accrued interest has been forgiven, and Mr. Conway's outstanding balance and accrued interest under this note on that date was $875,299. On December 15, 1999, Technology Solutions Company made an additional loan to Mr. Conway in the amount of $125,000. The note representing this loan provides for an interest rate of 5.74% and a payment date of March 1, 2000. We expect that the notes representing these loans will be assigned to eLoyalty in connection with the separation of our business operations from Technology Solutions Company.



     The board of directors of eLoyalty intends to review and, if appropriate, approve all material transactions between eLoyalty and its affiliates consistent with the applicable provisions of Delaware law which provides in part that transactions between eLoyalty and its affiliates are not void or voidable if the material facts as to the director's or officer's relationship or interest in the transaction are disclosed and the board in good faith authorizes the transaction by the affirmative votes of a majority of disinterested directors or if the transaction is fair to the corporation as of the time it is authorized by the board.

                 eLOYALTY'S 2001 ANNUAL MEETING OF STOCKHOLDERS


     The eLoyalty bylaws provide that an annual meeting of stockholders will be held each year on a date specified by our board of directors. The first annual meeting of eLoyalty stockholders after the distribution will be held on a date determined by the eLoyalty board of directors, or, if the board does not set a date, the first Thursday in May, 2001. We expect that our board of directors will set May 3, 2001 as the date for this annual meeting. In order to be considered for inclusion in eLoyalty's proxy materials for the 2001 annual meeting of stockholders, any proposals by stockholders must be received at eLoyalty's principal executive offices at 205 North Michigan Avenue, Suite 1500, Chicago, Illinois 60601, within a reasonable time before eLoyalty begins to print and mail its proxy materials for the meeting. eLoyalty anticipates commencing the mailing of proxies for the 2001 annual meeting of stockholders on or about March 16, 2001. In addition, stockholders at the eLoyalty 2001 annual meeting may consider stockholder proposals or nominations brought by a stockholder of record on the record date for the 2001 annual meeting, who is entitled to vote at such annual meeting and who has complied with the advance notice procedures established by the eLoyalty bylaws. A stockholder proposal or nomination intended to be brought before the eLoyalty 2001 annual meeting must be received by the Secretary of eLoyalty on or after January 23, 2001 and on or prior to February 19, 2001. For a more complete discussion regarding the submission of stockholder proposals or nominations, see "Description of eLoyalty Capital Stock -- Antitakeover Effects -- Advance notice provisions for stockholder nominations and stockholder proposals."


                                 LEGAL MATTERS

     The validity of our common stock to be distributed in the spin-off will be passed upon for us by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

     The financial statements of eLoyalty Corporation as of December 31, 1998 and May 31, 1998 and 1997, for the seven month period ended December 31, 1998 and for each of the three years in the period ended May 31, 1998 included in this information statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of The Bentley Group, Inc. for the period from January 1, 1997 to May 31, 1997 included in this information statement/prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of NexCen Technologies, Inc. as of December 31, 1998 and for the period from July 17, 1998 (date of inception) to December 31, 1998 included in this information statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION


     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the eLoyalty common stock to be distributed in the spin-off. This information statement/ prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. Although we have provided a summary of the material terms of the contents of some contracts, agreements and other documents, the summary does not describe all of the details of the contracts, agreements and other documents. In each instance where a copy of the contract, agreement or other document has been filed as an exhibit to the registration statement, please refer to the registration statement. Each statement in this information statement/prospectus regarding a contract, agreement or other document is qualified in all respects by such exhibit.



     You may read and copy all or any portion of the registration statement at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding registrants, such as Technology Solutions Company and eLoyalty, that file electronically with the SEC. Following the spin-off, eLoyalty will be required to comply with the reporting requirements of the Exchange Act and will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference room and the SEC's Internet site.


     eLoyalty intends to furnish its stockholders with annual reports containing consolidated financial statements (beginning with fiscal year 2000) audited by independent accountants.


     You should rely only on the information contained in this information statement/prospectus and other documents referred to in this information statement/prospectus. TSC and eLoyalty have not authorized anyone to provide you with information that is different. This information statement/prospectus is being furnished by Technology Solutions Company solely to provide information to Technology Solutions Company stockholders who will receive eLoyalty common stock in the spin-off. It is not, and is not construed as, an inducement or encouragement to buy or sell any securities of Technology Solutions Company or eLoyalty. Technology Solutions Company and eLoyalty believe that the information presented herein is accurate as of the date hereof. Changes will occur after the date hereof, and neither Technology Solutions Company nor eLoyalty will update the information except to the extent required in the normal course of their respective public disclosure practices and as required pursuant to the federal securities laws.



     eLoyalty maintains an Internet site at www.eloyaltyco.com. This website and the information contained in it shall not be deemed to be incorporated into this information statement/prospectus.

                   INDEX TO FINANCIAL STATEMENTS AND SCHEDULE

                                                               PAGE
                                                               ----
ELOYALTY CORPORATION
Report of Independent Accountants...........................    F-2
Combined Balance Sheets as of September 30, 1999
  (unaudited), December 31, 1998, May 31, 1998 and 1997.....    F-3
Combined Statements of Operations for the nine month periods ended September 30, 1999 and 1998 (unaudited), the seven
  month period from June 1, 1998 to December 31, 1998, the
  seven month period from June 1, 1997 to December 31, 1997
  (unaudited), and for each of the three years in the period
  ended May 31, 1998........................................    F-4
Combined Statements of Cash Flows for the nine month periods ended September 30, 1999 and 1998 (unaudited), the seven
  month period from June 1, 1998 to December 31, 1998, the
  seven month period from June 1, 1997 to December 31, 1997
  (unaudited) and for each of the three years in the period
  ended May 31, 1998........................................    F-5
Combined Statements of Changes in Stockholder's Equity and
  Comprehensive Income (Loss) for the nine month period
  ended September 30, 1999 (unaudited), the seven month
  period ended December 31, 1998, and for each of the three
  years in the period ended May 31, 1998....................    F-6
Notes to Combined Financial Statements......................    F-7
THE BENTLEY GROUP, INC.
Report of Independent Accountants...........................   F-18
Statement of Operations and Accumulated Deficit for the
  period from January 1, 1997 to May 31, 1997...............   F-19
Statement of Cash Flows for the period from January 1, 1997
  to May 31, 1997...........................................   F-20
Notes to Financial Statements...............................   F-21
NEXCEN TECHNOLOGIES, INC. (A DEVELOPMENT STAGE ENTERPRISE)
Report of Independent Accountants...........................   F-24
Balance Sheet as of December 31, 1998.......................   F-25
Statement of Operations for the period from July 17, 1998
  (date of inception) to
  December 31, 1998.........................................   F-26
Statement of Stockholders' Deficit for the period from
  July 17, 1998 (date of inception) to December 31, 1998....   F-27
Statement of Cash Flows for the period from July 17, 1998
  (date of inception) to
  December 31, 1998.........................................   F-28
Notes to Financial Statements...............................   F-29
SCHEDULES
Schedule II -- Valuation and Qualifying Accounts............    S-1
Report of Independent Accountants on Financial Statement
  Schedule..................................................    S-2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of eLoyalty Corporation

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of cash flows and of changes in stockholder's equity and comprehensive income (loss) present fairly, in all material respects, the financial position of eLoyalty Corporation (the "Company") at December 31, 1998 and May 31, 1998 and 1997, and the results of its operations and its cash flows for the seven month period ended December 31, 1998, and for each of the three years in the period ended May 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

September 10, 1999
Chicago, Illinois
                              eLOYALTY CORPORATION

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS


                                                   SEPTEMBER 30,   DECEMBER 31,   MAY 31,   MAY 31,
                                                       1999            1998        1998      1997
                                                   -------------   ------------   -------   -------
                                                    (UNAUDITED)
CURRENT ASSETS:
Cash and cash equivalents........................     $10,654        $ 4,411      $ 4,726   $ 4,130
Marketable securities............................       6,714          4,486        3,656     1,560
Receivables, net of allowances of $2,369
  (unaudited), $2,638, $475 and $198.............      43,658         25,443       23,898    11,748
Deferred income taxes............................       8,954          4,711        1,311       513
Prepaid expenses.................................       2,588          2,175        2,508     1,463
Other current assets.............................         867          1,021          966       835
                                                      -------        -------      -------   -------
          Total current assets...................      73,435         42,247       37,065    20,249
COMPUTERS, FURNITURE AND EQUIPMENT, NET..........       2,035          1,581        1,432       245
GOODWILL.........................................      13,397         17,201       12,614     2,194
DEFERRED INCOME TAXES............................       2,434          1,054        1,022        --
INVESTMENT.......................................          --            463           --        --
LONG-TERM RECEIVABLES AND OTHER..................       1,491          1,358        1,985     1,500
                                                      -------        -------      -------   -------
          Total assets...........................     $92,792        $63,904      $54,118   $24,188
                                                      =======        =======      =======   =======

                               LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Accounts payable.................................     $   739        $   994      $   347   $   768
Accrued compensation and related costs...........      11,056          7,304        6,528     3,054
Deferred compensation............................       6,714          4,486        3,656     1,560
Other current liabilities........................       2,994          3,232        2,694     1,361
                                                      -------        -------      -------   -------
          Total current liabilities..............      21,503         16,016       13,225     6,743
                                                      -------        -------      -------   -------
DEFERRED INCOME TAXES............................          --             --           --       298
COMMITMENTS AND CONTINGENCIES....................          --             --           --        --
                                                      -------        -------      -------   -------
STOCKHOLDER'S EQUITY:
Net advances from Technology Solutions Company...      71,439         48,475       41,241    17,420
Accumulated other comprehensive loss.............        (150)          (587)        (348)     (273)
                                                      -------        -------      -------   -------
          Total stockholder's equity.............      71,289         47,888       40,893    17,147
                                                      -------        -------      -------   -------
          Total liabilities and stockholder's
            equity...............................     $92,792        $63,904      $54,118   $24,188
                                                      =======        =======      =======   =======


            The accompanying Notes to Combined Financial Statements
              are an integral part of this financial information.

                              ELOYALTY CORPORATION

                       COMBINED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                    FOR THE NINE MONTH         FOR THE SEVEN MONTH
                                       PERIODS ENDED              PERIODS FROM
                                       SEPTEMBER 30,         JUNE 1 TO DECEMBER 31,        FOR THE YEARS ENDED MAY 31,
                                    -------------------   -----------------------------   ------------------------------
                                      1999       1998         1998            1997          1998       1997       1996
                                    --------   --------   -------------   -------------   --------   --------   --------
                                        (UNAUDITED)                        (UNAUDITED)
REVENUES..........................  $107,652   $ 77,685     $ 64,415        $ 43,668      $ 84,488   $ 43,181   $ 26,516
  Project personnel...............   (52,586)   (37,464)     (31,302)        (22,329)      (41,329)   (18,078)   (11,674)
                                    --------   --------     --------        --------      --------   --------   --------
REVENUES LESS PROJECT PERSONNEL...    55,066     40,221       33,113          21,339        43,159     25,103     14,842
                                    --------   --------     --------        --------      --------   --------   --------
OTHER COSTS AND EXPENSES:
  Sales and marketing.............     6,185      3,197        3,456             994         2,429      1,663      1,032
  Research and development........     3,599      2,231        2,889           1,393         2,383      1,689         46
  General and administrative......    22,554     18,912       16,438          10,641        20,216     11,539      5,559
  Technology Solutions Company
    corporate services
    allocation....................    10,769      9,225        7,698           5,544        10,671      5,028      3,298
  Equity in net loss of
    unconsolidated investee.......       463         --          412              --            --         --         --
  Goodwill amortization...........     3,748      2,704        2,450           1,856         3,201        376         --
                                    --------   --------     --------        --------      --------   --------   --------
                                      47,318     36,269       33,343          20,428        38,900     20,295      9,935
                                    --------   --------     --------        --------      --------   --------   --------
OPERATING INCOME (LOSS)...........     7,748      3,952         (230)            911         4,259      4,808      4,907
                                    --------   --------     --------        --------      --------   --------   --------
OTHER INCOME (EXPENSE):
  Net investment income...........        83         56          116              39            68         15         --
  Interest expense................       (55)       (65)         (31)            (53)          (92)        --         --
                                    --------   --------     --------        --------      --------   --------   --------
                                          28         (9)          85             (14)          (24)        15         --
                                    --------   --------     --------        --------      --------   --------   --------
INCOME (LOSS) BEFORE INCOME
  TAXES...........................     7,776      3,943         (145)            897         4,235      4,823      4,907
INCOME TAX PROVISION..............     3,690      1,929          398             562         2,022      1,897      1,857
                                    --------   --------     --------        --------      --------   --------   --------
NET INCOME (LOSS).................  $  4,086   $  2,014     $   (543)       $    335      $  2,213   $  2,926   $  3,050
                                    ========   ========     ========        ========      ========   ========   ========
Basic net income (loss) per common
  share...........................  $   0.10   $   0.05     $  (0.01)       $   0.01      $   0.05   $   0.07   $   0.07
Diluted net income (loss) per
  common share....................  $   0.09   $   0.04     $  (0.01)       $   0.01      $   0.05   $   0.06   $   0.07
Shares used to calculate basic net
  income (loss) per share (in
  millions).......................      41.4       41.4         41.4            41.4          41.4       41.4       41.4
Shares used to calculate diluted
  net income (loss) per share (in
  millions).......................      47.6       46.5         41.4            45.8          46.8       46.6       45.5


            The accompanying Notes to Combined Financial Statements
              are an integral part of this financial information.

                              ELOYALTY CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                         FOR THE NINE MONTH           FOR THE SEVEN MONTH
                                            PERIODS ENDED                PERIODS FROM               FOR THE YEARS ENDED
                                            SEPTEMBER 30,           JUNE 1 TO DECEMBER 31,                MAY 31,
                                      -------------------------   ---------------------------   ----------------------------
                                         1999          1998           1998           1997         1998      1997      1996
                                      -----------   -----------   ------------   ------------   --------   -------   -------
                                             (UNAUDITED)                         (UNAUDITED)
CASH FLOWS FROM OPERATING
ACTIVITIES:
  Net income (loss).................   $  4,086         2,014       $  (543)       $    335     $  2,213   $ 2,926   $ 3,050
  Adjustments to reconcile net
    income to net cash from
    operating activities:
    Depreciation and amortization...      4,987         3,946         3,509           2,275        3,874       617        60
    Provisions for doubtful
      receivables...................      1,395         1,285         2,652             577          531       453       272
    Equity losses of unconsolidated
      investee......................        463            --           412              --           --        --        --
    Deferred income taxes...........     (5,622)       (2,045)       (3,432)         (1,330)      (2,118)     (315)   (4,306)
    Changes in assets and
      liabilities:
      Receivables...................    (19,610)      (13,443)       (4,197)         (3,441)     (10,217)   (3,453)     (136)
      Purchases of trading
        securities related to
        deferred compensation
        program.....................     (2,228)       (1,426)         (830)         (1,275)      (2,096)     (799)     (761)
      Other current assets..........       (259)       (2,265)          278             211       (1,079)   (1,177)     (531)
      Accounts payable..............       (255)          (47)          647          (1,076)      (1,184)      229       467
      Accrued compensation and
        related costs...............      3,751           413           776           1,202        2,674      (217)    1,115
      Deferred compensation funds
        from employees..............      2,228         1,426           830           1,275        2,096       799       761
      Other current liabilities.....       (239)          924           538          (2,983)      (2,383)    1,335         1
      Other assets..................       (133)       (1,423)          (11)           (309)        (815)     (339)   (1,270)
                                       --------      --------       -------        --------     --------   -------   -------
        Net cash (used in) provided
          by operating activities...    (11,436)      (10,641)          629          (4,539)      (8,504)       59    (1,278)
                                       --------      --------       -------        --------     --------   -------   -------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures..............     (1,637)       (1,829)         (570)           (607)      (1,065)     (182)     (127)
  Investment in unconsolidated
    investee........................         --            --          (875)             --           --        --        --
  Acquired businesses...............         --        (4,849)       (6,625)        (10,360)     (10,741)     (940)   (1,367)
                                       --------      --------       -------        --------     --------   -------   -------
        Net cash used in investing
          activities................     (1,637)       (6,678)       (8,070)        (10,967)     (11,806)   (1,122)   (1,494)
                                       --------      --------       -------        --------     --------   -------   -------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Transfers from Technology
    Solutions Company...............     18,878        17,340         7,777          17,288       21,608     5,182     3,093
                                       --------      --------       -------        --------     --------   -------   -------
        Net cash provided by
          financing activities......     18,878        17,340         7,777          17,288       21,608     5,182     3,093
                                       --------      --------       -------        --------     --------   -------   -------
EFFECT OF EXCHANGE RATE CHANGES ON
  CASH AND CASH EQUIVALENTS.........        438        (1,433)         (651)           (782)        (702)     (310)       --
                                       --------      --------       -------        --------     --------   -------   -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................      6,243        (1,412)         (315)          1,000          596     3,809       321
CASH AND CASH EQUIVALENTS, BEGINNING
  OF PERIOD.........................      4,411         5,130         4,726           4,130        4,130       321        --
                                       --------      --------       -------        --------     --------   -------   -------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD............................   $ 10,654      $  3,718       $ 4,411        $  5,130     $  4,726   $ 4,130   $   321
                                       ========      ========       =======        ========     ========   =======   =======


            The accompanying Notes to Combined Financial Statements
              are an integral part of this financial information.

                              eLOYALTY CORPORATION

COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY AND COMPREHENSIVE INCOME
                                     (LOSS)
                                 (IN THOUSANDS)


                                                           ADVANCES     ACCUMULATED
                                                          (TO) FROM        OTHER
                                                          TECHNOLOGY   COMPREHENSIVE       TOTAL
                                                          SOLUTIONS       INCOME       STOCKHOLDER'S
                                                           COMPANY        (LOSS)          EQUITY
                                                          ----------   -------------   -------------
Balance, May 31, 1995...................................   $ 3,169         $  --          $ 3,169
                                                           -------         -----          -------
Net income..............................................     3,050            --            3,050
                                                                                          -------
  Comprehensive income..................................                                    3,050
Net transfers from Technology Solutions Company.........     3,093            --            3,093
                                                           -------         -----          -------
Balance, May 31, 1996...................................     9,312            --            9,312
                                                           -------         -----          -------
Net income..............................................     2,926            --            2,926
Foreign currency translation............................        --          (273)            (273)
                                                                                          -------
  Comprehensive income..................................                                    2,653
Net transfers from Technology Solutions Company.........     5,182            --            5,182
                                                           -------         -----          -------
Balance, May 31, 1997...................................    17,420          (273)          17,147
                                                           -------         -----          -------
Net income..............................................     2,213            --            2,213
Foreign currency translation............................        --           (75)             (75)
                                                                                          -------
  Comprehensive income..................................                                    2,138
Net transfers from Technology Solutions Company.........    21,608            --           21,608
                                                           -------         -----          -------
Balance, May 31, 1998...................................    41,241          (348)          40,893
                                                           -------         -----          -------
Net loss................................................      (543)           --             (543)
Foreign currency translation............................        --          (239)            (239)
                                                                                          -------
  Comprehensive loss....................................                                     (782)
Net transfers from Technology Solutions Company.........     7,777            --            7,777
                                                           -------         -----          -------
Balance, December 31, 1998..............................    48,475          (587)          47,888
                                                           -------         -----          -------
Net income (unaudited)..................................     4,086            --            4,086
Foreign currency translation (unaudited)................        --           437              437
                                                                                          -------
  Comprehensive income (unaudited)......................                                    4,523
Net transfers from Technology Solutions Company
  (unaudited)...........................................    18,878            --           18,878
                                                           -------         -----          -------
Balance, September 30, 1999 (unaudited).................   $71,439         $(150)         $71,289
                                                           =======         =====          =======


            The accompanying Notes to Combined Financial Statements
              are an integral part of this financial information.

                              ELOYALTY CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

NOTE 1 -- THE COMPANY


     eLoyalty Corporation ("eLoyalty") is a leading global information technology services company focused on providing enterprise-wide solutions across the Internet, e-mail, web-chat, telephone and fax that are designed to result in lasting and profitable customer relationships for its clients. eLoyalty defines this new category of solutions as loyalty solutions. eLoyalty's clients generally are located throughout the United States and in Europe, Canada and Australia.


     eLoyalty is currently a wholly owned subsidiary of Technology Solutions Company ("TSC" or the "Parent"). On March 30, 1999, TSC announced its intention to create a separate company comprised of the TSC business and operations that now comprise eLoyalty, and the associated assets and liabilities of such businesses and operations (the "Separation"). TSC also announced that it intends to distribute to its shareholders, subject to certain conditions and consents, all of TSC's remaining equity interest in eLoyalty ("Distribution").

     eLoyalty and TSC will enter into, on or prior to the Separation, certain agreements governing various interim and ongoing relationships between eLoyalty and TSC after the completion of the anticipated Separation and subsequent Distribution.

     The financial information included herein may not necessarily reflect the combined results of operations, financial position, changes in stockholder's equity and cash flows of eLoyalty in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation -- The combined financial statements reflect the results of operations, financial position, changes in stockholder's equity and cash flows of the businesses that will be transferred to eLoyalty from TSC in the Separation (the "eLoyalty Businesses") as if eLoyalty were a separate entity for all periods presented. The combined financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the eLoyalty Businesses. Changes in stockholder's equity represent the net income of eLoyalty plus net cash transfers to or from TSC and the effects of foreign currency translation. All significant intercompany transactions have been eliminated. Acquired businesses are included in the results of operations since their acquisition dates. Investments in which eLoyalty has the ability to exercise significant influence, but which it does not control, are accounted for under the equity method of accounting. Investments in which eLoyalty does not have the ability to exercise significant influence are accounted for under the cost method of accounting.

     Interim Financial Statements -- The accompanying interim combined balance sheet as of September 30, 1999 and the combined statements of operations and combined statements of cash flows for the nine months ended September 30, 1999 and 1998 and for the seven month period from June 1, 1997 to December 31, 1997 and the related notes have not been audited by independent accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements as of December 31, 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of eLoyalty and results of operations and cash flows for the periods presented. The operating results for the interim periods, consisting of the nine month periods ended September 30, 1999 and 1998 and the seven month period from June 1, 1997 to December 31, 1997, are not necessarily indicative of results expected for the full years of which the aforementioned interim periods are a part.

     Fiscal Year Change -- On November 22, 1998, TSC's Board of Directors voted to change the fiscal year of TSC from a fiscal year ending on May 31 in each year to a calendar year ending on December 31

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

in each year. The seven month transition period of June 1, 1998 through December 31, 1998 (transition period) precedes the start of the new fiscal year. The unaudited financial information for the seven months ended December 31, 1997 (prior period) is presented for comparative purposes and includes any adjustments (consisting of normal, recurring adjustments) which are, in the opinion of management, necessary for a fair presentation.

     Revenue Recognition -- eLoyalty derives substantially all of its revenues from professional services. eLoyalty provides professional services, including support, primarily on a time and materials basis. Although eLoyalty occasionally performs certain projects on a fixed fee basis, the total portion of combined net revenues derived from fixed fee engagements is not significant. For time and materials engagements, eLoyalty recognizes revenue as services are performed, based on hourly billing rates. For fixed fee engagements, revenue is recognized under the percentage-of-completion basis of accounting, based on the ratio of costs incurred to total estimated costs. From time to time, eLoyalty uses subcontractors to supplement its resources in client engagements. Revenue generated through subcontractors is recognized based on the terms of the related project (time and materials or fixed fee), and the related subcontractor costs are included in project personnel expense as incurred. eLoyalty also derives revenues from in-house developed software. Depending on the nature of the client engagement, eLoyalty recognizes these software revenues using contract accounting or as the product is shipped. To date, software revenues have not exceeded 3% of total revenues for any period. Out-of-pocket expenses (travel, lodging, etc.) charged on client engagements are presented net of amounts billed to clients as general and administrative expense in the accompanying combined statements of operations. Engagements are performed in phases. Losses on engagements, if any, are reserved in full when determined.

     Project Personnel Costs -- eLoyalty expenses the cost of project personnel as incurred. Project personnel costs consist primarily of salaries, incentive compensation and employee benefits for eLoyalty personnel available for client assignments, and fees paid to subcontractors for work performed on client projects.

     Cash and Cash Equivalents -- eLoyalty considers all highly liquid investments readily convertible into cash (with original maturities of three months or less) to be cash equivalents. These short-term investments are carried at cost plus accrued interest, which approximates market.

     Marketable Securities -- eLoyalty's marketable securities consist of investments related to TSC's executive deferred compensation plan (see Note 4) and are classified as trading securities, with unrealized gains and losses included in eLoyalty's combined statements of income. Realized gains or losses are determined on the specific identification method.

     Computers, Furniture and Equipment -- Computers, furniture and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Useful lives generally are five years or less.

     Goodwill -- Goodwill is amortized on a straight-line basis, typically over a five-year period. Accumulated amortization of goodwill as of September 30, 1999, December 31, 1998, May 31, 1998 and 1997 was $9,752, $6,042, $3,573 and
$371, respectively.

     Research and Development Costs -- Research and development costs are expensed as incurred, except for costs incurred for the development of computer software that will be sold. Research and development expenses relate primarily to the dedicated research and development facility maintained by eLoyalty, and consist primarily of salaries, incentive compensation and employee benefits costs for dedicated personnel, occupancy costs, staff recruiting costs, administrative costs, travel expenses and depreciation.

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

     Software Development Costs -- eLoyalty capitalizes software development costs once technological feasibility is established and prior to general release. Amortization is computed as the greater of the amount computed using the (a) ratio of current revenues to the total current and anticipated future revenues or (b) the straight-line method over the estimated economic life of the product. Included in long-term receivables and other on eLoyalty's combined balance sheets as of May 31, 1998 and 1997 are $447 and $801 of net software development costs. There are no net software development costs included on eLoyalty's combined balance sheet in any other period presented. Amortization expense associated with software development costs was $447, $354 and $110 for the seven month transition period ended December 31, 1998 and the fiscal years ended May 31, 1998 and 1997, respectively. There was no amortization expense of software development costs during the fiscal year ended May 31, 1996.

     Stockholder's Equity -- Stockholder's equity includes amounts transferred from TSC primarily for operations and working capital requirements, offset by cash collected by TSC. The balances are primarily the result of eLoyalty's participation in TSC's central cash management system, wherein all of eLoyalty's domestic cash receipts are collected by TSC and all domestic cash disbursements are funded by TSC. Other transactions include the Company's share of TSC's combined income tax liability and other administrative expenses incurred by TSC on behalf of eLoyalty. Such amounts do not have repayment terms and do not bear interest.

     Earnings (Loss) Per Common Share -- In December 1999, eLoyalty issued 41.4 million shares to TSC. Basic earnings per share have been computed by dividing the net income/(loss) for each period presented by the 41.4 million shares. Diluted net earnings per share was computed by dividing the net income/(loss) for each period presented by the 41.4 million shares plus the estimated effect of dilutive stock options using the "treasury stock" method. See Note 8, "Stock Options" for a discussion of stock options.

     Foreign Currency Translation -- All assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end of period exchange rates. The resulting translation adjustments are recorded as a component of stockholder's equity. Income and expense items are translated at average exchange rates prevailing during the period. Gains and losses from foreign currency transactions of these subsidiaries are included in the combined statements of income. The functional currencies for eLoyalty's foreign subsidiaries are their local currencies.

     Fair Value of Financial Instruments -- The carrying values of current assets and liabilities and long-term receivables approximated their fair values at September 30, 1999, December 31, 1998, May 31, 1998 and 1997, respectively.

     Concentration of Credit Risk -- No client accounted for 10 percent or more of revenues during the nine-month period ended September 30, 1999, the transition period ended December 31, 1998, fiscal 1998 or fiscal 1997. During fiscal 1996, one customer accounted for 21 percent of revenues. No client accounted for 10 percent or more of gross accounts receivables as of December 31, 1998, May 31, 1998 or May 31, 1997.

     Stock-Based Compensation -- eLoyalty accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations.

     Income Taxes -- Historically, eLoyalty's results have been included in TSC's consolidated federal and state income tax returns. The income tax provision is calculated and deferred tax assets and liabilities are recorded as if eLoyalty had operated as an independent entity. eLoyalty uses an asset and liability

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

approach to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities. eLoyalty does not provide U.S. deferred income taxes on earnings of foreign subsidiaries which are expected to be indefinitely reinvested.

     New Accounting Standards -- On June 15, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133, as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," is effective for fiscal years beginning after June 15, 2000 (January 1, 2001 for eLoyalty). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. eLoyalty anticipates that the adoption of SFAS No. 133 will not have a significant effect on eLoyalty's results of operations or its financial position.

     Estimates and Assumptions -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3 -- ACQUISITIONS/INVESTMENTS

     In June 1997, eLoyalty acquired The Bentley Group, Inc., (Bentley), a business and operations consulting firm. Total consideration aggregated $17.5 million, including cash of $12.0 million, 44,303 shares of TSC Common Stock and stock options. Goodwill of approximately $18.1 million resulted from the Bentley acquisition and is being amortized over five years.

     In February 1997, eLoyalty acquired Geising International, a German-based business consulting firm. Total consideration aggregated $1.4 million, including cash of $1.0 million and 37,962 shares of TSC's Common Stock. Goodwill of approximately $1.0 million resulted from the Geising International acquisition and is being amortized over five years.

     In May 1996, eLoyalty acquired Aspen Consultancy Ltd., (Aspen). Aspen is a United Kingdom-based consulting firm. Total cash consideration aggregated $3.4 million. Goodwill of approximately $3.5 million resulted from the Aspen acquisition and is being amortized over a five year period.

     These acquisitions have been accounted for under the purchase method and accordingly their results have been included in eLoyalty's results since the date of acquisition.

     During 1998, eLoyalty invested in NexCen Technologies, Inc. (NexCen), a development stage enterprise. eLoyalty's investment in NexCen is comprised of both Series A redeemable convertible preferred stock ("Series A Stock") and warrants to purchase Series A Stock at an exercise price of $.01 per share ("Warrants").

     Each share of Series A Stock in convertible into common stock at the option of eLoyalty under a formula which currently results in a 1-for-1 conversion rate. Each share of Series A Stock is entitled to the number of votes equal to that number of shares of common stock into which shares of Series A Stock can be converted. Assuming the conversion of all of the Series A Stock and Warrants into common stock,

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

eLoyalty's ownership in NexCen would approximate 27 percent. eLoyalty has also elected one member to the NexCen Board of Directors.


     eLoyalty has concluded that it has the ability to exercise significant influence over the operating and financial policies of NexCen and thus, has accounted for its investment under the equity method of accounting. Notwithstanding the fact that eLoyalty does not own any of the common stock of NexCen, eLoyalty has recorded 60 percent of NexCen's losses. NexCen, which was incorporated in July, 1998, has funded its operating losses solely through the sale of the Series A Stock and Warrants. The recording of 60 percent of the losses represents eLoyalty's share of NexCen's total Series A Stock and Warrants.


     For the period from July 17, 1998 (date of inception) to December 31, 1998, NexCen had no revenues, a $704 operating loss and a $684 net loss. Summarized balance sheet information of NexCen at December 31, 1998 is as follows:

Current assets..............................................  $1,070
Noncurrent assets...........................................      58
Current liabilities.........................................     187
Redeemable stock............................................  $1,640

NOTE 4 -- RELATED PARTY TRANSACTIONS

     Employees of eLoyalty are eligible to participate in the TSC 401(k) Savings Plan (the "Plan"). The Plan allows employees to contribute up to 15 percent of their annual compensation, subject to Internal Revenue Service statutory limitations. Contributions to the Plan are made at the discretion of TSC and the related expense is allocated to eLoyalty based on the actual employees covered. Plan expense allocated to eLoyalty by TSC totaled $794 in the nine-month period ended September 30, 1999, $487 in the seven-month period ended December 31, 1998 and $470 and $336 in the years ended May 31, 1998 and 1997, respectively.

     eLoyalty participates in TSC's nonqualified executive deferred compensation plan. All eLoyalty executives (defined as Vice Presidents and above) are eligible to participate in this voluntary program which permits participants to elect to defer receipt of a portion of their compensation. Deferred contributions and investment earnings are payable to participants upon various specified events, including retirement, disability or termination. The accompanying combined balance sheets include the deferred compensation liability, including investment earnings thereon, owed to participants. The accompanying combined balance sheets also include eLoyalty's portion of the investments, classified as trading securities, purchased by TSC with the deferred funds. These investments remain assets of eLoyalty and are available to the general creditors of eLoyalty in the event of eLoyalty's insolvency. eLoyalty intends to implement a similar plan subsequent to the Distribution.

     Project expenses have been recorded on an individual project basis. The financial statements include expenses which have been allocated to eLoyalty by TSC on a specific identification basis. Further, eLoyalty shares certain employees and other resources with TSC. Allocations from TSC for indirect expenses for such shared resources have been made primarily on a proportional cost allocation method based on revenues and headcount. Management believes these allocations are reasonable and that such expenses would not have differed materially had eLoyalty operated on a stand-alone basis for all periods

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

presented. Such allocations of general corporate overhead expenses are included in eLoyalty's combined statement of operations as follows:


                                      FOR THE NINE           FOR THE SEVEN MONTH
                                   MONTH PERIODS ENDED       PERIODS FROM JUNE 1
                                      SEPTEMBER 30,            TO DECEMBER 31,         FOR THE YEARS ENDED MAY 31,
                                   -------------------   ---------------------------   ----------------------------
                                     1999       1998         1998           1997         1998      1997      1996
                                   --------   --------   ------------   ------------   --------   -------   -------
Sales and marketing..............  $   795    $ 1,005       $  731         $  405      $   972    $  586    $  633
Technology Solutions Company
  corporate services
  allocation.....................   10,769      9,225        7,698          5,544       10,671     5,028     3,298
                                   -------    -------       ------         ------      -------    ------    ------
         Total allocated general
           corporate overhead....  $11,564    $10,230       $8,429         $5,949      $11,643    $5,614    $3,931
                                   -------    -------       ------         ------      -------    ------    ------


     On November 12, 1998, TSC made a loan of $1,200 to Mr. Conway with a five-year term that, to the extent not forgiven in whole or in part as described below, is payable on demand upon the cessation of Mr. Conway's employment with TSC or its affiliates. The loan bears interest at the rate of 4.5% per annum and, so long as Mr. Conway remains employed by eLoyalty, the principal amount of the loan (and interest accrued thereon) will be forgiven over a five-year period as follows: 25% of the principal amount on November 12, 1999; $25 in principal per month for the next twelve months; $20 in principal per month for the next twenty-four months; and $10 in principal per month for the next twelve months. The amounts forgiven will be reflected as a compensation expense. Mr. Conway's outstanding balance and accrued interest as of September 30, 1999 was $1,248. It is expected that the note representing this loan will be assigned to eLoyalty.

NOTE 5 -- RECEIVABLES

     Receivables consist of the following:

                                                       AS OF          AS OF         AS OF MAY 31,
                                                   SEPTEMBER 30,   DECEMBER 31,   -----------------
                                                       1999            1998        1998      1997
                                                   -------------   ------------   -------   -------
Amounts billed to clients........................     $38,356        $23,737      $20,712   $ 7,518
Engagements in process...........................       7,671          4,344        3,661     4,428
                                                      -------        -------      -------   -------
                                                       46,027         28,081       24,373    11,946
Receivable allowances............................      (2,369)        (2,638)        (475)     (198)
                                                      -------        -------      -------   -------
                                                      $43,658        $25,443      $23,898   $11,748
                                                      =======        =======      =======   =======

     Amounts billed to clients represent professional fees and reimbursable project-related expenses. Engagements in process represent unbilled professional fees and project costs such as out-of-pocket expense, materials and subcontractor costs. Amounts billed to clients are unsecured and primarily due within 30 days.

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

NOTE 6 -- COMPUTERS, FURNITURE AND EQUIPMENT

     Computers, furniture and equipment consist of the following:

                                                        AS OF          AS OF        AS OF MAY 31,
                                                    SEPTEMBER 30,   DECEMBER 31,   ---------------
                                                        1999            1998        1998     1997
                                                    -------------   ------------   -------   -----
Computers and software............................     $ 3,415        $ 2,486      $ 1,835   $ 547
Furniture and equipment...........................       1,464            756          743      27
                                                       -------        -------      -------   -----
                                                         4,879          3,242        2,578     574
Accumulated depreciation..........................      (2,844)        (1,661)      (1,146)   (329)
                                                       -------        -------      -------   -----
                                                       $ 2,035        $ 1,581      $ 1,432   $ 245
                                                       =======        =======      =======   =====

     Depreciation expense was $1,183, $773, $421, $308, $131 and $60 for the nine month periods ended September 30, 1999 and 1998, the transition period ended December 31, 1998 and for the fiscal years ended May 31, 1998, 1997, and 1996, respectively.

NOTE 7 -- INCOME TAXES

     The provision for income taxes consists of the following:

                                           FOR THE SEVEN MONTH
                                               PERIOD FROM
                                                JUNE 1 TO        FOR THE YEARS ENDED MAY 31,
                                              DECEMBER 31,       ---------------------------
                                                  1998            1998      1997      1996
                                           -------------------   -------   -------   -------
Current:
  Federal................................        $(1,929)        $  115    $1,427    $1,655
  State..................................           (275)            16       204       236
  Foreign................................           (830)          (227)      (49)       --
                                                 -------         ------    ------    ------
          Total current..................         (3,034)           (96)    1,582     1,891
                                                 -------         ------    ------    ------
Deferred:
  Federal................................          1,941          1,357       256       (30)
  State..................................            277            194        37        (4)
  Foreign................................          1,214            567        22        --
                                                 -------         ------    ------    ------
          Total deferred.................          3,432          2,118       315       (34)
                                                 -------         ------    ------    ------
Provision for income taxes...............        $   398         $2,022    $1,897    $1,857
                                                 =======         ======    ======    ======

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

     Total income tax provision differed from the amount computed by applying the federal statutory income tax rate to income from continuing operations due to the following:

                                           FOR THE SEVEN MONTH
                                               PERIOD FROM
                                                JUNE 1 TO        FOR THE YEARS ENDED MAY 31,
                                              DECEMBER 31,       ---------------------------
                                                  1998            1998      1997      1996
                                           -------------------   -------   -------   -------
Federal tax (benefit) provision, at
statutory rate...........................         $(50)          $1,475    $1,688    $1,718
State tax (benefit) provision, net of
  Federal benefit........................           (6)             211       241       245
Effect of foreign tax rate differences...          303               34       (58)       --
Nondeductible expenses...................           61               96        48        51
Nondeductible goodwill...................          170              172       150        --
Other....................................          (80)              34      (172)     (157)
                                                  ----           ------    ------    ------
Income tax provision.....................         $398           $2,022    $1,897    $1,857
                                                  ====           ======    ======    ======

     Deferred tax assets and liabilities were comprised of the following:

                                                               AS OF           AS OF MAY 31,
                                                            DECEMBER 31,     ------------------
                                                                1998          1998        1997
                                                            ------------     -------     ------
Deferred tax assets:
  Deferred compensation and bonuses.......................     $1,794        $ 1,462     $  624
  Equity losses of unconsolidated investee................        215             --         --
  Receivable allowances...................................        844            197        187
  Other accruals..........................................        743            464        252
  Net operating loss......................................      1,803             --         --
  Depreciation and amortization...........................      1,054          1,277         22
                                                               ------        -------     ------
          Total deferred tax assets.......................      6,453          3,400      1,085
                                                               ------        -------     ------
Deferred tax liabilities:
  Prepaid expenses........................................       (688)          (812)      (550)
  Capitalized software development costs..................         --           (255)      (320)
                                                               ------        -------     ------
          Total deferred tax liabilities..................       (688)        (1,067)      (870)
                                                               ------        -------     ------
  Net deferred tax asset..................................     $5,765        $ 2,333     $  215
                                                               ======        =======     ======

     Income (loss) before income taxes consisted of the following:

                                             FOR THE SEVEN MONTH
                                                 PERIOD FROM
                                                  JUNE 1 TO          FOR THE YEARS ENDED MAY 31,
                                                DECEMBER 31,         ----------------------------
                                                    1998              1998       1997       1996
                                             -------------------     ------     ------     ------
United States..............................         $(164)           $3,781     $4,527     $4,907
Foreign....................................            19               454        296         --
                                                    -----            ------     ------     ------
          Total............................         $(145)           $4,235     $4,823     $4,907
                                                    =====            ======     ======     ======

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

NOTE 8 -- STOCK OPTIONS

     As of the Distribution, each outstanding option to purchase TSC common stock held by a person who will be an employee or director of eLoyalty immediately after the Distribution (and who will not also be a director of TSC) will be converted into a substitute option to purchase eLoyalty common stock. The conversion of the options will be done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the exchange are the same, (2) the ratio of the exercise price per option to the market value per option is not reduced, and (3) the vesting provisions and option period of the replacement options are the same as the original vesting terms and option period. The substitute option will take into account all employment with both TSC and eLoyalty for purposes of determining when the option becomes exercisable and when it terminates. All other terms of the substitute option will be the same as the current TSC option.

     Each outstanding nonqualified TSC option granted before June 22, 1999 to a person who will continue as an employee or director of TSC after the Distribution, or who will not be an employee or director of either TSC or eLoyalty after the Distribution, will be converted into both an adjusted TSC option and a substitute eLoyalty option. The conversion of the options will be done in such a manner that (1) the aggregate intrinsic value of the options immediately before and after the exchange are the same, (2) the ratio of the exercise price per option to the market value per option is not reduced, and (3) the vesting provisions and option period of the replacement options are the same as the original vesting terms and option period. Employment with TSC will be taken into account in determining when each substitute eLoyalty option becomes exercisable and when it terminates, and in all other respects will be substantially the same as the existing TSC option.

     Each outstanding nonqualified TSC option granted after June 21, 1999 to a person who will continue as an employee or director of TSC after the Distribution, or who will not be an employee or director of either TSC or eLoyalty after the Distribution, will continue solely as an option to purchase shares of TSC common stock.

     Each TSC option that is an incentive stock option, within the meaning of
Section 422 of the Code, will be converted into an incentive stock option to purchase the stock of the corporation with which the optionee is employed immediately after the Distribution. These options will be converted based on the relative trading prices of the stock purchasable under the option before and after the Distribution, and will preserve both the intrinsic value of the option and the ratio of the exercise price to the fair market value of the stock.

     In June of 1999, eLoyalty's shareholder approved the 1999 eLoyalty Stock Incentive Plan (the "Plan") for eLoyalty's directors, officers, employees and key advisors. The total number of shares of eLoyalty common stock initially reserved for issuance under the Plan is 5,340,000. Awards granted under the Plan are at the discretion of the Compensation Committee of eLoyalty's board of directors (or, prior to the Distribution, the Compensation Committee of the TSC board of directors) (the "Compensation Committee), and may be in the form of incentive or nonqualified stock options. These options have a maximum term of 10 years. Upon adoption of the Plan, the Compensation Committee granted options to purchase 4,824,000 shares of eLoyalty's common stock to eLoyalty employees and certain employees of TSC who are instrumental to eLoyalty's operations up to and including the Distribution. These options have a ten-year term and 1/3 of these options vest on the second anniversary of the grant date and the remaining 2/3 vest ratably on a monthly basis over the next two years. As the $3.50 exercise price of these options is equal to the then fair market value of the underlying eLoyalty common stock, no compensation expense was recognized in accordance with APB 25.

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

     Pro forma net earnings and earnings per share information, as required by SFAS No. 123, "Accounting for Stock-Based Compensation," has been determined as if TSC had accounted for employee stock options granted to eLoyalty employees under the fair value method prescribed by SFAS No. 123. The fair value of these options was estimated at grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

                                  FOR THE
                                SEVEN MONTH
                                PERIOD ENDED         FOR THE YEARS ENDED MAY 31,
                                DECEMBER 31,   ---------------------------------------
                                    1998          1998          1997          1996
                                ------------   -----------   -----------   -----------
Expected volatility...........  43.6%-49.8%    41.9%-44.1%   40.9%-51.4%   50.6%-52.0%
Risk-free interest rates......   4.1%-5.6%      5.3%-6.5%     5.3%-6.8%     5.3%-6.4%
Expected lives................   4.5 years      4.5 years     4.5 years     4.5 years

     For purposes of pro forma disclosures, the estimated fair value of options is amortized over the four-year average vesting period of the options. The pro forma effect of recognizing compensation expense in accordance with SFAS No. 123 would have been to reduce eLoyalty's reported net earnings by $2,031 in the seven-month period ended December 31, 1998, and $2,713, $1,275 and $366 in the years ended May 31, 1998, 1997 and 1996, respectively.

NOTE 9 -- SEGMENT INFORMATION

     eLoyalty operates as a single reportable segment. The following is revenue and long-lived asset information by geographic area as of and for the nine month period ended September 30, 1999, the transition period ended December 31, 1998 and the fiscal years ended May 31, 1998, 1997 and 1996.

                                                    UNITED               EUROPE AND    COMBINED
FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 1999  STATES     CANADA    AUSTRALIA      TOTAL
--------------------------------------------------  -------    ------    ----------    --------
Revenues..........................................  $83,392    $5,801     $18,459      $107,652
Identifiable Assets...............................  $62,258    $3,645     $26,889      $ 92,792

                                                             UNITED               EUROPE AND    COMBINED
FOR THE SEVEN MONTH PERIOD FROM JUNE 1 TO DECEMBER 31, 1998  STATES     CANADA    AUSTRALIA      TOTAL
-----------------------------------------------------------  -------    ------    ----------    --------
Revenues..............................................       $50,139    $3,729     $10,547      $ 64,415
Identifiable Assets...................................       $42,715    $3,300     $17,889      $ 63,904

                                                    UNITED                             COMBINED
FOR THE YEAR ENDED MAY 31, 1998                     STATES     CANADA      EUROPE       TOTAL
-------------------------------                     -------    ------    ----------    --------
Revenues..........................................  $61,882    $6,296     $16,310      $ 84,488
Identifiable Assets...............................  $34,711    $3,008     $16,399      $ 54,118

                                                    UNITED                             COMBINED
FOR THE YEAR ENDED MAY 31, 1997                     STATES     CANADA      EUROPE       TOTAL
-------------------------------                     -------    ------    ----------    --------
Revenues..........................................  $30,346    $1,963     $10,872      $ 43,181
Identifiable Assets...............................  $11,068    $2,598     $10,522      $ 24,188

                              ELOYALTY CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                                 (IN THOUSANDS)
 (INFORMATION PRESENTED AS OF SEPTEMBER 30, 1999 AND FOR THE NINE MONTH PERIODS
                                     ENDED
 SEPTEMBER 30, 1999 AND 1998 AND FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31,
                               1997 IS UNAUDITED)

                                                    UNITED                             COMBINED
FOR THE YEAR ENDED MAY 31, 1996                     STATES     CANADA      EUROPE       TOTAL
-------------------------------                     -------    ------    ----------    --------
Revenues..........................................  $26,516    $   --     $    --      $ 26,516
Identifiable Assets...............................  $10,381    $   --     $ 3,627      $ 14,008

     Foreign revenue is based on the country in which eLoyalty's operations are domiciled.

NOTE 10 -- COMMITMENTS

     eLoyalty leases various office facilities under operating leases expiring at various dates through July 31, 2004. Additionally, eLoyalty leases various property and office equipment under operating leases expiring at various dates. Rental expense for all operating leases approximated $789, $524, $469, $738, $133 and $0 for the nine month periods ended September 30, 1999 and 1998, the transition period ended December 31, 1998 and for the fiscal years ended May 31, 1998, 1997, and 1996, respectively. Future minimum rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

CALENDAR YEAR                                                 AMOUNT
-------------                                                 ------
1999.......................................................   $1,047
2000.......................................................      570
2001.......................................................      404
2002.......................................................      221
2003.......................................................       47
                                                              ------
                                                              $2,289
                                                              ======

     eLoyalty had no capital leases as of December 31, 1998.

NOTE 11 -- LITIGATION

     eLoyalty is not a party to any material legal proceedings.

NOTE 12 -- SUBSEQUENT EVENTS

     On June 22, 1999, certain venture capital investors agreed to purchase an aggregate of 2.4 million shares of eLoyalty common stock at $3.50 per share. Such purchase is subject to the receipt of a private letter ruling from the IRS to the effect that the spin-off will be tax-free to TSC and its stockholders for United States Federal income tax purposes and certain other customary conditions. If those venture capital investors purchase shares of eLoyalty common stock and the spin-off does not occur by August 13, 2000, eLoyalty could become obligated to repurchase such shares at a premium totalling $1.2 million over the price paid by the venture capital investors for such shares. Because these shares may be repurchased prior to the spin-off, eLoyalty will classify these shares as redeemable common stock until the spin-off occurs. In addition, each of the venture capital investors has the right to designate a nominee to the eLoyalty Board of Directors.

     As part of the agreement the venture capital investors purchased 500,000 shares of TSC common stock at $9.013 per share (the average last reported sales price for the ten days ending June 25, 1999).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of eLoyalty Corporation:

     In our opinion, the accompanying statements of operations and accumulated deficit and of cash flows for the period from January 1, 1997 to May 31, 1997, present fairly, in all material respects, the results of operations and cash flows of The Bentley Group, Inc. for the period from January 1, 1997 to May 31, 1997, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Chicago, Illinois
December 21, 1999

                            THE BENTLEY GROUP, INC.

                STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                                 (IN THOUSANDS)
              FOR THE PERIOD FROM JANUARY 1, 1997 TO MAY 31, 1997

Revenue.....................................................    $4,630
                                                                ------
Operating expenses:
  Project personnel.........................................     3,079
  Selling and marketing.....................................       352
  General and administrative................................     1,165
                                                                ------
     Total operating expenses...............................     4,596
                                                                ------
     Income from operations.................................        34
Interest expense............................................        94
Other expense...............................................        16
                                                                ------
     Net loss and comprehensive loss........................    $  (76)
                                                                ======
Accumulated deficit at January 1, 1997......................    $ (247)
  Net loss..................................................       (76)
  Distribution to stockholders..............................        (2)
                                                                ------
Accumulated deficit at May 31, 1997.........................    $ (325)
                                                                ======

    The accompanying notes are an integral part of the financial statements.

                            THE BENTLEY GROUP, INC.

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
              FOR THE PERIOD FROM JANUARY 1, 1997 TO MAY 31, 1997

Cash flows from operating activities:
     Net loss...............................................    $(76)
     Adjustments to reconcile net loss to net cash used in
      operating activities:
       Depreciation.........................................      68
       Loss on disposal of fixed assets.....................      16
       Amortization of deferred debt issuance costs.........      17
       Changes in assets and liabilities:
          Accounts receivable...............................    (294)
          Other current assets..............................     (31)
          Accounts payable..................................     170
          Accrued expenses..................................      24
          Deferred revenues.................................    (106)
                                                                ----
          Net cash used in operating activities.............    (212)
                                                                ----
Cash flows from investing activities:
  Purchases of property and equipment.......................    (133)
  Increase in other assets..................................     (32)
                                                                ----
  Net cash used in investing activities.....................    (165)
                                                                ----
Cash flows from financing activities:
  Borrowings................................................     411
  Payments under capital lease obligations..................     (32)
  Distribution to stockholders..............................      (2)
                                                                ----
  Net cash provided by financing activities.................     377
                                                                ----
Net change in cash..........................................      --
Cash, beginning of period...................................      --
                                                                ----
Cash, end of period.........................................    $ --
                                                                ====
Supplemental disclosure of cash flow information:
  Cash paid during the year for interest....................    $ 76
Supplement disclosure of noncash investing activities:
  Acquisition of assets under capital lease obligations.....    $116

    The accompanying notes are an integral part of the financial statements.

                            THE BENTLEY GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

(1) OPERATIONS

     The Bentley Group, Inc. (the Company) was founded in 1988. The Company is a consulting and systems integration organization specializing in customer service and support. The Company provides consulting services, system implementation and integration, information services and other solutions for all facets of customer services.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Revenue from consulting services is recognized on a time and materials basis as the services are performed or, for fixed price contracts, upon the completion of certain project milestones. Deferred revenue represents amounts collected by the Company in advance of services performed or the completion of certain milestones.

DEPRECIATION AND AMORTIZATION

     The Company provides for depreciation using the straight-line method by charges to operations in amounts that allocate the cost of property and equipment over their estimated useful lives as follows:

                                                                 ESTIMATED
ASSETS CLASSIFICATION                                           USEFUL LIFE
---------------------                                        ------------------
Computer equipment and software............................           3-5 years
Office equipment...........................................           3-5 years
Capital lease assets.......................................       Life of lease
Vehicles...................................................             3 years
Leasehold improvements.....................................   Life of lease, or
                                                                   useful life,
                                                              whichever is less
Furniture and fixtures.....................................           3-7 years

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Statement of Financial Accounting Standards (SFAS) No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosure of any significant off-balance-sheet and credit risk concentration. The Company has no significant off-balance-sheet concentration of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject the Company to credit risk consist of accounts receivable. To reduce risk, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its accounts receivable credit risk exposure is limited. The Company maintains an allowance for potential credit losses but has not experienced any significant losses related to individual customers or groups of customers in any particular industry or geographic area. For the period from January 1, 1997 to May 31, 1997, one customer represented 24% of total revenues.

                            THE BENTLEY GROUP, INC.

                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

(3) INCOME TAXES

     The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal or state income taxes on its taxable income. Instead, the stockholders are liable for the individual federal and state income taxes on their respective share of the Company's taxable income. Pro forma results reflecting the treatment of the Company as a tax paying entity are not included since the Company incurred a net loss.

(4) STOCK OPTION PLAN

     The Company maintains an incentive stock option plan (the Plan), which allows for the granting of options to purchase up to 300 shares of the Company's common stock. The Plan provides for incentive stock options to be granted to employees and directors of the Company. The option price, which is determined by the Board of Directors, may not be less than the fair market value of the stock on the date of grant. The terms of exercise of the options are determined by the Board of Directors and are not to exceed ten years (five years for 10% or greater stockholders). A summary of all stock option activity for the period from January 1, 1997 through May 31, 1997 is as follows:

                                                                NUMBER OF    WEIGHTED AVERAGE
                                                                 SHARES       EXERCISE PRICE
                                                                ---------    ----------------
Options at January 1, 1997..................................       216            $1.26
  Granted...................................................        42             4.73
                                                                   ---            -----
Options Outstanding at May 31, 1997.........................       258            $1.82
                                                                   ===            =====
Options Exercisable at May 31, 1997.........................        91            $1.20
                                                                   ===            =====

     The weighted average grant date fair value of options granted during the period was $1.29.

     In connection with the renewal of its line of credit in December 1996, the Company issued warrants to purchase 30 shares of its common stock to a bank. The warrants are immediately exercisable and have an exercise price of $3.00 per share. The fair value of the warrants issued to the bank was determined to total $30, and is being recorded as interest expense through September 30, 1997, which represents the expiration of the related line of credit facility.

     In October 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 requires the measurement of the fair value of stock options, including stock purchase plans, or warrants granted to nonemployees and employees to be included in the statement of operations or disclosed in the notes to financial statements. The Company has determined that it will continue to account for stock-based compensation for employees under Accounting Principles Board Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company has computed the pro forma disclosures required under SFAS No. 123 for options and warrants granted in 1997, 1996 and 1995 using the Black-Scholes options pricing model prescribed by SFAS No. 123. The weighted average assumptions used for options and warrants granted in 1997 are:

                                                                   1997
                                                                -----------
Risk-free interest rate.....................................    6.47%-6.72%
Expected dividend yield.....................................        --
Expected life...............................................      6.5 years
Expected volatility.........................................           .01%

                            THE BENTLEY GROUP, INC.

                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

Had the Company accounted for stock-based compensation using the fair value approach permitted by SFAS No. 123, an additional $19 of compensation expense would have been recognized during the period from January 1, 1997 to May 31, 1997.

     The resulting pro forma compensation expense may not be representative of the amount to be expected in future years as pro forma compensation expense may vary based on the number of options and warrants granted.

(5) RELATED-PARTY TRANSACTION

     The Company has a note payable due to a stockholder, which matured on December 31, 1997 and bears interest at a rate of 9% per annum. At May 31, 1997, the unpaid principal balance on the note was $60.

(6) LINE OF CREDIT

     During 1996, the Company entered into a $2,000 line-of-credit agreement with a bank. The first $1.0 million of borrowings under the line bear interest at the bank's prime rate plus 1.0%. Borrowings in excess of $1.0 million bear interest at the bank's prime rate plus 2.0%. At May 31, 1997, there was approximately $1,673 outstanding under the line-of-credit agreement.

(7) 401(k) RETIREMENT PLAN

     The Company maintains a qualified 401(k) retirement plan (the 401(k) Plan). The 401(k) Plan covers substantially all employees who have satisfied a three-month service requirement and have attained the age of 21. The 401(k) Plan provides for an optional Company contribution for any plan year at the Company's discretion. The Plan provides for immediate vesting of Company contributions. There were no Company contributions to the plan for the period from January 1, 1997 through May 31, 1997.

(8) SUBSEQUENT EVENT

     In June 1997, Technology Solutions Company acquired the Company.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NexCen Technologies, Inc.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of NexCen Technologies, Inc. at December 31, 1998, and the results of its operations and its cash flows for the period from July 17, 1998 (date of inception) to December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
December 20, 1999

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEET
                                 (IN THOUSANDS)
                               DECEMBER 31, 1998

ASSETS
Current assets:
  Cash and cash equivalents.................................    $1,068
  Prepaid and other current assets..........................         2
                                                                ------
          Total current assets..............................     1,070
Property and equipment, net (Note C)........................        58
                                                                ------
          Total assets......................................    $1,128
                                                                ======
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
  WARRANTS AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..........................................    $   45
  Related party payable.....................................       125
  Accrued expenses..........................................        17
                                                                ------
          Total current liabilities.........................       187
                                                                ------
Commitments and contingencies (Note D)
Series A redeemable convertible preferred stock, $.01 par
  value, 909 shares authorized; 318 shares issued and
  outstanding at (liquidation preference $890) (Note E).....       890
Warrants -- Series A redeemable convertible preferred stock
  (Note E)..................................................       750
                                                                ------
          Total redeemable convertible preferred stock and
          warrants..........................................     1,640
                                                                ------
Stockholders' deficit:
  Common stock $.01 par value, 3,000 shares authorized; 770
     shares issued and outstanding (Note F).................         8
  Receivable for sale of stock..............................        (8)
  Deficit accumulated during the development stage..........      (699)
                                                                ------
          Total stockholders' deficit.......................      (699)
                                                                ------
          Total liabilities, redeemable convertible
          preferred stock and warrants and stockholders'
          deficit...........................................    $1,128
                                                                ======

    The accompanying notes are an integral part of the financial statements.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)
   FOR THE PERIOD FROM JULY 17, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Marketing expenses..........................................    $ (80)
General and administrative expenses.........................     (218)
Research and development expenses...........................     (406)
                                                                -----
Loss from operations........................................     (704)
Interest income.............................................       20
Net loss and comprehensive loss.............................     (684)
                                                                -----
Accrued dividends on Series A redeemable preferred stock....      (15)
Net loss attributable to common stockholders................    $(699)
                                                                =====

    The accompanying notes are an integral part of the financial statements.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)
   FOR THE PERIOD FROM JULY 17, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

                                             COMMON STOCK     RECEIVABLE                     TOTAL
                                            ---------------    FOR SALE    ACCUMULATED   STOCKHOLDERS'
                                            SHARES   AMOUNT    OF STOCK      DEFICIT        DEFICIT
                                            ------   ------   ----------   -----------   -------------
Balance at July 17, 1998.................                                                    $  --
Common stock issued......................    770       $8        $(8)                           --
Accrued dividends........................                                     $ (15)           (15)
Net loss.................................                                      (684)          (684)
                                             ---       --        ---          -----          -----
Balance at December 31, 1998.............    770       $8        $(8)         $(699)         $(699)
                                             ===       ==        ===          =====          =====

    The accompanying notes are an integral part of the financial statements.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
   FOR THE PERIOD FROM JULY 17, 1998 (DATE OF INCEPTION) TO DECEMBER 31, 1998

Operating activities:
  Net loss..................................................    $ (684)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation...........................................        12
     Changes in operating assets and liabilities:
       Prepaid and other assets.............................        (2)
       Accounts payable.....................................        45
       Related party payable................................       125
       Accrued expenses.....................................        17
                                                                ------
Net cash used by operating activities.......................      (487)
                                                                ------
Investment activities:
  Purchase of property and equipment........................       (70)
                                                                ------
Financing activities:
  Proceeds from issuance of redeemable preferred stock......       875
  Proceeds from issuance of preferred stock warrants........       750
                                                                ------
Net cash provided by financing activities...................     1,625
                                                                ------
Net increase in cash and cash equivalents...................     1,068
Cash and cash equivalents at beginning of year..............        --
                                                                ------
Cash and cash equivalents at end of year....................    $1,068
                                                                ======

    The accompanying notes are an integral part of the financial statements.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                  (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

A. NATURE OF BUSINESS:

     NexCen Technologies (a development stage enterprise) (the "Company"), was incorporated in the State of Delaware on July 17, 1998. The Company is developing customer relationship management software (CRM) that enables, simplifies and tracks business-to-business transactions through the internet and the telephone expenses.

     The Company is subject to risks common to companies in the industry including, but not limited to, new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations, uncertainty of market acceptance of products and the need to obtain additional financing.

     The accompanying financial statements have been prepared on a basis which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has generated no revenues through December 31, 1998 and expects continued future losses. The Company will require additional financing to continue its planned operations beyond 1999. Management believes the Company has the ability to raise such financing.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS

     The Company considers investments with maturities of 90 days or less at the time of acquisition to be cash equivalents. At December 31, 1998, cash and cash equivalents includes cash on deposit and investments in money market type mutual funds.

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. When assets are retired or disposed of, the assets and related accumulated depreciation are eliminated from accounts and any resulting gain or loss is reflected in income. Depreciation is calculated using the straight line method over the estimated useful lives of the assets, which are as follows:

Computer equipment and software.............................    1-3 years
Office equipment............................................      3 years

RESEARCH AND DEVELOPMENT COSTS

     Costs related to research, design and development of computer software are charged to expense when incurred. Upon the establishment of technological feasibility, eligible costs will be capitalized.

INCOME TAXES

     The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION) -- (CONTINUED)

RISKS AND UNCERTAINTIES

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of money market funds. The Company maintains substantially all of its money market funds with one banking institution.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

C. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31, 1998:

Computer equipment and software.............................    $45
Office equipment............................................     25
                                                                ---
  Total property and equipment..............................     70
Less accumulated depreciation...............................     12
                                                                ---
Property and equipment, net.................................    $58
                                                                ===

D. COMMITMENTS AND CONTINGENCIES:

LEASE OBLIGATIONS

     The Company leases office facilities leases. The facilities lease includes tax and operating expense escalation clauses. Rental expense for operating leases was $12 for the year ended December 31, 1998. Future annual payments under operating leases are as follows:

                                                                OPERATING
                                                                  LEASE
                                                                ---------
1999........................................................       $34
2000........................................................         1
                                                                   ---
                                                                   $35
                                                                   ===

E. REDEEMABLE PREFERRED STOCK:

     On August 28, 1998, the Company issued 318 shares at $2.75 per share of Series A redeemable convertible preferred stock ("Series A Stock") for proceeds of $875. Each share of Series A Stock is convertible into common stock at the option of the holder under a formula which currently results in a 1-for-1 conversion rate. Each share of Series A Stock automatically converts into shares of common stock under a formula, at the closing of an initial public offering with an offering price of not less than $5.50 per share and gross proceeds of not less than $10,000. An equivalent number of common shares is reserved for conversion.

     Each holder of a share of Series A Stock is entitled to the number of votes equal to that number of shares of common stock into which such shares of Series A Stock can be converted.

     Each holder of Series A Stock is entitled to dividends at a cumulative rate of five percent (5%) per year compounded annually before any dividends are paid to common stockholders. These dividends

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION) -- (CONTINUED)

accumulate from the date of issue and are payable to holders on dates determined by the Board. Accrued dividends at December 31, 1998 totaled $15.

     The holders of the Series A Stock have preference as to the assets of the Company upon liquidation in an amount equal to $2.75 per share, plus an amount equal to all declared but unpaid dividends and a pro rata share of the remaining assets on an as-converted basis.

     The holders of the Series A Stock have the option to redeem for cash all or any portion of the outstanding shares on or after August 28, 2005, at a redemption price of $2.75 per share plus accrued and unpaid dividends whether or not earned or declared.

     In connection with the Series A Stock, the Company issued stock purchase warrants to a holder of the Series A Stock for proceeds of $750, granting the warrant-holder the right to purchase 279 shares of redeemable convertible preferred stock of the Corporation at an exercise price of $.01 per share. The warrants are exercisable beginning February 28, 1999 and expire August 28, 2015. The warrants are recorded as redeemable securities on the balance sheet.

F. COMMON STOCK:

     The Company issued a total of 770 shares of common stock in 1998 to the four founders of the Company. Of this total, 220 shares were pursuant to restricted stock agreements where the founders may not sell, transfer, or dispose of the restricted shares of common stock prior to vesting of such stock. The vesting period begins at date of issue and occurs over four years with 25% vesting at the end of year one. The Company has a receivable related to this issuance of $8.

G. INCOME TAXES:

     The Company's deferred income taxes as of December 31, 1998 were as follows:

Deferred income taxes assets:
  Net operating losses......................................    $ 270
  Other.....................................................        6
  Tax credit carryforwards..................................        4
                                                                -----
Net total deferred income tax assets........................      280
Valuation allowance.........................................     (280)
                                                                -----
Net deferred income taxes...................................    $  --
                                                                =====

     At December 31, 1998, the Company has available net operating loss carryforwards for federal and state tax purposes of approximately $671 which begin to expire in 2018 and 2003, respectively. The Company also has available research and experimental credit carryforwards to offset future federal income taxes of approximately $4 which begin to expire in 2013. Under the provisions of the Internal Revenue Code, certain substantial changes in NexCen's ownership may have limited, or may limit in the future, the amount of net operating loss and research and development tax credit carryforwards which could be used annually to offset future taxable income and income tax liability. The amount of any annual limitation is determined based upon NexCen's value prior to an ownership change.

     Management of the Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets, which are comprised principally of net operating loss carryforwards. Due to the uncertainty of the ability to use the net operating losses in the future, management has recorded a full valuation allowance.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION) -- (CONTINUED)

H. STOCK OPTION PLAN:

     On August 26, 1998, the Board of Directors adopted the Stock Incentive Plan (the "Plan"). The Plan enables the Company to grant options to purchase common stock and restricted stock awards to employees, members of the Board of Directors, and consultants of the Company. Stock options entitle the holder to purchase common stock from the Company, for a specified exercise price, during a period specified by the applicable option agreement. Generally, the options vest over four years. The options expire on the date determined by the Board of Directors, not to exceed 10 years following the date of the grant. The total number of shares of common stock which may be issued under the Plan is 230. This number can be increased by a Board resolution, subject to the approval of the shareholders. All options granted to date vest over four years and expire ten years from the date of the grant.

                                                                   DECEMBER 31, 1998
                                                                ------------------------
                                                                             WEIGHTED
                                                                             AVERAGE
OPTIONS                                                         SHARES    EXERCISE PRICE
-------                                                         ------    --------------
Outstanding of beginning of period..........................      --             --
Granted.....................................................      52          $0.22
Exercised...................................................      --             --
Cancelled...................................................      --             --
                                                                  --          -----
Outstanding at December 31, 1998............................      52          $0.22
                                                                  ==          =====

     The following table summarizes information about stock options outstanding at December 31, 1998:

                                                               OPTIONS OUTSTANDING
                                                          -----------------------------
                                                                             WEIGHTED-
                                                              NUMBER          AVERAGE      WEIGHTED-
                                                          OUTSTANDING AT     REMAINING      AVERAGE
                                                           DECEMBER 31,     CONTRACTUAL    EXERCISE
RANGE OF EXERCISE PRICES                                       1998            LIFE          PRICE
------------------------                                  --------------    -----------    ---------
$0.10 -- 0.30.........................................        52,000        9.77 years       $0.22

     There were no options exercisable at December 31, 1998.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for the Plan and accordingly no compensation expense has been recorded for options issued to employees since the option exercise prices were set by the Board of Directors at the estimated fair market value at the date of the grant.

     Pursuant to the requirements of SFAS 123 the Company has estimated the value of its stock options by applying a present value approach which does not consider expected volatility of the underlying stock ("minimum value method") using an assumed risk free interest rate of 4.67% and an assumed life of six years and no expected dividends for the year ended December 31, 1998.

     The pro forma compensation charge results of applying the SFAS 123 calculation did not have a material effect on the results of operations as reported for the year ended December 31, 1998.

I. RELATED PARTIES:

     The Company entered into a software license agreement with one of its investors and owes the investor $125. This amount is included in accounts payable as of December 31, 1998. This agreement has been subsequently amended as described in footnote J.

                           NEXCEN TECHNOLOGIES, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
          (IN THOUSANDS, EXCEPT PER SHARE INFORMATION) -- (CONTINUED)

J. SUBSEQUENT EVENTS:

     On January 26, 1999 the Company adopted an employee benefit plan under
Section 401(k) of the Internal Revenue Code covering substantially all employees. The plan allows employees to make contributions up to a specified percentage of their compensation. The Company has not made any contributions to the Plan to date.

     In September 1999, the Company renegotiated its license agreement with one of its investors (Note I). The Company entered into a $100 promissory note maturing on August 15, 2014 which replaced the payable due at December 31, 1998 of $125. In addition to the promissory note, the Company entered an amended royalty payment schedule based on the future software sales by the Company.

     In September 1999, the Company entered into three Demand Convertible Promissory Notes for a total of $500 plus interest of prime plus 2%. In addition, warrants to purchase common stock were issued at $.30 per share. The number of shares is determined as twenty percent of the value of the notes plus accrued and unpaid interest divided by the per share price of the next round of financing. If the next round of financing does not occur prior to March 1, 2000, the notes and warrants convert to Series A Preferred Stock at $2.75 per share.

                              ELOYALTY CORPORATION
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

               FOR THE SEVEN MONTH PERIOD ENDED DECEMBER 31, 1998
              AND FOR THE YEARS ENDED MAY 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                         BALANCE AT                               BALANCE AT
                   DESCRIPTION OF                        BEGINNING                                  END OF
               ALLOWANCE AND RESERVES                     OF YEAR      ADDITIONS    DEDUCTIONS       YEAR
               ----------------------                    ----------    ---------    ----------    ----------
May 31, 1996
Valuation allowances and receivable reserves for
  potential losses...................................       $ 48        $  272        $(136)        $  184
May 31, 1997
Valuation allowances and receivable reserves for
  potential losses...................................       $184        $  453        $(439)        $  198
May 31, 1998
Valuation allowances and receivable reserves for
  potential losses...................................       $198        $  531        $(254)        $  475
December 31, 1998
Valuation allowances and receivable reserves for
  potential losses...................................       $475        $2,652        $(489)        $2,638

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholder of eLoyalty Corporation:

     Our audits of the combined financial statements of eLoyalty Corporation referred to in our report dated September 10, 1999, appearing in this Form S-1 also included an audit of the financial statement schedule appearing on page S-1 of this Form S-1. In our opinion, this financial statement schedule present fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

PricewaterhouseCoopers LLP
Chicago, Illinois
September 10, 1999

                                                                         ANNEX A
[CSFS LETTERHEAD]



                                January 26, 2000



Board of Directors


Technology Solutions Company


205 North Michigan Avenue, Suite 1500


Chicago, IL 60601



Members of the Board:



     We understand that Technology Solutions Company (the "Company") is proposing to distribute (the "Distribution") to the holders (the "Stockholders") of the common stock, par value $.01 per share (the "Company Common Stock"), of the Company all of the outstanding shares of common stock, par value $.01 per share (the "ELOY Common Stock"), of eLoyalty Corporation, a wholly owned subsidiary of the Company ("ELOY"), upon the terms and subject to the conditions set forth in the Company's Registration Statement on Form S-1, dated January 10, 2000 (the "Form S-1"). The Company after the Distribution is hereinafter referred to as "New TSC" and the Company Common Stock after the Distribution is hereinafter referred to as "New TSC Common Stock". You have asked us to advise you with respect to (i) the fairness of the Distribution from a financial point of view to the Stockholders and (ii) as to whether the Distribution should materially and adversely affect the ability of New TSC and ELOY to meet their respective projected operating and capital expenditures immediately following the Distribution through December 31, 2000, as set forth in the Management Forecasts (as defined below).



     In arriving at our opinions, we have reviewed certain publicly available business and financial information relating to the Company and ELOY, as well as the Form S-1. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and ELOY, and have met with the Company's and ELOY's managements to discuss the business and prospects of the Company, ELOY and New TSC.



     We have also considered certain financial and stock market data of the Company and certain financial data of ELOY and New TSC and we have compared that data with similar data for publicly held companies in businesses we deemed similar to ELOY and New TSC. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.



     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the information contained in the Form S-1) and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts (including the quarterly forecast income statement and cash flow statement for each of ELOY and New TSC through December 31, 2000, as well as the projected balance sheet for each of ELOY and New TSC as of December 31, 1999 pro forma for the Distribution (collectively the "Management Forecasts")), we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of ELOY and New TSC and as to the potential benefits anticipated to result from the Distribution and that the Management Forecasts will be realized in the amounts and at the times indicated therein. We assume no responsibility for and express no views as to such forecasts or the assumptions on which they are based.

[CSFS LETTERHEAD]


     We have relied upon the assessments of the Company's and ELOY's managements with respect to the business, operational and strategic risks of the Distribution. We have not been requested to analyze, and did not analyze or evaluate, the potential benefits of alternatives to the Distribution. Consequently, this letter does not address the merits of the Distribution as compared to available alternatives, nor does this letter constitute a recommendation as to whether the Company should effect the Distribution. We have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or ELOY, nor have we been furnished with any such evaluations or appraisals. This letter also does not address the solvency of the Company or following the Distribution, ELOY or New TSC or their respective abilities to access the capital markets at any time prior to or after the Distribution. Our views are necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereon.



     We have assumed that all necessary governmental and regulatory approvals, consents and filings and any required consents of third parties have been or will be timely obtained or made and that no such governmental or regulatory authority or third party will impose any terms or conditions that will have a material adverse effect on ELOY or New TSC. On your instructions, we have assumed that, for federal and state income tax purposes, no income, gain or loss will be recognized by the Company or, by the Stockholders as a result of the Distribution. We have also assumed that the Distribution will occur in the manner set forth in the Form S-1 and that, after the Distribution, ELOY will be accounted for as an entity independent of New TSC. With your consent, we have also assumed that (i) there has been no material adverse change in the business, operations, condition (financial and otherwise) or prospects of the Company or ELOY since the date of the most recent financial information regarding the Company and ELOY, as applicable, provided to us by the Company and (ii) that the capitalization of, and the amounts and sources of financing for, New TSC and ELOY following the Distribution will be as set forth in the Management Forecasts.



     We are not expressing any view as to the actual value of New TSC Common Stock following the Distribution or of ELOY Common Stock when issued to the Stockholders pursuant to the Distribution or the prices at which New TSC Common Stock and ELOY Common Stock will trade subsequent to the Distribution. The actual values of and prices at which New TSC Common Stock and ELOY Common Stock will trade following the Distribution will depend on a variety of factors including, without limitation, prevailing interest rates, dividend rates, market conditions, general economic conditions and other factors which generally influence the prices of securities. This letter does not address whether the aggregate market value of the outstanding shares of New TSC Common Stock and ELOY Common Stock following the Distribution will exceed the aggregate market value of the outstanding shares of Company Common Stock at any time prior to the Distribution or the aggregate market value of the outstanding shares of Company Common Stock in the absence of the Distribution. The ELOY Common Stock and the New TSC Common Stock may, after the Distribution, initially trade at prices below those at which they would trade on a fully distributed basis.



     As we have previously advised you, we are generally of the view that a tax-free pro rata distribution of a subsidiary's common stock to the holders of the common stock of the subsidiary's parent is inherently fair because the holders of the parent company's common stock merely receive what they already own in a different form. With your consent, we have evaluated the fairness of the Distribution to the Stockholders solely using this criteria and we have assumed that the Distribution will not result in the loss of any synergies by, or the creation of any additional financial burdens on, New TSC or ELOY other than as reflected in the Management Forecasts referred to above.

[CSFS LETTERHEAD]


     We have acted as financial advisor to the Company in connection with the Distribution and will receive a fee for our services which is contingent upon the consummation of the Distribution. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of the Company for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.



     It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Distribution, does not constitute a recommendation to any stockholder of the Company as to whether such stockholder should buy, sell or continue to hold Company Common Stock or, following the Distribution, New TSC Common Stock or ELOY Common Stock and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent, except that, provided we are given a reasonable opportunity to review any amendment to the Form S-1 after the date hereof before any submission or distribution thereof, and this letter may be attached in its entirety as an exhibit to the Form S-1 relating to the Distribution.



     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, (i) the Distribution is fair to the Stockholders from a financial point of view and (ii) the Distribution should not materially and adversely affect the ability of New TSC and ELOY to meet their respective projected operating and capital expenditures immediately following the Distribution through December 31, 2000 as set forth in the Management Forecasts.



                                      Very truly yours,



                                      CREDIT SUISSE FIRST BOSTON CORPORATION



                                      By:         /s/ JOE JOSEPHSON

                                         ---------------------------------------

                                                      Joe Josephson


                                                    Managing Director

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the costs and expenses payable by the Registrant in connection with the securities being registered.



SEC Registration Fee........................................  $  *
Nasdaq National Market Listing Fee..........................     *
Printing Costs..............................................     *
Legal Fees and Expenses.....................................     *
Accounting Fees and Expenses................................     *
Blue Sky Fees and Expenses..................................     *
Transfer Agent and Registrar Fees...........................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................     *
                                                              =======


---------------


* Technology Solutions Company is paying the costs and expenses of the Registrant in connection with the securities being offered. The Registrant is not paying any of these costs and expenses.


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     The company's bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of the board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the Certificate of Incorporation, bylaws, agreements, vote of stockholders or disinterested directors or otherwise. The bylaws also permit the company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

     In accordance with Section 102(b)(7) of the DGCL, the company's amended Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to the company or its stockholders, (ii) acts of omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

     The company has directors' and officers' liability insurance which provides, subject to certain policy limits, deductible amounts and exclusions, coverage for all persons who have been, are or may in the future be, directors or officers of the company, against amounts which such persons may pay resulting from claims against them by reason of their being such directors or officers during the policy period for certain breaches of duty, omissions or other acts done or wrongfully attempted or alleged. Such policies provide coverage to certain situations where the company cannot directly provide indemnification under the DGCL.


     In addition, we intend to enter into an indemnification agreement with each of our directors, a form of which has been filed with this registration statement. This agreement provides each director with, among other things, specific contractural rights to the maximum identification permitted by the DGCL.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     We have entered into a common stock purchase and sale agreement with Sutter Hill Ventures and Technology Crossover Ventures. On June 22, 1999, the investors agreed to purchase an aggregate of 2,400,000 shares of our common stock at $3.50 per share. The agreement with the investors provides that the proposed purchase of our common stock is subject to the receipt of a private letter ruling from the IRS to the effect that the spin-off will be tax-free to TSC and its stockholders for United States federal income tax purposes and certain other customary conditions. The purchase and sale of common stock to those investors was exempt from registration under Section 4(2) of the Securities Act because the transactions did not involve a public offering.

     In December 1999, we issued to TSC an aggregate of 41,400,000 shares of our common stock for an aggregate consideration of $414,000. The purchase and sale of our common stock to TSC was exempt from registration under Section 4(2) of the Securities Act because the transaction did not involve a public offering.

ITEM 16. EXHIBITS.


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
    2.1+      Form of Reorganization Agreement between TSC and eLoyalty
    3.1       Certificate of Incorporation of eLoyalty, as amended
    3.2+      Bylaws of eLoyalty
    4.1+      Form of Rights Agreement between eLoyalty and ChaseMellon
              Shareholder Services, L.L.C. as Rights Agent
    5         Opinion of Counsel
   10.1+      1999 Stock Incentive Plan and Amendment Number One
   10.2+      1999 Employee Stock Purchase Plan
   10.3+      Common Stock Purchase and Sale Agreement dated August 13,
              1999 among TSC, eLoyalty, Sutter Hill Ventures, TCV III
              (GP), TCV III, L.P., TCV III (Q), L.P. and TCV III Strategic
              Partners, L.P.
   10.4+      Registration Rights Agreement dated August 13, 1999 among
              TSC, Sutter Hill Ventures, TCV III (GP), TCV III, L.P., TCV
              III (Q), L.P. and TCV III Strategic Partners, L.P.
   10.5+      Form of Shared Services Agreement between TSC and eLoyalty
   10.6+      Form of Tax Sharing and Disaffiliation Agreement between TSC and eLoyalty

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   10.7+      Form of TSC (Licensor) Intellectual Property License
              Agreement
   10.8+      Form of eLoyalty (Licensor) Intellectual Property License
              Agreement
   10.9       Employment Agreement of Kelly D. Conway
   10.10      Employment Agreement of Timothy J. Cunningham
   10.11      Employment Agreement of Craig Lashmet
   10.12+     Kelly D. Conway Promissory Note dated November 12, 1998
   10.13      Office Lease -- Two Conway Park made as of December 6, 1999 by and between Riggs & Company as Landlord and eLoyalty as
              Tenant
   10.14      eLoyalty Corporation Executive Deferred Compensation Plan
              dated January 1, 2000
   10.15      Form of Indemnification Agreement between eLoyalty and each director of eLoyalty
   21+        Subsidiaries of eLoyalty
   23.1       Consent of PricewaterhouseCoopers LLP, Chicago, Illinois,
              Independent Accountants
   23.2       Consent of PricewaterhouseCoopers LLP, Boston Massachusetts,
              Independent Accountants
   23.2       Consent of Counsel (included in Exhibit 5)
   24.1       Power of Attorney from John T. Kohler, Director
   24.2       Power of Attorney from Michael J. Murray, Director
   24.3       Power of Attorney from John R. Purcell, Director
   24.4       Power of Attorney from Michael R. Zucchini, Director
   27+        Financial Data Schedule


---------------


+ Previously filed.


ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 31, 2000.


                                            ELOYALTY CORPORATION

                                            By:     /s/ KELLY D. CONWAY
                                              ----------------------------------
                                                       Kelly D. Conway
                                                President and Chief Executive
                                                            Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                   TITLE(S)                   DATE
                      ---------                                   --------                   ----

                 /s/ KELLY D. CONWAY                   Director, President and Chief   January 31, 2000
-----------------------------------------------------    Executive Officer (principal
                   Kelly D. Conway                       executive officer)

              /s/ TIMOTHY J. CUNNINGHAM                Chief Financial Officer         January 31, 2000
-----------------------------------------------------    (principal financial officer
                Timothy J. Cunningham                    and principal accounting
                                                         officer)

                 /s/ JOHN T. KOHLER                    Director, Interim Chairman of   January 31, 2000
-----------------------------------------------------    the Board of Directors
                   John T. Kohler

                /s/ MICHAEL J. MURRAY                  Director                        January 31, 2000
-----------------------------------------------------
                  Michael J. Murray

                 /s/ JOHN R. PURCELL                   Director                        January 31, 2000
-----------------------------------------------------
                   John R. Purcell

               /s/ MICHAEL R. ZUCCHINI                 Director                        January 31, 2000
-----------------------------------------------------
                 Michael R. Zucchini